Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

EQUITY PURCHASE AGREEMENT

by and between

ATLAS RECEIPTCO HOLDINGS LLC,

as Seller,

and

Domtar Paper Company, LLC,

as Buyer

Dated as of November 1, 2024

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(continued)

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(continued)

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APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES

Appendix A Accounting Principles

Appendix B Seller’s Tax Returns

Appendix C Allocation Methodology

EXHIBITS

Exhibit A US Contribution Agreement

Exhibit B Iconex Holdco Contribution Agreement

Exhibit C Canada Contribution Agreement

Exhibit D Transition Services Agreement

Exhibit E US Employee Transition Agreement

Exhibit F License Agreement

Exhibit G Mutual Non-Competition, Non-Solicitation and Non-Disclosure Agreement

Exhibit H-1 Morristown Assignment Agreement

Exhibit H-2 Morristown Side Letter

Exhibit I Intentionally Omitted

Exhibit J Assignment and Assumption Agreement

Exhibit K Escrow Agreement

Exhibit L Canada Asset Purchase Agreement

DISCLOSURE SCHEDULES

Buyer Disclosure Schedules

Seller Disclosure Schedules

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT is dated and made effective as of November 1, 2024 (the “Effective Date”), by and between ATLAS RECEIPTCO HOLDINGS LLC, a Delaware limited liability company (“Seller”), and Domtar Paper Company, LLC, a Delaware limited liability company (“Buyer”). Each of Seller and Buyer may be referred to herein individually as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Iconex LLC, a Delaware limited liability company (“Iconex”), and its Subsidiaries, underwent an internal reorganization on August 23, 2024 (the “Reorganization”), whereby, its Labels Business was separated from the Business;

WHEREAS, prior to the Labels Sale (as defined below), Iconex was a wholly-owned Subsidiary of Seller;

WHEREAS, in order to effectuate the Reorganization, (i) Iconex entered into that certain Asset Contribution Agreement, dated as of August 23, 2024, a copy of which is attached hereto as Exhibit A (the “US Contribution Agreement”), with its then wholly-owned subsidiary, New Receiptco Opco LLC, a Delaware limited liability company (the “Company”), pursuant to which it contributed all of its assets (such transaction, the “US Contribution”) exclusively used, exclusively held for use or acquired or developed for exclusive use in the Business to the Company and the Company assumed all of the Liabilities exclusively related to or primarily related to the Business, as more fully described in the US Contribution Agreement; (ii) Iconex entered into that certain Contribution Agreement, dated as of August 23, 2024, a copy of which is attached hereto as Exhibit B (the “Iconex Holdco Contribution Agreement”), with the Company pursuant to which Iconex contributed all of the issued and outstanding Equity Interests of Iconex Holdco, Inc., a Delaware corporation, to Company (the “Iconex Holdco Contribution”), as more fully described in the Iconex Holdco Contribution Agreement; and (iii) Iconex (Canada) Ltd., a corporation incorporated under the Laws of British Columbia (“Iconex Canada”), entered into a contribution agreement, dated as of August 23, 2024, a copy of which is attached hereto as Exhibit C (the “Canada Contribution Agreement” and together with the US Contribution Agreement, the Iconex Holdco Contribution Agreement and the Canada Contribution Agreement, the “Contribution Agreements”), with Iconex Labels (Canada) ULC, an unlimited liability company formed under the Laws of British Columbia (“Labels Canada”), pursuant to which Iconex Canada contributed all of its assets other than those assets exclusively used, exclusively held for use or acquired or developed for exclusive use in the Business to Labels Canada and Labels Canada assumed all of the Liabilities not primarily related to the Business (the “Canada Contribution” and together with the Iconex Holdco Contribution and the US Contribution, collectively, the “Contributions”), as more fully described in the Canada Contribution Agreement;

WHEREAS, following the Contributions, the equity of Company was distributed by Iconex to Iconex’s parent, Seller;

WHEREAS, following the consummation of the Reorganization, the Company became a wholly-owned subsidiary of Seller and is, along with the other Group Companies, engaged in the Business;

WHEREAS, following the consummation of the Reorganization, Seller, along with Iconex Canada and Atlas Receiptco Holdings (International) Ltd. (“International Seller”), sold the Labels Business and the International Business (the “Labels Sale”), pursuant to the terms and subject to the conditions of that certain Equity Purchase Agreement, dated as of June 20, 2024 (as amended by that certain First Amendment to Equity Purchase Agreement, dated August 22, 2024, the “Labels Purchase Agreement”), with Skyfall Buyer, LLC, a Delaware limited liability company (“Labels Buyer”);

WHEREAS, in connection with the Reorganization and the Labels Sale, the Company entered into (i) the Transition Services Agreement, (ii) the US Employee Transition Agreement, (iii) the License Agreement, (iv) the Mutual Non-Competition, Non-Solicitation and Non-Disclosure Agreement, and (v) the Morristown Assignment Agreement and Morristown Side Letter (such agreements, together with the Contribution Agreements, the “Carve-Out Agreements”) in order to facilitate the operation of the Business immediately following the Reorganization and the Labels Sale;

WHEREAS, Seller currently owns all of the issued and outstanding Equity Interests of the Company (the “Acquired Interests”);

WHEREAS, on October 31, 2024, the Company and its Subsidiaries (i) undertook certain intercompany transactions in order to extinguish all material intercompany receivables and (ii) distributed the Equity Interests of Iconex Canada to Seller and as a result thereof, Iconex Canada ceased to be a Subsidiary of the Company (the “Receipts Reorganization”), pursuant to that certain (1) partial repayment agreement by and between Iconex Canada and Iconex Holdco Inc. (“Iconex Holdco”), dated October 31, 2024, (2) Distribution Agreement, dated October 31, 2024, by and among Iconex Holdco, Company, and Seller, (3) Distribution Agreement, dated October 31, 2024, by and among Iconex Holdco, Company and Seller, (4) Redemption Agreement, dated October 31, 2024, by and between Iconex Holdco and Company, (5) Distribution Agreement, dated October 31, 2024, by and between Company and Seller (the “Receipts Reorganization Documents”);

WHEREAS, following the Receipts Reorganization and simultaneously with the Closing, Buyer’s Affiliate, Domtar Inc., a corporation incorporated under the Laws of British Columbia, Canada (“Canada Buyer”), will purchase substantially all of the assets owned or operated by Iconex Canada and assume substantially all of the liabilities related thereto, pursuant to the terms of the Canada Asset Purchase Agreement (the “Canada Asset Sale”); and

WHEREAS, at the Closing and following the Receipts Reorganization, Seller desires to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires to purchase, accept and assume from Seller the Acquired Interests, on the terms and subject to the conditions set forth in this Agreement (the “Equity Purchase”).

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below), intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Accounting Principles” has the meaning set forth in Appendix A.

“Accrued Bonuses” means the bonuses payable to current or former employees and/or management of any Group Company (or current or former US Receiptco Employees on behalf of the Group Companies pursuant to the US Employee Transition Agreement), as determined in accordance with the Accounting Principles (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts). Notwithstanding the forgoing, no Change of Control Payment shall be deemed an Accrued Bonus.

“Accrued Intercompany Payables and Receivables” has the meaning set forth in Section 4.27.

“Accrued Taxes” means an amount (which shall not be less than zero in any applicable jurisdiction) equal to, without duplication for amounts already taken into account hereunder as a direct or indirect component of Estimated Purchase Price, (i) the aggregate unpaid Taxes of any Group Company attributable to any Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period that ends on and includes the Closing Date) for which a Tax Return has not yet been filed; (ii) any and all Liability of any the Group Company for Taxes of any member of an affiliated group (as defined in Section 1504 of the Code or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Laws) of which the Group Company (or any predecessor of the Group Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign law or regulation), (iii) any and all Liability of any Group Company for Taxes of any Person imposed on such Group Company as a transferee or successor, by Contract (including the US Contribution Agreement or the Carve-Out Agreements) or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided that the calculation of Accrued Taxes shall (a) be determined in accordance with Section 6.9(a) in the case of any Straddle Period, (b) be calculated, to the extent allowed by applicable Law, in accordance with the past practice of the Group Companies (including the Iconex Companies) in preparing Tax Returns for the relevant entities with respect to applicable jurisdictions and types of Taxes, (c) exclude any Taxes attributable to transactions not contemplated by this Agreement occurring on the Closing Date after the Closing that are outside of the Ordinary Course of Business, (d) exclude any accrual, provision or reserve for any uncertain Tax position that are properly accrued or reserved on the financial statements or other formal books and record of the Group Companies, (e) not take into account any credit or refund to be received or applied against Taxes otherwise payable after the Closing, except for any overpayment or payment of estimated Taxes made prior to the Closing by a Group Company (or the Iconex Companies with respect to the Business on behalf of the Group Companies) with respect to a Pre-Closing Tax Period, and (f) take into account all Transaction Tax Deductions. For the avoidance of doubt, Accrued Taxes shall exclude any Income Taxes that are to be reported on the Tax Returns of Seller by virtue of the treatment of the applicable Group Company as a flow-through entity for Income Tax purposes. Notwithstanding anything in this Agreement (including the Accounting Principles) to the contrary, Accrued Taxes may be calculated in reference to information available to Buyer or Seller within ninety (90) days after the Closing.

“Acquired Interests” has the meaning set forth in the recitals to this Agreement.

“Action” means any action, suit, demand, complaint, litigation, proceeding, hearing, arbitration, mediation, investigation, inquiry, examination, charge, audit or other legal claim (whether based in contract, tort or otherwise, whether civil, criminal, administrative, tax, judicial or investigative, whether public or private, and whether brought at law or in equity) whether or not commenced, brought, conducted, tried or heard by or before any Government Entity or arbitrator.

“Adjustment Escrow Account” means the account established and maintained by the Escrow Agent pursuant to the Escrow Agreement for purposes of holding the Adjustment Escrow Funds.

“Adjustment Escrow Amount” means $3,000,000.

“Adjustment Escrow Funds” means the Adjustment Escrow Amount plus any investment proceeds thereon.

“Adjustment Review Period” has the meaning set forth in Section 2.3(c).

“Adjustment Time” means 11:59 p.m. Eastern time, on the date immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person (which, in the case of a limited partnership, means such power and authority with respect to the general partner thereof), whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Allocation” has the meaning set forth in Section 6.9(h).

“Agreement” means this Equity Purchase Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation Methodology” has the meaning set forth in Section 6.9(h).

“Anti-Corruption Laws” means all applicable Laws related to (a) cartel activity with respect to pricing or competition, (b) corruption (public or commercial), (c) kickbacks, (d) money laundering, (e) prevention of bribery or (f) similar unlawful or unethical conduct, including the U.S. Foreign Corrupt Practices Act (FCPA) as amended, the U.K. Bribery Act, and all similar Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Assignment and Assumption Agreement” means the assignment and assumption agreements executed by Seller and Buyer at the Closing, attached hereto as Exhibit J.

“Assumed Liabilities” has the meaning set forth in the US Contribution Agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

“Base Price” means $210,000,000.

“Benefit Plan” means any employee benefit or similar plan, including any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), qualified or nonqualified, funded or unfunded, and any employment, salary continuation, severance, retention, compensation, change in control, incentive, savings, stock bonus, deferred compensation, profit sharing, pension, retirement, supplemental retirement, welfare, tuition reimbursement, stock purchase, equity, equity-based incentive, phantom equity, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, disability, sick pay, individual consulting, vacation, paid time off, fringe benefit, or other similar compensation or benefit plan, fund, policy and program, whether or not reduced in writing.

“Books and Records” means all records, documents, share certificates and/or titles, public deeds, corporate books, lists and files of the Group Companies, their assets and properties, and their business, including executed originals (or copies of executed originals when executed originals are not available) of all Tax Returns, Contracts, purchase orders, sales orders, price lists, lists of accounts, customers, suppliers, employees, contractors, consultants and other personnel, all product, business and marketing plans, sales and product brochures, and catalogs and other sales literature and materials, historical sales data and all books, ledgers, files, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), minute books, deeds, title policies, computer files, programs and retrieved programs, environmental and health & safety audits, environmental studies and plans and business records, in each case, whether in hard copy, electronic form or otherwise.

“Business” means the business of (a) printing, manufacturing and distributing point of sale receipt roll products (the “Primary Business”) and (b) distribution and sale of thermal transfer ribbons, cleaning cartridges and other products ancillary to the Primary Business (the “Value Adjacent Items”), in each case of (a) and (b), located in North America.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by Law to be closed for business.

“Business Employee” means (a) any current or former employee of any Group Company, and (b) any current or former US Receiptco Employee.

“Business Financial Statements” has the meaning set forth in Section 4.4.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Approvals” has the meaning set forth in Section 5.3.

“Buyer Benefit Plans” has the meaning set forth in Section 6.8(a).

“Buyer Disclosure Schedules” means the disclosure schedules delivered to Seller by Buyer prior to or simultaneously with the execution and delivery of this Agreement by Seller.

“Buyer Indemnified Parties” means Buyer and its Affiliates and their respective Representatives, heirs, successors and permitted assigns, each in their capacity as such.

“Buyer Released Person” has the meaning set forth in Section 9.3(a).

“Buyer Releasing Person” has the meaning set forth in Section 9.3(a).

“Canada APA Final Purchase Price Adjustment” means the “Final Purchase Price Adjustment” as defined in the Canada Asset Purchase Agreement.

“Canada APA Final Statement” means the “Final Statement” as defined in the Canada Asset Purchase Agreement.

“Canada Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated November 1, 2024, by and between Iconex Canada and Canada Buyer, the form of which is attached hereto as Exhibit L.

“Canada Buyer” has the meaning set forth in the recitals to this Agreement.

“Canada Contribution” has the meaning set forth in the recitals to this Agreement.

“Canada Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Canada Purchase Price” means the “Purchase Price” as defined in the Canada Asset Purchase Agreement.

“CARES Act” means the Coronavirus-Aid, Relief, and Economic Security Act (Pub. L. 116-36), as amended.

“Carve-Out Agreements” has the meaning set forth in the recitals to this Agreement.

“Carve-Out Transactions” means the transactions contemplated by the Carve-Out Agreements.

“Cash” means, with respect to any Person, as of any specified time, cash and cash equivalents, including (a) marketable securities and (b) short-term investments, in each case as determined in accordance with the Accounting Principles; provided, however, that Cash shall be reduced by Restricted Cash.

“CBA” means that certain Collective Bargaining Agreement dated as of September 16, 2023, by and between Iconex and Local Lodge 778 affiliated with the International Association of Machinists and Aerospace Workers, AFL-CIO (“Local 778”), together with any and all memorandum of understanding or side letters, or related or other agreements with Local 778.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change of Control Payment” means, without duplication, any bonus, severance benefits, change-of-control benefits, retention benefits or other payments or benefits owed (a) under any Benefit Plan that is payable by any Group Company to (or payable by any Iconex Company on behalf of any Group Company with respect to) any present or former employee, officer, manager, director or individual independent contractor or consultant of such Group Company (or such Iconex Company on behalf of any Group Company) (including any sole proprietorship or affiliated company of such individual independent contractor or consultant) pursuant to any Benefit Plan or other Contract, and including any employer portion of payroll, employment or similar Taxes related to such amounts, payable by any Group Company (or payable by any Iconex Company on behalf of any Group Company pursuant to the terms of the US Employee Transition Agreement) or (b) to Ira Genser, Craig Gunckel, Brian Burns or other individual independent contractor or consultant of Seller or any of Seller’s Affiliates (including any sole proprietorship or affiliated company of such individual independent contractor or consultant), in each case which is triggered by the execution and delivery of this Agreement, the consummation of the Transactions or the Carve-Out Transactions whether solely or in connection with any other event (but excluding any amounts owing solely in respect of agreements or arrangements entered into after the Closing, or to the extent due to any actions or decisions made by any Group Company after the Closing or by Buyer), whether owed to such present or former employee, officer, manager, director or individual independent contractor or consultant of any Group Company (or any Iconex Company on behalf of any Group Company) by either (1) any Group Company (or any Iconex Company on behalf of any Group Company pursuant to the terms of the US Employee Transition Agreement) or (2) Seller or its Affiliates.

“Closing” means the closing of the Transactions.

“Closing Canada Purchase Price” means the “Closing Purchase Price” as defined in the Canada Asset Purchase Agreement.

“Closing Company Cash” has the meaning set forth in Section 2.3(a).

“Closing Company Indebtedness” has the meaning set forth in Section 2.3(a).

“Closing Company Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Closing Date” the meaning set forth in Section 2.4.

“Closing Purchase Price” means the Base Price, minus (a) the Closing Company Indebtedness, minus (b) the Closing Company Transaction Expenses, plus (c) the Closing Company Cash, plus (d) the Closing Working Capital Adjustment Amount minus (e) the Closing Canada Purchase Price.

“Closing Statement” has the meaning set forth in Section 2.3(a).

“Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Closing Working Capital Adjustment Amount” means (a) if the Closing Working Capital is greater than the Target Working Capital, then the amount by which the Closing Working Capital exceeds the Target Working Capital, which amount shall be expressed as a positive number, (b) if the Closing Working Capital is less than the Target Working Capital, then the amount by which the Target Working Capital exceeds the Closing Working Capital, which amount shall be expressed as a negative number or (c) if the Closing Working Capital is equal to the Target Working Capital, then an amount equal to zero dollars ($0).

“COBRA” has the meaning set forth in Section 4.13(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” have the meaning set forth in the recitals to this Agreement.

“Company Approvals” has the meaning set forth in Section 4.3.

“Company Benefit Plan” means a Benefit Plan (a) that is (or has been) sponsored or maintained by any Group Company, or with respect to which any Group Company makes (or has made) or is required (or has been required) to make contributions, for the benefit of any current or former employee, officer, manager, director, retiree, individual independent contractor or consultant of any Group Company, or any spouse or dependent of such individual, and (b) with respect to which any Group Company has any Liability (whether contingent or otherwise). For the avoidance of doubt, “Company Benefit Plan” shall include any employment agreement to be assigned to the Company pursuant to the US Employee Transition Agreement or the US Contribution Agreement.

“Company Cash” means the aggregate Cash of the Group Companies, minus the Excluded Canada Cash, as of the Adjustment Time.

“Company Indebtedness” means the Indebtedness of the Group Companies, minus the Excluded Canada Indebtedness, as of immediately prior to the Closing.

“Company IP Rights” means all Scheduled IP Rights and all other Intellectual Property Rights owned or purported to be owned by the Group Companies.

“Company Transaction Expenses” means, without duplication and to the extent unpaid immediately prior to Closing, (a) all of the fees, costs and expenses incurred or payable by or on behalf of any of the Group Companies to outside legal counsel, accountants, advisors, brokers and other third parties in connection with the Transactions or the Carve-Out Transactions, (b) any Change of Control Payments, (c) the premium, underwriting fees and brokerage fees and taxes payable for the D&O Tail Policy, and (d) 50% of any fee, cost or expense due to the Escrow Agent.

“Confidential Information” has the meaning set forth in Section 6.14(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 26, 2024, by and between the Company, as successor-by-assignment to Iconex, and Domtar Corporation, as assigned pursuant to that certain Assignment and Assumption Agreement, dated as of August 23, 2024, by and between Iconex and the Company.

“Consultation Period” has the meaning set forth in Section 2.3(f).

“Continuing Employee” has the meaning set forth in Section 6.8.

“Contract” means any legally binding agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, security agreement, indenture, purchase order, settlement, license or other legally binding agreement, in each case whether in writing or not.

“Contributed Assets” has the meaning set forth in the US Contribution Agreement; provided, however, that any Restricted Asset shall be deemed a Contributed Asset for purposes of this Agreement.

“Contributed Contract” has the meaning set forth in the US Contribution Agreement; provided, however, that any Restricted Contract shall be deemed a Contributed Contract for purposes of this Agreement.

“Contribution Agreements” has the meaning set forth in the recitals to this Agreement.

“Contributions” has the meaning set forth in the recitals to this Agreement.

“Current Assets” means the “current assets” of the Group Companies, as determined in accordance with the Accounting Principles.

“Current Liabilities” means the “current liabilities” of the Group Companies, as determined in accordance with the Accounting Principles.

“Data Room” means the virtual data room “Jaws” hosted by Datasite in connection with the Transaction.

“Data Security Requirements” means, insofar as related to the conduct of the Business with respect to any privacy, security or security breach notification requirements, or matters relating to data privacy, protection or security: (a) all applicable Laws and any related security breach notification requirements; (b) the Group Companies’ rules, policies and procedures; and (c) industry standards for the industries in which the Group Companies operate that apply to the activities of the Group Companies (or the Iconex Companies in respect of the Business).

“Deficit Amount” has the meaning set forth in Section 2.3(j).

“Designated Person” has the meaning set forth in Section 10.15.

“Disclosure Schedules” has the meaning set forth in Section 10.9.

“DOL” has the meaning set forth in Section 4.13(a).

“D&O Indemnified Parties” has the meaning set forth in Section 6.6(a).

“D&O Tail Policy” has the meaning set forth in Section 6.6(a).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Electronic Delivery” has the meaning set forth in Section 10.12.

“Employee Transition Period End Date” has the meaning set forth in the US Employee Transition Agreement.

“Employment Commencement Date” has the meaning set forth in Section 6.8(a).

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage, deed of trust, easement, adverse claim, option, right of first refusal, right of first offer, preemptive right or restriction on transfer.

“Environmental Law” means any Law or Order concerning the protection of the environment or human health or safety (including air, surface water, groundwater, drinking water supplies, surface or subsurface strata, and vapor) or the presence of, exposure to, use, storage, recycling, treatment, generation, transportation, processing, production, handling, labeling, management, Release or threatened Release, emission, discharge, or disposal of any Hazardous Material, or pollution, contamination or Remedial Action.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“Equity Interest(s)” means, with respect to any Person, (a) any capital stock, shares, partnership, limited liability company or membership interest, unit of participation, equity quotas or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, Losses or gains of such Person (including stock appreciation, restricted stock unit, phantom stock, profit participation or other similar rights).

“Equity Purchase” has the meaning set forth in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, at any time in question, all employers, trades, or businesses (whether or not incorporated) that would be treated together with any Group Company or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement executed by Buyer, Seller and the Escrow Agent at the Closing, attached hereto as Exhibit K.

“Estimated Canada Purchase Price” means the “Estimated Purchase Price” as defined in the Canada Asset Purchase Agreement.

“Estimated Company Cash” has the meaning set forth in Section 2.2(a).

“Estimated Company Indebtedness” has the meaning set forth in Section 2.2(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.2(a).

“Estimated Purchase Price” means the Base Price, minus (a) the Estimated Company Indebtedness, minus (b) the Estimated Company Transaction Expenses, plus (c) the Estimated Company Cash, plus (d) the Estimated Working Capital Adjustment Amount minus (e) the Estimated Canada Purchase Price.

“Estimated Working Capital” has the meaning set forth in Section 2.2(a).

“Estimated Working Capital Adjustment Amount” means (a) if the Estimated Working Capital is greater than the Target Working Capital, then the amount by which the Estimated Working Capital exceeds the Target Working Capital, which amount shall be expressed as a positive number, (b) if the Estimated Working Capital is less than the Target Working Capital, then the amount by which the Target Working Capital exceeds the Estimated Working Capital, which amount shall be expressed as a negative number or (c) if the Estimated Working Capital is equal to the Target Working Capital, then an amount equal to zero dollars ($0).

“Estimated Statement” has the meaning set forth in Section 2.2(a).

“Excluded Canada Cash” means the “Excluded Cash” as defined in the Canada Asset Purchase Agreement.

“Excluded Canada Indebtedness” means the “Excluded Indebtedness” as defined in the Canada Asset Purchase Agreement.

“Final Canada Purchase Price” means the “Final Purchase Price” as defined in the Canada Asset Purchase Agreement.

“Final Company Cash” has the meaning set forth in Section 2.3(g).

“Final Company Indebtedness” has the meaning set forth in Section 2.3(g).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.3(g).

“Final Purchase Price” means the Base Price, minus (a) the Final Company Indebtedness, minus (b) the Final Company Transaction Expenses, plus (c) the Final Company Cash, plus (d) the Final Working Capital Adjustment Amount minus (e) the Final Canada Purchase Price.

“Final Purchase Price Adjustment” means (a) if the Final Purchase Price is greater than the Estimated Purchase Price, then the amount by which the Final Purchase Price exceeds the Estimated Purchase Price which amount shall be expressed as a positive number, (b) if the Final Purchase Price is less than the Estimated Purchase Price then the amount by which the Estimated Purchase Price exceeds the Final Purchase Price, which amount shall be expressed as a negative number, or (c) if the Final Purchase Price is equal to the Estimated Purchase Price, then an amount equal to zero dollars ($0).

“Final Statement” has the meaning set forth in Section 2.3(g).

“Final Working Capital” has the meaning set forth in Section 2.3(g).

“Final Working Capital Adjustment Amount” means (a) if the Final Working Capital is greater than the Target Working Capital, then the amount by which the Final Working Capital exceeds the Target Working Capital which amount shall be expressed as a positive number, (b) if the Final Working Capital is less than the Target Working Capital then the amount by which the Target Working Capital exceeds the Final Working Capital, which amount shall be expressed as a negative number, or (c) if the Final Working Capital is equal to the Estimated Working Capital, then an amount equal to zero dollars ($0).

“Finance Lease Obligations” means, with respect to any Person, for any applicable period, any lease obligations that are classified and accounted for, as a finance lease in accordance with the Accounting Principles.

“Financial Records” has the meaning set forth in Section 2.3(c).

“Former Iconex Receipts Employee” means any former employee of any Iconex Company for which any Group Company assumed liabilities pursuant to Section 2.3 of the US Contribution Agreement.

“Fraud” means knowing and intentional common law fraud under Delaware law of Seller with respect to the representations and warranties contained in Article III or Article IV (or of Buyer with respect to the representations and warranties contained in Article V) of this Agreement; provided, however, that at the time such representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) such party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy or breach of such representation, (c) such Party had the specific intent to deceive another Party, and (d) the other party acted in reliance on such inaccurate representation and suffered losses as a result of such material inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any tort (including a claim for fraud) based on negligence, negligent omission, negligent misrepresentation, or reckless indifference.

“Funded Indebtedness” means any Indebtedness of the Group Companies of the type contemplated by clauses (a) and (b) of the definition of Indebtedness.

“Funds Flow” means a spreadsheet which shall set forth wire transfer instructions (or other payment directions) for all Persons to be paid under Section 2.2(b) and Section 2.2(c), together with the amount payable to each Person and a contact name, phone number and email address for confirmation of same.

“GAAP” means United States generally accepted accounting principles.

“Government Entity” means any federal, state, provincial, local or foreign court, tribunal, administrative body or other governmental or quasi-governmental entity or political subdivision thereof, including any head of a government department, body or agency.

“Group Companies” means, collectively, the Company and each of its Subsidiaries, which unless otherwise explicitly set forth in this Agreement shall include Iconex Canada, notwithstanding the Canada Asset Sale and Receipts Reorganization.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person, and (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to assume any obligation owed by such obligor, (iii) to purchase, license or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor or (v) to secure or guarantee the obligations of any other Person.

“Hazardous Materials” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive, deleterious, dangerous, or toxic or a pollutant or a contaminant or a source of a contaminant under any Environmental Law, including petroleum and all derivatives thereof, and polychlorinated biphenyls, per- and polyfluoroalkyl substances and any other material or substance or waste as to which Liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, together with all rules and regulations promulgated thereunder.

“Iconex” has the meaning set forth in the recitals to this Agreement.

“Iconex Benefit Plan” means any Benefit Plan (i) that is sponsored, maintained or contributed to by any Iconex Company in which a US Receiptco Employee participates pursuant to the US Employee Transition Agreement or (ii) that is (or has been) sponsored, maintained or contributed to by any Iconex Company in which any Business Employee, Receipts Service Provider or Former Iconex Receipts Employee (or their spouses or dependents) participates or has participated solely to the extent any Group Company assumed Liability pursuant to Section 2.3 of the US Contribution Agreement.

“Iconex Canada” has the meaning set forth in the recitals to this Agreement.

“Iconex Company” means any of Iconex, any of its Subsidiaries and any of their respective predecessors (including with respect to any period prior to the Reorganization, the Group Companies, any other former Subsidiary of Iconex and any of their respective predecessors).

“Iconex Financial Statements” has the meaning set forth in Section 4.4(b).

“Iconex Holdco Contribution” has the meaning set forth in the recitals to this Agreement.

“Iconex Holdco Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Iconex Mexico” means Interactive Printing Solutions Mexico I S.A. de C.V., a Mexican variable capital business corporation (sociedad anónima de capital variable).

“Inactive Transferring Employee” has the meaning set forth in the US Employee Transition Agreement.

“Income Tax Return” means a Tax Return for Income Taxes.

“Income Taxes” means any Taxes imposed on, or measured by, income, any gross receipts Taxes, and any franchise Taxes imposed in lieu of income Taxes.

“Indebtedness” means, with respect to any Person, as of any specified time, without duplication, any of the following Liabilities (including the outstanding principal amount of, accrued and unpaid interest on and other payment obligations, including any prepayment premiums, make-whole payments, related expenses, commitment or other fees or fines or penalties payable in connection therewith): (a) any Liabilities of such Person for borrowed money, including any Liabilities for installment loans; (b) evidenced by bonds, debentures, notes or similar Contracts; (c) any Liabilities of such Person in respect of letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar credit transactions, in each case, to the extent drawn or called upon, and any such amounts shall be reduced (but not below zero) by any cash collateral securing the same; (d) any Liabilities of such Person for the deferred purchase price of assets, property, securities or services, contingent purchase price obligations or holdback or “earn-out” obligations in connection with any acquisition, whether by merger, stock purchase, asset acquisition or otherwise (including any purchase price adjustment payments) and all obligations of such Person under conditional sale or other title retention agreements; (e) any Liabilities of such Person for Finance Lease Obligations; (f) Accrued Taxes; (g) any Liabilities of such Person for deferred employment, payroll and other similar Tax Liabilities (including any Taxes deferred under the CARES Act in a Pre-Closing Tax Period that will be due and payable after the Closing), (h) any Liabilities of such Person for breakage or termination obligations under all derivatives, swap or exchange, and other hedging agreements (provided, that for the avoidance of doubt, such arrangements that are in a net asset position shall reduce Indebtedness and those that are in a net Liability position shall increase Indebtedness); (i) any Liabilities of such Person created or arising under any conditional purchase or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property); (j) any Liabilities of such Person under securitization or receivables factoring arrangements or transactions; (k) any Taxes related to the Receipts Reorganization, and (l) for the Guarantee of any obligations of any other Person of the type described in the foregoing clauses (a) through (k). Notwithstanding anything to the contrary contained herein, Indebtedness for purposes of calculating the Purchase Price shall not include (x) any amounts to the extent included in the calculation of Working Capital, including without limitation Accrued Bonuses or (y) any amounts to the extent included in Company Transaction Expenses. Notwithstanding anything in this Agreement (including the Accounting Principles) to the contrary, items of Indebtedness described in clauses (f), (g) and (k) may be calculated in reference to information available to Buyer and Seller within ninety (90) days after the Closing.

“Independent Accountant” has the meaning set forth in Section 2.3(g).

“Insolvency Proceeding” means any Action commenced by or against a Person under any provision of any administration, bankruptcy, concurso mercantil, reorganization, moratorium, insolvency or similar Law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors or proceedings seeking reorganization or other similar relief.

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, divisionals, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade names, domain names, trade dress, slogans, logos, designs, corporate names, and any other indicia of source or origin together with all applications, registrations, and renewals in connection therewith, and all goodwill associated with each of the foregoing; (c) copyrights and works of authorship and all applications, registrations and renewals in connection therewith; (d) Software; (e) trade secrets and other confidential information (including inventions, know-how, processes, methods, techniques, source code, drawings, specifications, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information) (collectively, “Trade Secrets”); (f) social media identifiers for third-party social media sites; (g) all other intellectual property or proprietary rights and intellectual property rights of third parties in which it holds any rights or of which it is the successor in title, assignee, licensee or legal beneficiary; and (h) any other registrations and applications for registrations of any of the foregoing.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Interim Business Balance Sheet” has the meaning set forth in Section 4.4(a).

“Interim Business Statements” has the meaning set forth in Section 4.4(a).

“International Business” means (a) the Labels Business outside of North America, and (b) in Europe, the Primary Business and the Value Adjacent Items.

“International Seller” has the meaning set forth in the recitals to this Agreement.

“International Trade Laws” means, without limitation, the U.S. Export Administration Regulations, 15 C.F.R. Parts 730–744; the U.S. International Traffic in Arms Regulations, 22 C.F.R. Parts 120–130; Sanctions Laws; the Tariff Act of 1930, as amended; the customs rules and regulations administered by the CBP; the Uyghur Forced Labor Prevention Act; Pub. L. No. 117-78, 135 Stat. 1525 (2021), and all orders, decrees, executive orders, and regulatory guidance related to the UFLPA; all other child or forced or indentured labor regulations administered by CBP, including 19 C.F.R. §§ 12.42–12.45; all applicable Laws made under any of the foregoing; as well as other applicable economic sanctions or export control, import, customs, or child or forced or indentured labor Laws of applicable jurisdictions, including the United Nationals Security Council, the European Union and its Member States, and the United Kingdom and the United Mexican States, such as Customs Law, Foreign Trade Law, General Import and Export Tax Law, General Foreign Trade Rules issued by the Tax Administration Service, General Rules and Criteria on Foreign Trade issued by the Ministry of Economy, IMMEX Decree; and any other applicable Laws (of any jurisdiction) governing the terms and conduct of international transactions and the making or receiving of international payments, or relating to terrorism financing, money laundering or compliance with unsanctioned foreign boycotts, or relating to export control, import, customs, or child or forced or indentured labor.

“IRS” means the United States Internal Revenue Service, or any successor Government Entity.

“IT Assets” has the meaning set forth in Section 4.18(i).

“Knowledge” or any similar phrase means: (a) with respect to Seller, the knowledge that Craig Gunckel, Ira Genser and Mike Rapier would have after reasonable due inquiry of direct reports responsible for the subject matter of the representations in which the Knowledge qualifier is found, and the reference to such representatives of Seller shall not impose upon such representatives any individual personal Liability; and (b) with respect to Buyer, the knowledge that Rob Melton, Dominik Archer, Michael Cross, and Dan Toy would have after reasonable due inquiry of direct reports responsible for the subject matter of the representations in which the Knowledge qualifier is found, and the reference to such representatives of Buyer shall not impose upon such representatives any individual personal Liability.

“K&S” has the meaning set forth in Section 10.15(a).

“Labels Business” means the business of printing, manufacturing and distributing variable information printed label solutions (including linerless labels and thermal labels), and other products ancillary thereto, to companies across various industries including the food and beverage, retail, grocery, pharmacy, manufacturing, eCommerce and distribution industries.

“Labels Buyer” has the meaning set forth in the recitals to this Agreement.

“Labels Canada” has the meaning set forth in the recitals to this Agreement.

“Labels Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Labels Sale” has the meaning set forth in the recitals to this Agreement.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Leased Real Property” has the meaning set forth in Section 4.11(b).

“Leave Employee Employment Date” has the meaning set forth in the US Employee Transition Agreement.

“Liabilities” of any Person means, as of any given time, any and all liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“License Agreement” means that certain Intellectual Property License Agreement dated as of August 23, 2024, by and between Company and Iconex, a copy of which is attached hereto as Exhibit F, pursuant to which Iconex licensed to Company certain Intellectual Property Rights upon the terms specified therein.

“Licensed Intellectual Property” has the meaning set forth in Section 4.18(d).

“Losses” means any and all losses, Liabilities, Taxes, claims, obligations, judgments, fines, settlement payments, costs of collection, awards or damages of any kind suffered or incurred by a Person (together with all reasonably incurred costs and expenses, costs of investigation, defense and appeal and in each case including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a first-party or third-party claim.

“Major Customers” has the meaning set forth in Section 4.21(a).

“Major Suppliers” has the meaning set forth in Section 4.21(b).

“Material Adverse Effect” means, any change, event, development, state of facts, effect or condition that, individually or in the aggregate with all other changes, events, developments, states of facts, effects or conditions, has resulted in, or would reasonably be expected to result in, a material adverse effect on (x) the business, value, operations, properties, assets or Liabilities of any Group Company or the Business, in either case, taken as a whole, or (ii) the ability of any Party to timely consummate the Transactions; provided, however, that in no event shall any of the following, either alone or in combination with any other item in the following list, be deemed to constitute a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred, with respect to the foregoing clause (x):

(a) any change or prospective change in Law or GAAP or interpretations or the enforcement thereof applicable to the Group Companies;

(b) any change in U.S. economic, political or business conditions or financial, credit, debt or securities market conditions generally, including changes in interest rates, exchange rates, commodity prices, electricity prices and fuel costs;

(c) any legal, regulatory or other change generally affecting the industry of the Business in which the Group Companies operate;

(d) any change resulting or arising from acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions, or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake, storm or other natural disaster, any epidemic, pandemic, disease outbreak, or other public health emergencies (including COVID-19 (including any and all additional strains, variations or mutations thereof) or any Law enacted or imposed by any Government Entity in response thereto or in connection therewith or effects thereof), or other national or regional emergency, or any other acts of God, whether or not caused by any Person, or any national or international calamity or crisis;

(e) intentionally omitted;

(f) intentionally omitted; and

(g) any failure by the Group Companies to achieve any budgets, projections, predictions, estimates, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying or giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a) through (d) of this definition);

provided, however, that the limitations set forth in clauses (a), (b), (c) and (d) will not apply (and thus such matters could, alone or in combination with any other item in the foregoing list, constitute a Material Adverse Effect) if any of the foregoing matters referred to in such limitations has a disproportionate effect on the Group Companies or the Business when compared to other companies engaged in the industries in which the Group Companies operate; provided further, however, that in such case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 4.8(a).

“Morristown Assignment Agreement” means that certain First Amendment and Partial Assignment, Assumption and Partition of Lease Agreement, dated as of July 17, 2024, by and among Iconex, as Assignor, the Company, as Assignee, and JTM Enterprises, as the Lessor, a copy of which is attached hereto as Exhibit H-1, as modified by the Morristown Side Letter.

“Morristown Side Letter” means that certain Side Letter Agreement, dated as of August 23, 2024, by and between Iconex and the Company, a copy of which is attached hereto as Exhibit H-2.

“Multiemployer Plan” has the meaning set forth in Section 4.13(b).

“Mutual Non-Competition, Non-Solicitation and Non-Disclosure Agreement” means that certain Mutual Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of August 23, 2024, by and among Seller, Atlas Receiptco Holdings (International) LP, a Delaware limited partnership, Iconex Canada, the Company, Atlas FRM LLC (dba Atlas Holdings LLC), as Delaware limited liability company, Labels Buyer and Wynnchurch Capital, L.P., a copy of which is attached hereto as Exhibit G, pursuant to which the parties thereto agreed to abide by certain mutual restrictive covenants as set forth therein.

“Notice of Disagreement” has the meaning set forth in Section 2.3(e).

“OFAC” has the meaning set forth in Section 4.23.

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award or order on consent or consent or settlement agreement made, issued or entered by or with any Government Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business, consistent with recent past custom and practice (including as to magnitude, frequency and effort).

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws (or any comparable organizational documents in the applicable jurisdiction of formation), (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement (or any comparable organizational documents in the applicable jurisdiction of formation), (c) with respect to any Person that is a limited liability company, its articles of organization or certificate of formation, and regulations, limited liability company or operating agreement (or any comparable organizational documents in the applicable jurisdiction of formation), (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document, and (e) with respect to any other Person, its comparable organizational documents.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Payoff Letter” has the meaning set forth in Section 2.6(e).

“Permits” means all permits, concessions (concesiones), registrations (other than any vehicle registrations held by a Person in the Ordinary Course of Business), licenses, franchises, approvals, authorizations, titles (titulos), exemptions, waivers and consents issued by or obtained from any Government Entity.

“Permitted Encumbrances” means each of the following:

(a) landlord’s, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business not yet delinquent, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Group Companies’ books;

(b) liens for Taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Group Companies’ books;

(c) pledges and deposits made in the Ordinary Course of Business with respect to, and in compliance in all material respects with, workers’ compensation, unemployment insurance and other social security Laws;

(d) with respect to any interest in real property, (i) any conditions, rights, reservations, exceptions or restrictions relating to real property or real property rights owned or leased by a Group Company that are disclosed on any title commitment or report uploaded to the Data Room and are not violated in any material respect, (ii) any conditions or matters that may or would be disclosed on a current survey or physical inspection, (iii) zoning ordinances, building codes, entitlements, subdivision Laws and restrictions or other similar land use requirements or restrictions that are not violated in any material respect, (iv) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease or (vi) title defects, encroachments, irregularities, reserves, servitudes, easements, rights-of-way or other similar rights or interests, and in each case of clauses (i) – (vi) above, that do not and would not, individually or in the aggregate, materially impair the use of the affected properties in the manner such properties currently are being used or materially impair the operations of the Group Companies;

(e) purchase money liens and liens securing rentals under finance leases with third parties entered into in the Ordinary Course of Business;

(f) Encumbrances created by Buyer or its successors and permitted assigns;

(g) Encumbrances securing any Indebtedness that will be discharged contemporaneously with or prior to Closing and which Encumbrances shall be released contemporaneously with or prior to the Closing; and

(h) Encumbrances set forth on Section 1.1(a) of the Seller Disclosure Schedules.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Government Entity, a trust, an unlimited liability company or other entity or organization.

“Policies” has the meaning set forth in Section 4.16(a).

“Post-Closing Covenant” has the meaning set forth in Section 9.1(b).

“Post-Closing Representation” has the meaning set forth in Section 10.15(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period up to and including the Closing Date.

“Primary Business” has the meaning set forth in the definition of Business.

“Proposed Tax Allocation” has the meaning set forth in Section 6.9(h).

“Purchase Price” means the Base Price, minus (a) the Company Indebtedness, minus (b) the Company Transaction Expenses, plus (c) the Company Cash, plus (d) the Working Capital Adjustment Amount, in each case prepared as of the Adjustment Time (other than Company Indebtedness and Company Transaction Expenses, which shall be calculated as of immediately prior to Closing) in accordance with the Accounting Principles and as finalized in accordance with this Agreement, minus (e) the Canada Purchase Price.

“Real Property Leases” has the meaning set forth in Section 4.11(b).

“Receipts Reorganization” has the meaning set forth in recitals to this Agreement.

“Receipts Service Provider” means (a) any current or former individual independent contractor or consultant or other similar non-employee service provider of any Group Company (including any sole proprietorship or affiliated company of such individual independent contractor or consultant or other similar non-employee service provider) or (b) any current or former individual independent contractor or consultant or other similar non-employee service provider of any Iconex Company (including any sole proprietorship or affiliated company of such individual independent contractor or consultant or other similar non-employee service provider) with respect to the Business and for whom any Group Company assumed liabilities pursuant to Section 2.3 of the US Contribution Agreement.

“Release” means the release, spill, emission, seepage, exhaust, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), or into or out of any property, including the movement of Hazardous Materials through or in the soil, surface water or groundwater.

“Released Claims” has the meaning set forth in Section 9.3(a).

“Remedial Action” means any action required by any Environmental Law to investigate, clean up, remove, remediate, monitor or conduct corrective action with respect to a Release of Hazardous Materials into the environment.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Representatives” means, with respect to any Person, its direct or indirect managers, directors, partners, members, stockholders, equityholders, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Restricted Asset” has the meaning set forth in the US Contribution Agreement.

“Restricted Cash” means all cash and cash equivalents to the extent subject to any legal or contractual restriction on the ability to freely transfer or use such cash or cash equivalents, as determined in accordance with the Accounting Principles.

“Restricted Contract” has the meaning set forth in the US Contribution Agreement.

“R&W Insurer” means the issuer(s) of an R&W Policy.

“R&W Policy” means that certain representation and warranty insurance policy underwritten by the R&W Insurer.

“Scheduled IP Rights” has the meaning set forth in Section 4.18(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Group” has the meaning set forth in Section 10.15(a).

“Seller Released Person” has the meaning set forth in Section 9.3(b).

“Seller Releasing Person” has the meaning set forth in Section 9.3(b).

“Seller’s Approvals” has the meaning set forth in Section 3.4.

“Seller Disclosure Schedules” means the disclosure schedules, as of the Effective Date, delivered to Buyer by Seller prior to or simultaneously with the execution and delivery of this Agreement by Buyer.

“Seller’s Tax Contest” has the meaning set forth in Section 6.9(e).

“Seller’s Tax Returns” has the meaning set forth in Section 6.9(a)(i).

“Shared Contracts” has the meaning set forth in the US Contribution Agreement; provided, however, to the extent any Contract that qualified as a Shared Contract under the US Contribution Agreement has since the date of the Reorganization been replaced with a standalone Contract with such counterparty or similar counterparty, as necessary, such Contract will no longer be deemed a Shared Contract solely with respect to the period after such Contract was replaced with such standalone Contract.

“Software” means (a) computer programs, applications and systems (in both source code and object code form, including firmware), (b) databases and their content, (c) development and design tools, library functions and compilers, and (d) graphical user interfaces; together with (in each case of (a)–(d)) all bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections and derivative works of, to or based on any of the foregoing.

“Straddle Period” means any Tax period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined Equity Interests, or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person, (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such Person, or (c) any corporation or other entity as to which such Person consolidates for accounting purposes or otherwise controls. For purposes of this Agreement, “Subsidiary” shall include Iconex Holdco Inc., a Delaware corporation, Iconex Minority Shareholder LLC, a Delaware limited liability company, Iconex Mexico, and, unless as otherwise explicitly stated in this Agreement, and notwithstanding the Canada Asset Sale and Receipts Reorganization, Iconex Canada.

“Target Working Capital” means $45,250,000.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, capital, capital gains, gross receipts, windfall profits, value added, severance, property, production, occupation, premium, sales, harmonized sales, digital sales, transfer, goods and sales tax, registration, utility, escheat, abandoned property, value added, goods and services, use, duty, tariff, license, excise, franchise, employment, withholding, payroll, social security, social contribution, unemployment, compensation, disability, government pension plan, hospital, health, alternative or add-on minimum, ad valorem, stamp, estimate, or environmental, or any other taxes imposed by any Government Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Act” means the Income Tax Act (Canada).

“Tax Authority” means any Government Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Tax Contest” has the meaning set forth in Section 6.9(e).

“Tax Returns” means all reports, returns, declarations, elections, notices, filings, forms, statements and other documents and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which may or are required to be filed or supplied by Law with respect to Taxes.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreements, the Escrow Agreement, the Canada Asset Purchase Agreement and any other document or certificate delivered pursuant to this Agreement, but for the avoidance of doubt, no Carve-Out Agreement is a “Transaction Document”.

“Transactions” means the Equity Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Tax Deductions” means any federal, state, provincial, local or foreign income Tax deductions permitted under applicable Law (at a “more likely than not” or higher level of comfort) that would result from or be attributable to: (a) deferred financing fees, costs and expenses (including the write-off thereof); and (b) the payment or accrual of any Company Transaction Expenses and Accrued Bonuses or any other Transaction-related fees, costs or expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants (including, for the avoidance of doubt, seventy percent (70%) of any success-based fees paid by a Group Company that are deductible under Revenue Procedure 2011-29).

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of August 23, 2024 by and among the Company, Iconex Canada, Iconex and Labels Canada, as amended by that certain letter agreement, dated as of October 29, 2024, by and among Iconex, Iconex Labels (Canada) Ltd, Company and Iconex Canada, a copy of which is attached hereto as Exhibit D.

“Treasury Regulations” means the regulations promulgated under the Code.

“Underlying TSA Contracts” each enterprise resource planning, customer relationship management, transportation management system, data services, cloud hosting, production metric, electronic data interchange, infrastructure and similar other material enterprise, software and information technology Contracts as of the Effective Date, other than, in each case, any “shrink wrap”, “click wrap” or “off the shelf” Software license that are generally commercially available with annual license fees less than $50,000, necessary for the Iconex Companies to provide to the Group Companies the “Transition Services” under the Transition Services Agreement.

“US Contribution” has the meaning set forth in the recitals to this Agreement.

“US Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“US Employee Transition Agreement” means that certain Employee Transition Agreement, dated as of August 23, 2024, by and between Iconex and the Company, a copy of which is attached hereto as Exhibit E.

“US Receiptco Employee” means any “Covered Employee” as defined in the US Employee Transition Agreement.

“Value Adjacent Items” has the meaning set forth in the definition of Business.

“Working Capital” means an amount equal to (a) the Current Assets, minus (b) the Current Liabilities, in each case, calculated as of the Adjustment Time in accordance with the Accounting Principles.

“Working Capital Adjustment Amount” means (a) if the Working Capital is greater than the Target Working Capital, then the amount by which the Working Capital exceeds the Target Working Capital which amount shall be expressed as a positive number, (b) if the Working Capital is less than the Target Working Capital then the amount by which the Target Working Capital exceeds the Working Capital, which amount shall be expressed as a negative number, or (c) if the Working Capital is equal to the Estimated Working Capital, then an amount equal to zero dollars ($0).

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Calculation of Time Periods. When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is not a Business Day, the period in question shall end on the next Business Day.

Section 1.4 Other Interpretative Provisions. Unless the context requires otherwise:

(a) all references to Sections, Articles, Appendices, Exhibits or Schedules are to be Sections, Articles, Appendices, Exhibits or Schedules (including the Disclosure Schedules) of or to this Agreement, which are incorporated and made a part of this Agreement as if set forth in full in this Agreement and are an integral part of this Agreement, and capitalized terms used but not otherwise defined in an Appendix, Exhibit or Schedule have the meanings set forth in this Agreement;

(b) each term defined in this Agreement has the meaning assigned to it;

(c) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP as in effect on the Effective Date (unless another date is specified herein or in the Accounting Principles);

(d) any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms;

(e) the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision;

(f) the terms “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it;

(g) all references to “$” or dollar amounts will be to lawful currency of the United States;

(h) the headings in this Agreement are for convenience of reference only and do not affect the meaning or interpretation of this Agreement;

(i) the terms “United States” and “U.S.” means the United States of America and its territories and possessions;

(j) any reference to any “day” or any number of “days” without explicit reference to “Business Days” shall be deemed to refer to a calendar day or number of calendar days;

(k) for purposes of Article III and Article IV, “made available”, “provided”, “delivered” and phrases of similar import means that Seller has posted such information to the Data Room at least forty-eight hours prior to the Effective Date;

(l) unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(m) references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to;

(n) each representation, warranty and covenant contained in this Agreement shall have independent significance;

(o) if any term or condition of this Agreement is found to be ambiguous, the ambiguity will not be construed in favor of or against any particular Party, and the ambiguous language will be in all cases construed as a whole according to its fair meaning; and

(p) no provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

Article II
PURCHASE AND SALE

Section 2.1 Purchase and Sale; Purchase Price.

(a) On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and assume from Seller, all of the Acquired Interests, free and clear of all Encumbrances (other than those arising pursuant to applicable securities Laws).

(b) The aggregate purchase price to be paid to Seller by Buyer for the Acquired Interests shall be an amount in cash equal to the Purchase Price.

Section 2.2 Closing Estimates; Payments at Closing.

(a) On or before 10:00 am Eastern Standard Time at least three (3) Business Days prior to the Closing, Seller delivered to Buyer (i) a statement, prepared in accordance with the Accounting Principles (the “Estimated Statement”), calculating and setting forth in reasonable detail Seller’s good faith estimate of (A) the Company Indebtedness (the “Estimated Company Indebtedness”), the Working Capital (the “Estimated Working Capital”), the Company Cash (the “Estimated Company Cash”), the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (B) the Estimated Working Capital Adjustment Amount and (C) the Estimated Purchase Price and (ii) the Funds Flow.

(b) At the Closing, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds (in accordance with the wire instructions set forth in the Funds Flow):

(i) to the payees pursuant to each Payoff Letter for Funded Indebtedness, the amounts set forth in such Payoff Letter to discharge the outstanding balance of such Funded Indebtedness;

(ii) to each applicable advisor or service provider or other Person on behalf of the Group Companies, the Company Transaction Expenses (other than the Change of Control Payments) attributable to such advisor or service provider or other Person to the extent due at Closing;

(iii) to the Company, or if instructed by Seller in the Funds Flow, to Iconex (for subsequent payment to the intended recipient) the Change of Control Payments due in connection with the Closing; and

(iv) to the Escrow Agent, the Adjustment Escrow Amount to the Adjustment Escrow Account (for holding and distribution by the Escrow Agent in accordance with the Escrow Agreement and Section 2.3(j)).

(c) At the Closing, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds (in accordance with the wire instructions set forth in the Funds Flow) to Seller, the Estimated Purchase Price, minus the Adjustment Escrow Amount.

(d) For the avoidance of doubt, Buyer shall pay, or cause to be paid (before, as of or after the Closing), to the applicable R&W Insurer one hundred percent (100%) of the premium payable under such R&W Policy, together with any brokerage fees, underwriting fees or other fees associated therewith, which amount will not be deducted from the payments to be made to the Seller in accordance with Section 2.2(c).

Section 2.3 Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement, prepared in accordance with the Accounting Principles (the “Closing Statement”), calculating and setting forth in reasonable detail Buyer’s calculation of (i) the Company Indebtedness (the “Closing Company Indebtedness”), the Working Capital (the “Closing Working Capital”), the Company Cash (the “Closing Company Cash”), the Company Transaction Expenses (the “Closing Company Transaction Expenses”), (ii) the Closing Working Capital Adjustment Amount and (iii) the Closing Purchase Price.

(b) If Buyer has not delivered the Closing Statement to Seller within ninety (90) days after the Closing Date, then Seller may, in its sole discretion, within sixty (60) days after the expiration of such ninety (90) day period, prepare and deliver, or cause to be prepared and delivered, the Closing Statement to Buyer, in which case, the procedures set forth in Section 2.3(c) through Section 2.3(j) will apply to the Closing Statement to be delivered from Seller to Buyer mutatis mutandis, provided, that if Buyer delivers the Closing Statement before Seller delivers its own Closing Statement pursuant to this Section 2.3(b), then Buyer’s Closing Statement shall control and Seller shall not be permitted to deliver a Closing Statement.

(c) After receipt of the Closing Statement by Seller, Seller shall have forty-five (45) days to review the Closing Statement (the “Adjustment Review Period”). To the extent reasonably requested by Seller in writing, during the Adjustment Review Period, (i) Buyer shall promptly permit Seller and its Representatives to review Buyer’s working papers and working papers of Buyer’s independent accountants, in each case, reasonably relating to the preparation of the Closing Statement and the calculations related thereto, as well as all of the financial books, ledgers and records reasonably related thereto (the “Financial Records”), and (ii) Buyer shall promptly make reasonably available to Seller and its Representatives the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Closing Statement.

(d) Buyer shall, following the Closing and through the date that the Final Statement becomes final in accordance with the second to last sentence of Section 2.3(g), take all actions reasonably necessary or desirable to maintain and preserve the Financial Records on which the Closing Statement is based or on which the Final Statement is to be based, so as not to impede or delay the determination of the amounts set forth in the Closing Statement or the preparation of the Notice of Disagreement or the Final Statement in the manner and utilizing the methods permitted by this Agreement.

(e) In the event that Seller concludes that the Closing Statement or any amount set forth therein has not been prepared on the basis required by this Agreement, Seller shall submit a written notice to Buyer on or prior to the expiration of the Adjustment Review Period (the “Notice of Disagreement”), which shall set forth in reasonable detail each line item with which Seller disagrees, the basis of Seller’s disagreement, the amounts involved and the proposed determination of any disputed amounts for each such line item. Each line item of the Closing Statement which is not disputed in the Notice of Disagreement in accordance with the immediately preceding sentence shall be deemed to have been accepted by Seller and shall become final and binding upon Seller and Buyer in accordance with the second to last sentence of Section 2.3(g). If no Notice of Disagreement is received by Buyer on or prior to the expiration date of the Adjustment Review Period, then the Closing Statement shall be deemed to have been accepted by Seller and shall become final and binding upon Seller and Buyer in accordance with the second to last sentence of Section 2.3(g).

(f) During the thirty (30) days immediately following the delivery to Buyer of the Notice of Disagreement, or such longer period as may be mutually agreed to in writing by both Parties (the “Consultation Period”), (i) each Party shall promptly permit the other Party and its Representatives to review the first Party’s working papers and working papers of the first Party’s independent accountants, in each case, reasonably relating to the preparation of the Closing Statement and the Notice of Disagreement and the calculations related thereto, as well as all of the financial books, ledgers and records reasonably related thereto, (ii) each Party shall promptly make reasonably available to the other Party and its Representatives the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Closing Statement and the Notice of Disagreement, and (ii) Seller and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement. Any resolution by Seller and Buyer as to disputed amounts during the Consultation Period shall become final and binding upon Seller and Buyer in accordance with the second to last sentence of Section 2.3(g). Notwithstanding anything to the contrary contained herein, in the event that Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, the access rights described in clauses (i) and (ii) of this Section 2.3(f) shall continue through the date that the Final Statement becomes final in accordance with the last sentence of Section 2.3(g).

(g) If, at the end of the Consultation Period, Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, then either Seller or Buyer may provide written notice to the other that it elects to submit the matters that remain in dispute to BDO (the “Independent Accountant”). In the event that BDO refuses, is not independent, or is otherwise unable to act as the Independent Accountant, Seller and Buyer shall cooperate in good faith to appoint an independent certified public accounting firm qualified and of national recognition in the United States that is mutually agreeable to Seller and Buyer, in which event “Independent Accountant” shall mean such firm. No more than thirty (30) days following the appointment of the Independent Accountant both Seller and Buyer shall submit separate written statements setting forth in detail their respective positions with respect to all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Closing Statement marked to indicate those line items that are in dispute). Seller and Buyer shall jointly instruct the Independent Accountant, to make a final determination within thirty (30) days after Seller’s and Buyer’s submission of their written statements to the Independent Accountant. The Independent Accountant (x) shall act as an expert and not an arbitrator to determine, based solely on the written statements submitted by Buyer and Seller and the terms of this Agreement (including the Accounting Principles), and (y) shall have no ex parte communications with either Seller or Buyer relating to those matters in dispute, other than the initial written submission by Seller and Buyer of their respective positions on the matters in dispute and written answers by Seller and Buyer to written questions from the Independent Accountant; provided, however, that the Independent Accountant shall not assign a value to any item in dispute greater than the greatest value for such item, or lower than the lowest value of such item, claimed in the Closing Statement or a Notice of Disagreement. For the avoidance of doubt, the Independent Accountant (i) shall not review any line items or make any determination with respect to any matter other than those line items in the Notice of Disagreement that remain in dispute, (ii) shall not be privy to any settlement offers or discussions between Buyer and Seller, and (iii) may consider each line item that is disputed in the Notice of Disagreement separately. The statement setting forth the Company Indebtedness, the Working Capital, the Company Transaction Expenses, and the Company Cash, together with the corresponding Final Purchase Price and Final Purchase Price Adjustment, that is final and binding (absent manifest error) on Seller and Buyer, as determined either through agreement of Seller and Buyer or pursuant to Section 2.3(e) or Section 2.3(f), or through the determination of the Independent Accountant pursuant to this Section 2.3(g), is referred to herein as the “Final Statement”. The determination of the Company Indebtedness set forth in the Final Statement is referred to as the “Final Company Indebtedness”, the determination of the Working Capital set forth in the Final Statement is referred to as the “Final Working Capital”, the determination of the Company Transaction Expenses set forth in the Final Statement is referred to as the “Final Company Transaction Expenses”, and the determination of the Company Cash set forth in the Final Statement is referred to as the “Final Company Cash.”

(h) The fees, expenses and costs of the Independent Accountant incurred by the Parties in connection with the Independent Accountant’s review shall be (i) borne by Seller in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accountant pursuant to Section 2.3(g) that are unsuccessfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all disputed items submitted to the Independent Accountant pursuant to Section 2.3(g), and (ii) borne by Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accountant pursuant to Section 2.3(g) that are unsuccessfully disputed by Buyer (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all disputed items submitted to the Independent Accountant pursuant to Section 2.3(g). The total amounts of the disputed items shall be calculated on an absolute value basis for purposes of determining the fees. For example, if the Buyer claims the amount in objection is $1,000,000 and the Seller claims the amount is $0 and the Independent Accountant determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear sixty percent (60%) of the fees and expenses of the Independent Accountant and Seller shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Accountant. During the review by the Independent Accountant, Seller and Buyer shall each make available during normal business hours, or cause their respective Representatives to make available, to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.3(g); provided, however, that the independent accountants of Seller and Buyer or the Group Companies shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(i) Upon the determination of the Final Company Indebtedness, the Final Working Capital, the Final Company Transaction Expenses and the Final Company Cash, the Final Purchase Price and the Final Purchase Price Adjustment shall be calculated.

(j) If the Final Purchase Price Adjustment is a positive amount, then (unless the Canada APA Final Statement has not been determined, in which case no amounts shall be releasable or payable under this Section 2.3 until the Canada APA Final Statement has been determined) (i) within three (3) Business Days after the Final Statement becomes final in accordance with the terms of this Section 2.3, Buyer shall pay the Final Purchase Price Adjustment, in cash to Seller by wire transfer of immediately available funds and (ii) Seller and Buyer shall, within three (3) Business Days after the Final Statement becomes final, jointly instruct the Escrow Agent to release and pay to Seller the remaining Adjustment Escrow Funds in the Adjustment Escrow Account. If the Final Purchase Price Adjustment is a negative amount (such amount, the “Deficit Amount”), then Seller and Buyer shall, within three (3) Business Days after the Final Statement becomes final (unless the Canada APA Final Statement has not been determined, in which case no amounts shall be releasable or payable under this Section 2.3 until the Canada APA Final Statement has been determined), jointly instruct the Escrow Agent to (y) release from the remaining Adjustment Escrow Funds in the Adjustment Escrow Account and pay to Buyer, in accordance with the terms of the Escrow Agreement, an amount equal to the Deficit Amount, and (z) release and pay to Seller, any remaining Adjustment Escrow Funds in the Adjustment Escrow Account. In the event the Deficit

Amount exceeds the remaining Adjustment Escrow Funds in the Adjustment Escrow Account, then, such excess shall be paid by Seller to Buyer by wire transfer of immediately available funds within three (3) Business Days after the Final Statement becomes final. For the avoidance of doubt, the payment of any Final Purchase Price Adjustment pursuant to this Section 2.3 shall be made simultaneously with the payment of any Canada APA Final Purchase Price Adjustment. Any such payment shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law.

Section 2.4 Closing. The Closing shall take place at the offices of King & Spalding LLP, 1100 Louisiana, Suite 4100, Houston, TX 77002 if agreed by the Parties (but otherwise remotely through the electronic exchange of documents and signatures) on the Effective Date (the “Closing Date”). The Closing shall be effective for all purposes at 12:01 a.m., Eastern Time, on the Closing Date.

Section 2.5 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered:

(a) each payment set forth in Section 2.2(b) and Section 2.2(c);

(b) to Seller, the Assignment and Assumption Agreement, duly executed by Buyer;

(c) to Seller, the Escrow Agreement, duly executed by Buyer;

(d) to Seller, a copy of the binder agreement for the R&W Policies, including the final form of such R&W Policy to be attached to such binder agreement;

(e) Intentionally omitted;

(f) to Seller, resolutions adopted by the directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions;

(g) to Seller, a true and complete copy of a valid good standing certificate or other similar certificate from the jurisdiction in which Buyer was formed (to the extent such certificate is applicable under the Laws of such jurisdiction) dated no more than thirty (30) days prior to the Closing Date; and

(h) to Seller, the Canada Asset Purchase Agreement, duly executed by Canada Buyer.

Section 2.6 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered:

(a) to Buyer, the Assignment and Assumption Agreement, duly executed by Seller;

(b) to Buyer, the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(c) to Buyer, evidence that the D&O Tail Policy is in full force and effect as of the Closing;

(d) to Buyer, an IRS Form W-9 properly completed and duly executed by Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner);

(e) to Buyer, a payoff letter from each holder of Funded Indebtedness dated no more than ten (10) Business Days prior to the Closing Date (and to the extent the creditor of the underlying Funded Indebtedness is an Affiliate of Seller, in form and substance reasonably acceptable to Buyer), indicating the amount required to be received by such holder of Funded Indebtedness (each, a “Payoff Letter”) and in each case (i) setting forth the amount required to be paid in order to discharge such Funded Indebtedness in full as of the Closing, and (ii) stating that any security interests and liens related thereto shall be terminated and released upon receipt of such payment;

(f) Intentionally omitted;

(g) to Buyer, a true and complete copy of a valid certificate of good standing from the Secretary of State of the State of Delaware, dated no more than thirty (30) days prior to the Closing Date, for each Group Company;

(h) to Buyer, the Books and Records of the Group Companies (other than Iconex Canada), to the extent any such Books and Records of the Group Companies (other than Iconex Canada) including all minute books, stock books, corporate capital variations books, share transfer ledgers, employment records, financial and accounting records and files, if any, are in the possession of Seller;

(i) to Buyer true and complete copies of all resolutions adopted by the board of managers of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transaction;

(j) to Buyer, the Canada Asset Purchase Agreement, duly executed by Iconex Canada; and

(k) to Buyer, resignations of each of the existing managers and officers of the Group Companies (other than Iconex Canada), which are set forth on Section 2.6(k) of the Seller Disclosure Schedules, in form and substance reasonably acceptable to Buyer.

Section 2.7 Withholding. Notwithstanding anything herein to the contrary, Buyer and each of its Affiliates or designees shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code or applicable Law. If a party to this Agreement determines that an amount is required to be deducted or withheld, except with respect to any withholding obligation attributable to (x) payments in the nature of compensation, (y) any backup withholding requirements, or (z) the failure to satisfy the requirement of Section 2.6(d), such Person shall use commercially reasonable efforts to: (i) provide written notice to the other party or parties, as applicable, at least five (5) Business Days before the payment relevant to such deduction or withholding, (ii) cooperate in good faith with the other party or parties, as applicable, at such other party’s sole cost and expense, to reduce or eliminate the deduction or withholding of such amount, and (iii) provide the other party or parties, as applicable, a reasonable opportunity to provide forms or documentation that would reduce the applicable amount of, or exempt such amounts from, withholding. To the extent that amounts are so deducted or withheld and remitted to the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER

Seller represents and warrants to Buyer as of the date hereof (but as if the Canada Asset Sale and Receipts Reorganization has not yet happened) as follows:

Section 3.1 Organization and Good Standing. Seller has been duly organized, is validly existing and is in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Seller is duly qualified to do business in and is in good standing in all other jurisdictions in which its ownership or property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Corporate Authorization. Seller has all requisite legal right, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by Seller and the performance of Seller’s obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Seller. This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is a party thereto, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”).

Section 3.3 Title to Acquired Interests.

(a) Seller is the record and beneficial owner of, and has good and valid title to, the Acquired Interests, free and clear of all Encumbrances (other than those arising pursuant to applicable securities Laws).

(b) Seller is not a party to (i) any option, warrant, purchase right, registration rights or other Contract (other than this Agreement) with respect to the sale, transfer or other disposition of any of the Acquired Interests, or (ii) any voting trust, proxy, or other Contract with respect to the voting or transfer (other than this Agreement) of any Equity Interest in the Company.

Section 3.4 Consents and Approvals. Except in connection, or in compliance, with the approvals, filings and notifications that are set forth on Section 3.4 of the Seller Disclosure Schedules and approvals required under the HSR Act (“Seller’s Approvals”), no consent, approval, waiver, authorization, notice or filing is or will be (with or without notice or the passage of time or both) required to be obtained by Seller from, or to be given by Seller to, or to be made by Seller with, any Government Entity or any other Person in connection with the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party.

Section 3.5 Non-Contravention. Assuming the receipt of Seller’s Approvals and except as set forth on Section 3.5 of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the Transactions do not and will not (with or without notice or the passage of time or both) constitute or result in (a) a violation of the Organizational Documents of Seller, (b) a breach or violation of, a termination of, a right of termination, cancellation, amendment, or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of Seller pursuant to, any Contract to which Seller is a party, or (c) assuming the receipt of the other Seller’s Approvals, Company Approvals and Buyer Approvals, a breach or violation of, or a default under, any Law to which Seller is subject.

Section 3.6 Litigation and Claims. There is no Action that is pending or, to Seller’s Knowledge, threatened, against Seller or any of its properties or assets, except as would not reasonably be expected to impede or materially delay the consummation of, or materially impair the ability of Seller to consummate, the Transactions or perform any of Seller’s covenants or obligations under this Agreement and the other Transaction Documents.

Section 3.7 Brokers’ Fees. Seller has not entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any Group Company to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which Seller is a party or the consummation of the Transactions contemplated hereby or thereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE Group companies

Seller represents and warrants to Buyer as of the date hereof (but as if the Canada Asset Sale and Receipts Reorganization has not yet happened):

Section 4.1 Organization and Good Standing.

(a) Each Group Company has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of its formation or organization and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The jurisdiction of formation or organization of each Group Company is set forth on Section 4.1 of the Seller Disclosure Schedules.

(b) Each Group Company is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2 Capitalization.

(a) All of the Acquired Interests are legally, beneficially and effectively held by Seller free and clear of all Encumbrances (other than those arising pursuant to applicable securities Laws or those explicitly set forth and arising from the Company’s Organizational Documents). Except for the Acquired Interests, there are no issued or outstanding Equity Interests of the Company. All of the outstanding Acquired Interests have been duly authorized, validly issued and fully paid and non-assessable. Except as set forth on Section 4.2(a) of the Seller Disclosure Schedules, there are no preemptive, registration or other outstanding rights, options, warrants, conversion rights, unit appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any Equity Interests, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Interests, of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Organizational Documents of the Company, the Acquired Interests are not subject to any voting trust agreement or similar arrangement relating to the voting of such

Acquired Interests. The Company does not (i) control, directly or indirectly, or own any direct or indirect Equity Interests in, any Person other than the Subsidiaries set forth on Section 4.2(b) of the Seller Disclosure Schedules, and the Company is not subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than the Subsidiaries set forth on Section 4.2(b) of the Seller Disclosure Schedules. The Company has not issued any bonds, debentures or notes, and does not otherwise have any Indebtedness, in each case, that would grant a third-party the right to vote on any matters that members or shareholders of the Company and its Subsidiaries would have a right to vote on (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote).

(b) Section 4.2(b) of the Seller Disclosure Schedules sets forth the direct and indirect Subsidiaries of the Company along with the authorized and outstanding Equity Interests of each Subsidiary. All of the Subsidiaries’ Equity Interests have been duly authorized, validly issued and fully paid and non-assessable. There are no preemptive, registration or other outstanding rights, options, warrants, conversion rights, unit appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which a Subsidiary is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any Equity Interests, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Interests of such Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Subsidiaries of the Company do not control, directly or indirectly, or own any direct or indirect Equity Interests in, any Person, and no Subsidiary of any Company is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. No Subsidiary of the Company has issued any bonds, debentures or notes, and does not otherwise have any Indebtedness, in each case, that would grant a third-party the right to vote on any matters that members or shareholders of the Company and its Subsidiaries would have a right to vote on (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote). For purposes of the representations made in this Section 4.2(b), the Receipts Reorganization shall be deemed to have occurred and Iconex Canada will not be deemed a Subsidiary.

(c) Seller has delivered or made available to Buyer true, complete and correct copies of the Organizational Documents of each Group Company. No Group Company is in violation of any provisions of its Organizational Documents in any material respect. None of the Equity Interests of any Group Company are evidenced by a certificate.

Section 4.3 Consents and Approvals. Except as set forth on Section 4.3 of the Seller Disclosure Schedules (“Company Approvals”), neither the execution, delivery and performance by any Group Company of any Transaction Documents or the Carve-Out Transactions to which it is, or will be at the Closing, a party, nor the consummation of the Transactions or the Carve-Out Transactions, does or will (with or without notice or the passage of time or both):

(a) Conflict with, or result in a violation or breach of, any of the provisions of such Group Company’s Organizational Documents;

(b) require consent or notice under, violate, conflict with, result in any breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent or approval of or notice or payment to any Person (i) under any Material Contract (other than a Shared Contract) or (ii) any Permit applicable to any Group Company, any assets of any Group Company or the Business, except, in each case of clause (i) or (ii) to the extent that such consent, notice, violation, conflict, breach or default with respect to such Permit would not individually or in the aggregate be material to any Group Company or the Business or with respect to the Carve-Out Transactions such authorization, consent or approval has already been obtained prior to the date hereof; or

(c) require any authorization, consent, approval, exemption or other action by or notice to any Government Entity under the provisions of any Law, statute, rule, regulation, judgment, Order or decree (except for any such actions required by the HSR Act).

Section 4.4 Financial Statements.

(a) Copies of (i) the unaudited balance sheets of the Business as of December 31, 2023, (ii) the unaudited statements of profit and loss of the Business for the fiscal years ended December 31, 2022 and December 31, 2023 (the “Historical Business Financials”), and (iii) the unaudited balance sheet of the Business (the “Interim Business Balance Sheet”) as of May 31, 2024 (the “Interim Balance Sheet Date”) and the related unaudited statement of profit and loss of the Business for the 5-month period ended May 31, 2024 (the “Interim Business Statements” and together with the Historical Business Financials, the “Business Financial Statements”) are attached as Section 4.4(a) of the Seller Disclosure Schedules.

(b) Except as set forth on Section 4.4(b) of the Seller Disclosure Schedules, the Business Financial Statements (i) are presented on a “carve-out basis”, extracted from the applicable audited financial statements of Iconex and its Subsidiaries for the fiscal years ended December 31, 2022 and December 31, 2023, and the unaudited financial statements of Iconex and its Subsidiaries as of May 31, 2024 (the “Iconex Financial Statements”), which were prepared in accordance with GAAP (as it existed as of the applicable dates, and as historically and consistently applied by Seller or the Group Companies), as applicable, except as may be indicated in the notes thereto and, in the case of the Interim Business Statements, subject to normal and recurring year-end adjustments, and (ii) were prepared in good faith, and present in all material respects the financial condition of the Business for such respective dates and time periods; provided, however, that the Business Financial Statements are qualified by the fact that (x) the Business has not operated on a separate stand-alone basis as of the periods of the Business Financial Statements and (y) the Business Financial Statements include allocations and estimates to present the Business Financial Statements on a “carve-out basis”, such allocations and estimates reflecting a reasonable estimate of the revenues, expenses, assets and liabilities of the Business as historically allocated or estimated. Copies of the Iconex Financial Statements have been provided to Buyer and are included in files 8.1.1, 8.1.2, 4.16 and 4.17 of the Data Room. Seller has no reason to believe the allocations and estimates used in preparing the Business Financial Statements do not reasonably reflect the revenues, expenses, assets and liabilities of the Business on a “carve-out basis”.

(c) No Group Company is a party to, or has any obligation or other commitment to become a party to, any “off-balance sheet arrangement” (as such term is defined in Item 303(a)(4) of Regulation S-K of the Securities Act).

(d) Each Group Company maintains books and records that are accurate in all material respects and maintains internal control procedures that provides reasonable assurance that (i) transactions are executed with the appropriate authorization of such Group Company’s management, and (ii) the Business Financial Statements are accurate and complete in all material respects. No weaknesses in internal controls have been identified by Seller or any Group Company, and there have been no significant changes in internal controls or other factors, including any corrective actions with regard to deficiencies and weaknesses. Neither Seller nor any Group Company, nor Iconex or any of Iconex’s Subsidiaries while Iconex was owned legally or beneficially by Seller, has received any written complaint or allegation regarding deficient accounting practices, procedures or methods of any Group Company or their respective internal controls. During the time that Iconex and Iconex’s Subsidiaries were owned legally or beneficially by Seller, (x) Iconex and Iconex’s Subsidiaries maintained accurate books and records and maintained internal control procedures that provided reasonable assurance that transactions were executed with the appropriate authorization of such Iconex’s management and (y) no weaknesses in internal controls were identified by Seller or Iconex.

Section 4.5 Absence of Liabilities. The Group Companies do not have any Liabilities required by GAAP (as in effect as of the date of the Interim Balance Sheet Date, and as historically and consistently applied by Seller or the Group Companies) to be reflected in a balance sheet, other than (a) Liabilities that are immaterial on an individual and an aggregate basis, (b) Liabilities that were incurred since the Interim Balance Sheet Date in the Ordinary Course of Business, (c) the Company Transaction Expenses, (d) as reflected, reserved against or otherwise disclosed in the Interim Business Balance Sheet and (e) Liabilities that have been or will be discharged or paid in full prior to Closing.

Section 4.6 Bank Accounts. Section 4.6 of the Seller Disclosure Schedules sets forth each bank account of the Group Companies and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.7 Absence of Changes.

(a) Since the Interim Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and there has not occurred any event, change, fact, condition, circumstance or occurrence that, individually or in the aggregate, has had, or that could reasonably be expected to have, a Material Adverse Effect.

(b) Since the Interim Balance Sheet Date, except for the Carve-Out Transactions, the transactions contemplated by the Labels Purchase Agreement, the transactions contemplated by the Canada Asset Purchase Agreement or the transactions contemplated by the Receipts Reorganization Documents, and except as set forth on Section 4.7(b) of the Seller Disclosure Schedules, neither any Group Company (nor any Iconex Company in respect of the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, after the Reorganization in respect of the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities), have taken any of the following actions:

(i) amend the Organizational Documents of the Group Companies, effect any split, combination, reclassification or similar action with respect to the Acquired Interests or any other Equity Interests of the Group Companies or adopt or carry out any plan of complete or partial liquidation or dissolution;

(ii) issue, sell, grant or otherwise dispose of any of the Acquired Interests, Equity Interests or other securities of the Group Companies, or amend any term of any of its outstanding Acquired Interests, or any other Equity Interests or other securities of the Group Companies;

(iii) (A) repurchase, redeem, or otherwise acquire or cancel any of the Acquired Interests or any other Equity Interests of the Group Companies or (B) declare or pay any dividends or distributions on or in respect of any of its Equity Interests (except for (I) any dividend or distribution by a Subsidiary of any Group Company to such Group Company or (II) any cash dividend or distribution paid in full prior to the Closing);

(iv) (A) change or revoke any material Tax election of the Group Companies, (B) adopt or change an annual accounting period or fiscal year end (whether for Tax purposes or otherwise), (C) adopt or change any accounting method with respect to Taxes, (D) amend any material Tax Return of the Group Companies, (E) enter into any closing agreement or settle any administrative proceeding or audit relating to material Taxes, (F) surrender any right to claim a refund of Taxes, (G) claim any Tax credits or (H) agree to waive or extend any statute of limitations period associated with the collection of any material Tax;

(v) incur, assume, guarantee or otherwise become liable in respect of, or modify, any Indebtedness, except Indebtedness which will be paid in full (with all Encumbrances released) at or prior to Closing or Finance Lease Obligations incurred in the Ordinary Course of Business;

(vi) cause any of the Group Companies to (A) merge or consolidate with any Person, (B) acquire any material assets, except for acquisitions of assets that (I) were in the Ordinary Course of Business and (II) were for amounts involving consideration of less than $100,000, or (C) make any loan, advance or capital contribution to, acquire any Equity Interests in, or otherwise make any investment in, any Person;

(vii) permit any of its assets of any of the Group Companies to become subject to an Encumbrance (other than a Permitted Encumbrance) or sell, lease, license or otherwise dispose of any of the assets of any of the Group Companies, other than sales of inventory or leases of equipment made in the Ordinary Course of Business;

(viii) waive, cancel or assign any claims or rights except to the extent such waiver or cancelation occurs in the Ordinary Course of Business and is not material to any Group Company or the Business;

(ix) (A) increase any benefits under any Company Benefit Plan or Iconex Benefit Plan (as in effect as of immediately prior to the Reorganization or to the Knowledge of Seller, after the Reorganization) or increase the compensation payable or paid under any Company Benefit Plan or Iconex Benefit Plan (as in effect as of immediately prior to the Reorganization or to the Knowledge of Seller, after the Reorganization), whether conditionally or otherwise, to any current or former employee, officer, manager, director, or individual independent contractor or other individual service provider of the Group Companies (or the Iconex Companies with respect to the Business prior to the Reorganization, or to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies after the Reorganization), including any sole proprietorship or affiliated company, (B) enter into, adopt or amend any Contract that provides for bonus, severance or retention payments or change of control payments or benefits for which the Group Companies (or the Iconex Companies with respect to the Business prior to the

Reorganization, or to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies after the Reorganization) would be liable on or following the Closing, or (C) enter into, adopt or amend any Company Benefit Plan or Iconex Benefit Plan (as in effect as of immediately prior to the Reorganization or to the Knowledge of Seller, after the Reorganization);

(x) enter into any Contract, providing for the employment or consultancy of any officer, manager, director, employee or individual independent contractor of the Group Companies (or the Iconex Companies with respect to the Business prior to the Reorganization, or to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies after the Reorganization), including any sole proprietorship or affiliated company, on a full-time, part-time, consulting or other basis providing for, (A) in the case of an employee, annual salary in excess of $100,000, or (B) in the case of a non-employee, annual cash payments in excess of $100,000;

(xi) make any material change in its internal controls, its methods of accounting or accounting practices (including with respect to reserves), cash management practices or its policies, practices or procedures with respect to collection or recording of accounts receivable, establishment of reserves for uncollectible accounts, establishing credit, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, acceptance of customer deposits, payment practices or policies or its credit practices or policies;

(xii) settle, agree to settle, waive or otherwise compromise any pending Action or, to the Knowledge of Seller, threatened Action, except to the extent such Action (A) does not involve potential payments by or to the Group Companies more than $100,000 following the Closing, (B) does not involve an admission of fault or liability, (C) does not impose any ongoing obligation on any Group Company (excluding customary confidentiality obligations as to the existence of such settlement, agreement, waiver or compromise) following the Closing, (D) does not involve any Government Entity, Major Customer or Major Supplier or (E) is not and would not otherwise reasonably be expected to be material to any Group Company or the Business;

(xiii) cause any of the Group Companies to enter into any material new line of business or discontinue any material line of business or any material business operations;

(xiv) other than with respect to (1) purchase orders entered into in the Ordinary Course of Business, (2) Contracts entered into to replace a Shared Contract using a form substantially the same as that agreed by Buyer and Seller prior to the Effective Date, (3) assignments or amendments necessary to assign a Restricted Contract using the form assignment and assumption agreement attached to the US Contribution Agreement, or (4) or termination of any services under the Transition Services Agreement that are no longer required by the Group Companies, enter into, renew, adopt, or modify or amend in material respect (including by accelerating material rights or benefits under), or waive any material right under, any Material Contract;

(xv) except as required by Law or as provided in the US Employee Transition Agreement, adopt, enter into, modify, amend, or terminate any collective bargaining agreement or other labor agreement with any labor union or labor organization (including the CBA) or enter into or otherwise engage in any negotiations with or recognize any labor union, works council, or other labor organization as the bargaining representative of any employees of any Group Company (or the Iconex Companies with respect to the Business or any Business Employee);

(xvi) implement any group employee layoffs or reductions-in-force of the Business Employees, terminate (other than for cause) any salaried Business Employee with base annual salary in excess of $100,000 or hire any salaried employee who would be a Business Employee with base annual salary in excess of $100,000;

(xvii) enter into any Contract to do any of the things referred to in this Section 4.7(b).

Section 4.8 Material Contracts.

(a) Section 4.8(a) of the Seller Disclosure Schedules sets forth (x) a true, complete and correct list of all written Material Contracts as of the Effective Date (or with respect to any Shared Contracts or Restricted Contracts that are Material Contracts, as of the Reorganization or, to the Knowledge of Seller, after the Reorganization) and (y) a true, complete and correct summary of the payment, delivery, warranty, indemnity, term, termination, restrictive covenants and other material terms and conditions of all oral Material Contracts, in each case of clause (x) and (y) organized by subclause and specifying the applicable parties thereto. “Material Contracts” means the Real Property Leases and any of the following Contracts to which any Group Company is a party or to which any of the assets or properties of any Group Company is subject (including, for the avoidance of doubt Shared Contracts that would otherwise be Material Contracts if any Group Company were party so such Shared Contract):

(i) for Indebtedness of a Group Company other than Indebtedness pursuant to item (f) of such definition;

(ii) that provides for the payment by or on behalf of a Group Company in excess of $1,000,000 per annum; provided, that a purchase order that would be required to be disclosed on Section 4.8(a)(ii) of the Seller Disclosure Schedules but for this proviso need not be so disclosed on such Seller Disclosure Schedule (but shall still be a Material Contract);

(iii) that provides for a Group Company to receive any payments in excess of $1,000,000 per annum; provided, that a purchase order that would be required to be disclosed on Section 4.8(a)(iii) of the Seller Disclosure Schedules but for this proviso need not be so disclosed on such Seller Disclosure Schedule (but shall still be a Material Contract);

(iv) that is a swap, option, hedge, future or similar Contract;

(v) that relates to the acquisition or disposition of any business or assets outside the Ordinary Course of Business or any equity interest in any business enterprise;

(vi) that relates to the discharge, settlement or compromise of any Action, other than such Contract that (A) provides for payment to or by the Group Company of ongoing obligations less than $250,000, (B) is with a Person who is not a Government Entity, (C) does not include an admission of fault or culpability by any Group Company (or their predecessors in interest), and (D) does not impose any material ongoing obligation on any Group Company (excluding customary confidentiality obligations as to the existence of such settlement, agreement, waiver or compromise);

(vii) that licenses Intellectual Property Rights from a third party, but excluding in all cases (A) “shrink wrap”, “click wrap” or “off the shelf” Software licenses that are generally commercially available with annual license fees less than $100,000, and (B) agreements with customers of a Group Company entered into in the Ordinary Course of Business the primary purpose of which is not to provide such license;

(viii) that grants a Group Company an Equity Interest in any Person other than a Group Company, including any agreement or commitment to make a loan or contribution to any such Person;

(ix) that contains covenants that in any way purport to limit the freedom of a Group Company to engage in any line of business or compete with any Person, including any covenant not to (A) compete with any other Person or to engage in any line of business or conduct business in any geographic area, (B) solicit customers or potential customers, in any geographic area, or (C) solicit the employment of, or hire, any potential employees, consultants, or independent contractors;

(x) that contains minimum requirements, total requirements, “take-or-pay” provisions, exclusivity, or “most favored nation” or preferred pricing clauses in favor of the other party to such Contract other than preferred pricing provided for in purchase orders entered into in the Ordinary Course of Business;

(xi) that provides for the employment or consultancy of any officer, manager, director, employee or individual independent contractor (including any sole proprietorship or affiliated company of such individual independent contractor) of any Group Company (or any Iconex Company with respect to the Business) on a full-time, part-time, consulting or other basis providing for (A) employment, consulting or similar relationship providing base annual compensation in excess of $100,000 other than those terminable by any Group Company without Liability on no more than 30 days’ notice, or (B) change in control, transaction or sale bonus, any severance or any similar payments;

(xii) that is a Contract other than a Real Property Lease relating to the lease or license of any tangible property having a value of in excess of $250,000;

(xiii) involving or giving rise to any Finance Lease Obligations;

(xiv) that is with a Major Customer or a Major Supplier; provided, that a purchase order that would be required to be disclosed on Section 4.8(a)(xiv) of the Seller Disclosure Schedules but for this proviso need not be so disclosed on such Seller Disclosure Schedule (but shall still be a Material Contract);

(xv) (i) any Material Contract that is also a Shared Contract and (ii) any Material Contract that is also a Restricted Contract; provided, that a purchase order that would be required to be disclosed on Section 4.8(a)(xv) of the Seller Disclosure Schedules but for this proviso need not be so disclosed on such Seller Disclosure Schedule (but shall still be a Material Contract);

(xvi) under which a Group Company has advanced or loaned an amount to any of its Affiliates or employees or individual independent contractors (including any sole proprietorships or affiliated companies of such individual independent contractors) other than in the Ordinary Course of Business or pursuant to a “qualified plan” under Section 401(a) of the Code;

(xvii) that is a Carve-Out Agreement;

(xviii) that is with any Government Entity; provided, that a purchase order that would be required to be disclosed on Section 4.8(a)(xviii) of the Seller Disclosure Schedules but for this proviso need not be so disclosed on such Seller Disclosure Schedule (but shall still be a Material Contract);

(xix) that provides for indemnification, contribution, assumption or similar obligation by a Group Company of any Person (other than commercial contracts entered into in the Ordinary Course of Business the primary purpose of which is not to provide such indemnity or assumption);

(xx) that provides for the indemnification, contribution, assumption or similar obligation by any Group Company of any Tax or environmental Liability of any Person or the assumption by any Group Company of any other Liability of any Person (excluding commercial Contracts that are entered in the ordinary course of business and do not have the primary purpose of providing such indemnification, contribution, assumption or similar obligation);

(xxi) that is between a Group Company (other than Iconex Canada), on the one hand, and Seller or any Affiliate of Seller (other than Iconex Canada), on the other hand;

(xxii) that is a (A) joint or cooperative marketing or development Contract, or (B) other Contract concerning a partnership, franchising arrangement or joint venture;

(xxiii) that is a broker, distributor, dealer franchise or agency Contract;

(xxiv) that provides the exclusive right to sell or distribute products of any Group Company;

(xxv) that is for the development of Intellectual Property Rights for, or on behalf of, any Group Company, other than (A) intellectual property assignment and confidentiality agreements or similar entered into between a Group Company and any US Receiptco Employee in the Ordinary Course of Business, and (B) provisions regarding development and ownership of Intellectual Property Rights set forth in commercial Contracts that are entered into in the Ordinary Course of Business and that do not have the primary purpose of development of Intellectual Property Rights;

(xxvi) that is an outstanding power of attorney empowering any Person to act on behalf of any Group Company, other than any power of attorney entered into in the Ordinary Course of Business in respect of any Group Company bank account and excluding commercial Contracts that are entered in the Ordinary Course of Business and that do not have the primary purpose of granting a power of attorney;

(xxvii) that (A) obligates any Group Company to pay a revenue share or that involves any Group Company sharing of profits or costs, or (B) involves the sharing of Losses or Liabilities, but excluding commercial Contracts that are entered into in the Ordinary Course of Business and do not have the primary purpose of allocating Losses or Liabilities;

(xxviii) that is a consignment Contract; or

(xxix) that is a labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, trade union or labor organization representing any Business Employees.

(b) Except as set forth on Section 4.8(b) of the Seller Disclosure Schedules, (i) each Material Contract that is not a Restricted Contract or a Shared Contract is a valid and binding obligation of the Group Companies and, to Seller’s Knowledge, each of the other parties thereto; (ii) immediately after giving effect to the Reorganization, each Material Contract that is a Restricted Contract or a Shared Contract was a valid and binding obligation of the Iconex Companies and, to Seller’s Knowledge, each of the other parties thereto; (iii) each Material Contract to which a Group Company is a party is in full force and effect; (iv) each Group Company has and, to Seller’s Knowledge, each other party thereto, has performed all obligations required to be performed by it under each Material Contract to which it is a party and no Group Company is (with or without the lapse of time or the giving of notice, or both) in material breach or default under any Material Contract to which it is a party; (v) each Iconex Company and to Seller’s Knowledge, each other party thereto, prior to the Reorganization performed all obligations required to be performed by it under each Material Contract, and to Seller’s Knowledge, each Iconex Company and each other party thereto, after the Reorganization, has performed all obligations required to be performed by it under each Material Contract that is a Shared Contract and Restricted Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; (vi) no Group Company has (and no Iconex Company had prior to the Reorganization) assigned, delegated or otherwise transferred to any Person any of its material rights, title or interest under any Material Contract; and (vii) to Seller’s Knowledge, after the Reorganization, no Iconex Company has assigned, delegated or otherwise transferred to any Person any of its material rights, title or interest under any Material Contract that constitutes a Restricted Contract or a Shared Contract. No event or circumstance, to Seller’s Knowledge, has occurred that, with notice or lapse of time or both, would constitute a material breach or default under any Material Contract to which any Group Company is a party or result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder. No event or circumstance, to Seller’s Knowledge, has occurred that, with notice or lapse of time or both, would constitute a material breach or default under any Material Contract that is a Shared Contract or a Restricted Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder. Except as set forth on Section 4.8(b) of the Seller Disclosure Schedules and except for purchase orders, the Group Companies have made available to Buyer true, complete and correct copies of all written Material Contracts (but with respect to any Shared Contracts or Restricted Contracts, true, complete and correct copies as of the Reorganization and to the Knowledge of Seller, after the Reorganization) (together with all material amendments, exhibits, attachments, waivers or other changes thereto). No counterparty to any Material Contract to which a Group Company is a party has provided written notice, or the Knowledge of Seller, any other notice, that such counterparty intends to terminate or not renew any such Material Contract. To Seller’s Knowledge, no party to a Shared Contract or Restricted Contract that constitutes a Material Contract has provided written notice or any other notice that it intends to terminate or not renew any such Material Contract.

Section 4.9 Litigation and Claims. Except as set forth on Section 4.9 of the Seller Disclosure Schedules, there is no, and in the past three (3) years there has not been, any Action pending (other than routine claims for benefits under the Company Benefit Plans) or, to Seller’s Knowledge, threatened in writing, involving the Group Companies or any of their properties or assets (or any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, in respect of the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization) that is material to any Group Company or the Business. Neither the Group Companies nor their respective assets or properties (nor to Seller’s Knowledge, any Iconex Company with respect to the Business, the Contributed Assets or the

Assumed Liabilities), are subject to (whether directly, or indirectly as a successor or assign) any currently effective Order. To Seller’s Knowledge, no event has occurred or circumstances exists that would be reasonably likely to give rise to, or serve as a basis for, any such Action or Order described in this Section 4.9 that would be material to the Group Companies.

Section 4.10 Compliance with Law; Permits. Except as set forth on Section 4.10 of the Seller Disclosure Schedules:

(a) (i) the Group Companies (and the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization) are and in the past three (3) years have been and are, in compliance in all material respects with all applicable Laws, (ii) to the Knowledge of Seller, the Iconex Companies in respect of the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization have been and are in compliance in all material respects with all applicable Laws, (iii) to the Knowledge of Seller, neither the Group Companies (nor any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization), nor any of their respective Representatives (in each case, in their capacities as such), are or in the past three (3) years have been the subject of any investigation by any Government Entity with regard to any actual or alleged material violation of, any applicable Laws, and (iv) to the Knowledge of Seller, no Iconex Company with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization, nor any of their respective Representatives (in each case, in their capacities as such), are or have been the subject of any investigation by any Government Entity with regard to any material actual or alleged violation of, any applicable Laws;

(b) (i) the Group Companies have been duly granted, and have, all Permits necessary for the conduct of the Business as currently conducted, (ii) the Group Companies’ Permits are valid and in full force and effect and the Group Companies have taken all required actions, including providing any necessary notices or seeking required consents, regarding the Reorganization in accordance with such Permits, except in each case where such failure is not material to the Group Companies or the Business, (iii) the Group Companies are not (and the Iconex Companies prior to the Reorganization, are not), in any material respect, in breach or violation of, or default under, any such Permit, (iv) to the Knowledge of Seller, the Iconex Companies after the Reorganization are not in breach or violation of, or default under, any Permit that constitutes a Restricted Asset or that is necessary for the conduct of the activities subject to any Restricted Contract, except in each case where such breach or violation of, or default under is not material, and (v) the consummation of the Transactions will not result in the cancellation, suspension or termination of any material Permit of the Group Companies or any Permit that constitutes a Restricted Asset or that is necessary for the conduct of the activities subject to any Restricted Contract; and

(c) (i) neither the Group Companies (nor any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization) have received any written notice in the past three (3) years, or to Seller’s Knowledge, any other notice, from any Government Entity alleging any material violation under any applicable Law or Permit (but with respect to Environmental Laws or Permits those material violations that have not been resolved without any ongoing Liabilities) held by the Group Companies (or any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization), (ii) to the Knowledge of Seller, no Iconex Company with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization has received any written notice or other notice from any Government Entity alleging any material violation under any applicable Law or Permit held by any Iconex Company, (iii) there are no investigations pending or, to Seller’s Knowledge, threatened in writing, by any Government Entity relating to any actual or alleged material violation of the terms of any Permit arising out of operations of the Business or the Group Companies (or any Iconex Company with respect to the Contributed Assets or the Assumed Liabilities prior to the Reorganization), and (iv) to Seller’s Knowledge, there are no investigations pending or threatened in writing, by any Government Entity relating to any actual or alleged material violation of the terms of any Permit arising out of operations of any Iconex Company with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization;

(d) to Seller’s Knowledge, no event has occurred or circumstances exist that would be reasonably likely to give rise to, or serve as a basis for, any Action alleging a violation under any applicable Laws or the terms of any Permit arising out of operations of the Business or the Group Companies (or any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities), in each case that would be material to the Business, the Group Companies, the Contributed Assets or the Assumed Liabilities.

Section 4.11 Real Properties.

(a) The Group Companies do not own, and the Group Companies (and the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization) in the past, have not owned any real property.

(b) The street addresses of the real properties as to which the Group Companies hold a valid leasehold interest are set forth on Section 4.11(b) of the Seller Disclosure Schedules (the “Leased Real Property”), together with a list of each lease, sublease or license (and all amendments, modifications and supplements thereto) under which such Leased Real Property is occupied or used (as amended, modified, supplemented and/or restated, the “Real Property Leases”) and which list includes the parties to, such Real Property Leases.

(c) With respect to the Leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the Real Property Leases. Except as set forth on Section 4.11(c) of the Seller Disclosure Schedules, no Group Company is a sublessor or grantor under any sublease or other Contract granting to any other Person any right to the possession, lease, license, occupancy or enjoyment of any Leased Real Property and except as set forth on Section 4.11(c) of the Seller Disclosure Schedules no Person other than a Group Company occupies or is otherwise in possession of all or any portion of the Leased Real Property. Except as set forth on Section 4.11(c) of the Seller Disclosure Schedules, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Group Company party to such Real Property Lease and, to Seller’s Knowledge, each other party to such Real Property Lease. Seller has taken all required actions, including providing any necessary notices or seeking required consents, regarding the Reorganization in accordance with the Real Property Leases. Except as set forth on Section 4.11(c) of the Seller Disclosure Schedules, neither the applicable Group Company nor, to Seller’s Knowledge, any other party to a lease affecting the Leased Real Property, is in default or breach of such lease and, to Seller’s Knowledge, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both). The physical condition of the Leased Real Property is sufficient to permit the continued conduct of the Business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course. The Leased Real Property is in good operating condition, normal wear and tear excepted, is suitable for its current uses and there are no outstanding amounts due and payable by the Group Companies with respect to the Real Property Leases. Neither Seller nor the Group Companies (nor (i) the Iconex Companies prior to the Reorganization or (ii) to the Knowledge of Seller, the Iconex Companies after the Reorganization with respect to any Real Property Lease that constitutes a Restricted Contract) have received written notice, or the Knowledge of Seller, any other notice of, or an order by, any Person, any insurance company that has issued a policy with respect to any of the Leased Real Property or any board of fire underwriters or other body exercising similar functions that (A) relates to violations of building, safety, fire or other ordinances or regulations, (B) claims any defect or deficiency with respect to any of the Leased Real Property or (C) requests the performance of any repairs, alterations or other work to or in any of such Leased Real Property or in the streets bounding the same, where any such violation, claim or request remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Leased Real Property. Each of the Group Companies has obtained all building Permits, occupancy Permits and other material Permits, that are required to permit the use and occupancy of the Leased Real Property as presently used by the Group Companies in connection with the Business. There are no unwritten or oral modifications to the Real Property Leases or any course of dealing or business operations that could reasonably be construed as a modification to the Real Property Leases.

(d) Neither Seller nor the Group Companies (nor (i) the Iconex Companies prior to the Reorganization or (ii) to the Knowledge of Seller, the Iconex Companies after the Reorganization with respect to any Real Property Lease that constitutes a Restricted Contract) have received written notice, or the Knowledge of Seller, any other notice, (i) of any pending or to Seller’s Knowledge, threatened, condemnation or similar proceeding affecting any part the Leased Real Property, or (ii) from any Government Entity that the Leased Real Property has not been used, occupied, operated and maintained in compliance with all applicable Laws, including any zoning or building related Laws.

(e) All of the improvements, fixtures and appurtenances owned by the Group Companies and attached to the Leased Real Property or otherwise serving the Leased Real Property are in good working order in all material respects and fit for their intended use, without immediate need for repair or replacement but subject to the need for ordinary repair, maintenance and upkeep.

Section 4.12 Environmental Matters. Except as set forth on Section 4.12 of the Seller Disclosure Schedules:

(a) (i) each Group Company is and during the past three (3) years has been (and each Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization and to the Knowledge of Seller, the Iconex Companies with respect to the Business on behalf of the Group Companies after the Reorganization, has been) in compliance in all material respects with all Environmental Laws applicable to it in the conduct of the Business and possesses all necessary Environmental Permits for the operation of the Business as presently conducted and has taken all required actions, including providing any necessary notices, to any Government Entity, regarding the Reorganization to maintain all Environmental Permits in good standing except in each case where such failure is not material to the Group Companies or the Business; (ii) all Environmental Permits held by any Group Company are valid and in full force and effect and, none of such Environmental Permits are reasonably expected to be adversely modified or terminated, including as a result of or in connection with the consummation of the Transactions; (iii) to the Knowledge of Seller, all Environmental Permits that are Restricted Assets are valid and in full force and effect and, none of such Environmental Permits are reasonably expected to be adversely modified or terminated, including as a result of or in connection with the consummation of the Transactions; and (iv) all past material violations of or Liability related to, Environmental Laws by any Group Company (or any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or to the Knowledge of Seller, any Iconex Company with respect to the Business on behalf of the Group Companies after the Reorganization), if any, have been resolved without any ongoing Liabilities;

(b) Neither any of the Group Companies (nor any of the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization) has generated, transported, placed, stored, or arranged for or permitted the transportation, treatment, handling, or disposal of any Hazardous Materials produced by, or resulting from such Group Company’s or such Iconex Company’s operation of the Business, at any current or formerly operated or leased real property or any third-party location, in violation of any Environmental Laws, or which would reasonably be expected to result in or give rise to a material Liability to any Group Company or any Iconex Company, or require Remedial Action pursuant to any Environmental Law or Contract, and, there have been no material Releases by the Group Companies (or the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization) of any Hazardous Materials in, on or under the Leased Real Property or any formerly owned, leased or operated real property, that require Remedial Action pursuant to or would reasonably be expected to result in material Liability under any Environmental Law;

(c) None of the Group Companies (nor any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, in respect of the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization) have received any written claim, demand, notice of an alleged violation, notice of potential Liability, request for information under Environmental Laws or Environmental Permits or any other written notice alleging that any Group Company (or Iconex Company with respect to the Business) is a potentially responsible party under CERCLA or similar state Law that has not been resolved in all material respects from (i) any Government Entity, or (ii) any third party;

(d) there are no Orders currently outstanding or any Actions that are pending or, to Seller’s Knowledge, threatened in writing, concerning any Group Company’s compliance with or Liability under, or any Iconex Company’s compliance with (as it relates to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, as it relates to the Business on behalf of the Group Companies after the Reorganization) or Liability under, any Environmental Law or any Environmental Permit that is or would be material to the Group Companies or the Business. To Seller’s Knowledge, there are no Orders currently outstanding or any Actions that are pending or threatened in writing, concerning any Iconex Company’s compliance with (as it relates to the Business, the Contributed Assets or the Assumed Liabilities after the Reorganization) or Liability under, any Environmental Law or any Environmental Permit in each case that would be material to the Group Companies or the Business;

(e) the Group Companies do not own, lease or operate and have not owned, leased or operated (nor has any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization, or, to the Knowledge of Seller, as it relates to the Business on behalf of the Group Companies after the Reorganization, owned, leased or operated) a site that pursuant to CERCLA or any similar state Law, has been placed or, to Seller’s Knowledge, is proposed to be placed, by any Government Entity on the “National Priorities List” or similar state or federal list;

(f) Seller has made available to Buyer complete and accurate copies of all Environmental Permits, and non-privileged environmental reports, studies, audits, assessments, memoranda and investigations and other material documents prepared by any Group Company or any Iconex Company, or any third-party engineering, consulting, environmental, or similar firms that are in the possession of the Group Companies or Seller relating to the Business, the Contributed Assets or the Assumed Liabilities that address any alleged Liability or obligations of any Group Company (or any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization) under Environmental Law or any Environmental Permit; and

(g) to Seller’s Knowledge, there are no (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, (iii) asbestos containing material which are or could become friable, or (iv) or per- and polyfluoroalkyl substances at any Leased Real Property.

Section 4.13 Employee Benefit Matters.

(a) Section 4.13(a) of the Seller Disclosure Schedules sets forth an accurate and complete list of (x) each Company Benefit Plan and (y) each Iconex Benefit Plan as of the Reorganization (and if to the Knowledge of Seller, such Iconex Benefit Plan has been replaced or amended after the Reorganization, such replaced or materially amended Iconex Benefit Plan). With respect to each Company Benefit Plan and each Iconex Benefit Plan listed (or required to be listed) on Section 4.13(a) of the Seller Disclosure Schedules, Seller has delivered or made available to Buyer accurate and complete copies of the current plan document and, if applicable, the most recent summary plan description (together with all amendments and most recent summaries of material modifications), or if not reduced to writing, a written summary of all material plan terms (but with respect to Iconex Benefit Plans, such plan document, summary plan description and/or plan summary of material terms, as applicable, as of the Reorganization or if such Iconex Benefit Plan was a new, replaced or amended plan listed on Section 4.13(a) of the Seller Disclosure Schedules, and Seller has been provided an executed copy of any plan document, summary plan description and/or plan summary of material terms for any Iconex Benefit Plan by the Iconex Companies , then such copy). In addition, with respect to each Company Benefit Plan and each Iconex Benefit Plan listed (or required to be listed) on Section 4.13(a) of the Seller Disclosure Schedules, Seller has delivered or made available to Buyer the following, if applicable: (i) the most recent determination, opinion or advisory letter received from the IRS, if any; (ii) the two (2) most recent annual reports (Form 5500, with all applicable attachments), if any, required under ERISA or the Code; (iii) any administration and service provider agreements and any related trust agreements, insurance policies, and other documents establishing funding arrangements; (iv) actuarial valuations and reports for the three (3) most recently completed plan years; (v) the most recent nondiscrimination and top-heavy tests performed under the Code (if applicable); (vi) copies of material non-ordinary course notices, letters, or other correspondence from the IRS, Department of Labor (“DOL”), Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other Government Entity within the last three (3) years; (viii) copies of current IRS or DOL audits; and (ix) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Government Entity, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program made within the last three (3) years; provided, however, to the extent that the Iconex Benefit Plans listed (or required to be listed) on Section 4.13(a) of the Seller Disclosure Schedules include any plans that were replaced or amended after the Reorganization, Seller shall only have delivered or made available the foregoing to the extent that it has received approved, executed or final, as applicable, copies of such documentation from the Iconex Companies.

(b) No Company Benefit Plan is (or Iconex Benefit Plan listed (or required to be listed) on Section 4.13(a) of the Seller Disclosure Schedules was as of the Reorganization and to the Knowledge of Seller after the Reorganization was or is) (i) subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) maintained in connection with any trust described in Section 501(c)(9) of the Code; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Group Company, nor any of its ERISA Affiliates, nor any Iconex Company or any of its ERISA Affiliates prior to the Reorganization, nor to Seller’s Knowledge any Iconex Company or any of its ERISA Affiliates after the Reorganization, has or have within the past six (6) years, sponsored, maintained or contributed or been obligated to contribute to, or would reasonably be expected to have any Liabilities (whether contingent or otherwise) with regard to, any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code (a “Multiemployer Plan”) that would be reasonably likely to result in any Liability (whether direct or through reimbursement under the US Employee Transition Agreement and whether contingent or otherwise) to any Group Company.

(c) No Group Company is required, nor does any Company Benefit Plan or Iconex Benefit Plan (as in effect as of immediately prior to the Reorganization or to the Knowledge of Seller, after the Reorganization) obligate any Group Company (or Iconex Company under the US Employee Transition Agreement), to provide medical, health, life insurance, or other welfare-type benefits (within the meaning of Section 3(1) of ERISA) to any Business Employee, any Former Iconex Receipts Employee, any Receipts Service Provider or their spouses or dependents after his or her retirement or other termination of employment or service, except to the extent required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar applicable Law (“COBRA”) for which the participant pays the full amount of the required premiums or contributions.

(d) The Company Benefit Plans (and Iconex Benefit Plans prior to the Reorganization, and to Seller’s Knowledge, after the Reorganization) have been established, maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of Law including ERISA and the Code. No Actions with respect to any Company Benefit Plan (or any Iconex Benefit Plan prior to the Reorganization, or to Seller’s Knowledge, any Iconex Benefit Plan after the Reorganization) (in each case, other than routine claims for benefits) are pending or, to Seller’s Knowledge, threatened, and to Seller’s Knowledge, no circumstances exist that would be reasonably likely be to give rise to any such Actions. Each Company Benefit Plan (and each Iconex Benefit Plan in effect immediately prior to the Reorganization, and to Seller’s Knowledge each Iconex Benefit Plan in effect after the Reorganization) that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to Seller’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or Iconex Benefit Plan. Neither the Group Companies, nor the Iconex Companies prior to the Reorganization, nor to Seller’s Knowledge, the Iconex Companies after the Reorganization, nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction with respect to a Company Benefit Plan (or Iconex Benefit Plan prior to the Reorganization or to Seller’s Knowledge, any Iconex Benefit Plan after the Reorganization) that would subject any Group Company (or Iconex Company) to Taxes or penalties imposed by ERISA, the Code or other applicable Law that would reasonably be expected to be material to the Group Companies. Each Company Benefit Plan (and each Iconex Benefit Plan prior to the Reorganization and to Seller’s Knowledge, each Iconex Benefit Plan after the Reorganization) that is a “group health plan” as defined in Section 733(a)(1) of ERISA is in material compliance with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, and all regulatory and other guidance promulgated thereunder; and, to Seller’s Knowledge, no event has occurred and no condition or circumstance exists that would subject any Group Company or any such Company Benefit Plan or Iconex Benefit Plan to any material penalties or excise Taxes under Section 4980D or 4980H of the Code. All benefits, contributions, and premiums relating to each Company Benefit Plan (and each Iconex Benefit Plan prior to the Reorganization and to Seller’s Knowledge, each Iconex Benefit Plan after the Reorganization that is covered under the US Employee Transition Agreement) have been timely paid in accordance with the terms of such Company Benefit Plan and Iconex Benefit Plan and all applicable Laws and accounting principles in all material respects, and all benefits accrued under any unfunded Company Benefit Plan (and any unfunded Iconex Benefit Plan prior to the Reorganization and to Seller’s Knowledge, any unfunded Iconex Benefit Plan after the Reorganization that is covered under the US Employee Transition Agreement) have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP (as in effect as of the date of the applicable benefit accrual under any unfunded Company Benefit Plan, and as historically and consistently applied by Seller or the Group Companies) in all material respects.

(e) No Company Benefit Plan (and to the Knowledge of Seller, no Iconex Benefit Plan) is currently the subject of an examination or audit by a Government Entity or the subject of an application or filing under, or is a participant in an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Government Entity (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program).

(f) Except as set forth in Section 4.13(f) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or together with any other events) will: (i) entitle any current or former employee, officer, manager, director, individual independent contractor or other individual service provider (or spouses or dependents thereof) (including any sole proprietorship or affiliated company of such individual independent contractor or service provider) of any Group Company (or any Iconex Company with respect to any current or former US Receiptco Employee, Former Iconex Receipts Employee or Receipts Service Provider) to severance, retention or change of control benefits, or any other payment under any Company Benefit Plan or Iconex Benefit Plan (with respect to any current or former US Receiptco Employee, Former Iconex Receipts Employee or Receipts Service Provider); (ii) increase the amount of compensation due to any current or former employee, officer, manager, director, individual independent contractor or other service provider (or spouses or dependents thereof) (including any sole proprietorship or affiliated company of such individual independent contractor or service provider) of any Group Company (or any Iconex Company with respect to current or former US Receiptco Employees, Former Iconex Receipts Employees or Receipts Service Providers) under any Company Benefit Plan or Iconex Benefit Plan (with respect to current or former US Receiptco Employees, Former Iconex Receipts Employees or Receipts Service Providers); (iii) result in any benefit becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Company Benefit Plan or Iconex Benefit Plan (with respect to any current or former US Receiptco Employee, Former Iconex Receipts Employee or Receipts Service Provider); or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g) Each Company Benefit Plan (or Iconex Benefit Plan prior to the Reorganization, or to Seller’s Knowledge, Iconex Benefit Plan after the Reorganization,) that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies in form and operation the requirements of Sections 409A of the Code and the guidance thereunder in all material respects. No Group Company (and to Seller’s Knowledge, no Iconex Company) has an obligation to gross-up, indemnify, make whole or otherwise reimburse or compensate any Business Employee or Receipts Service Provider for any Taxes, interest, penalties, or any other Liability imposed under Section 409A or 4999 of the Code.

(h) Except as would not have or reasonably be expected to have, individually or in the aggregate, any material Liability to any Group Company, with respect to each Company Benefit Plan (or Iconex Benefit Plan prior to the Reorganization, or to Seller’s Knowledge Iconex Benefit Plan after the Reorganization) that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) or for the benefit of current or former employees or other service providers (including any dependents thereof) of the Group Companies outside of the United States (a “Non-U.S. Benefit Plan”): (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing, to the extent applicable, with applicable Government Entities, (iii) no Non-U.S. Benefit Plan is a defined benefit plan (as defined in ERISA or similar applicable Law, whether or not subject to ERISA or similar applicable Law), and (iv) there are no unfunded or underfunded Liabilities with respect to any Non-U.S. Benefit Plan.

Section 4.14 Labor and Employment Matters.

(a) Set forth on Section 4.14(a) of the Seller Disclosure Schedules is a true, complete and correct list, as of five (5) Business Days prior to the Effective Date, of each current Business Employee employed by any Group Company (and with respect to the US Receiptco Employees, any Iconex Company), including, any employee who is on leave of absence of any nature, paid or unpaid, and to the extent permitted by applicable privacy Law: (i) name or employee identification number, (ii) work location (by city, state and country, as applicable), (iii) job title or position, (iv) annual fixed gross salary or hourly wage rate for fiscal year 2024, (v) employing entity, (vi) Fair Labor Standards Act classification as exempt or non-exempt, as applicable, (vii) an indication of those who are part of the bargaining unit covered by the CBA (e.g., union vs. non-union), (viii) accrued, unused vacation and paid time-off, (ix) start of service or employment date, and (x) eligibility for bonuses, commissions or other incentive compensation for fiscal year 2024.

(b) Except for the CBA, neither any Group Company with respect to any Business Employee employed by any Group Company nor any Iconex Company with respect to any US Receiptco Employee is party to or bound by any collective bargaining agreement or other labor agreement with any labor union or labor organization. To Seller’s Knowledge, neither any Group Company with respect to any Business Employee employed by any Group Company nor any Iconex Company with respect to any US Receiptco Employee is subject to any ongoing union organizing activity and in the past three (3) years no such union organizing activities have occurred (including for purposes of any Iconex Company, with respect to any former US Receiptco Employee). Except as set forth on Section 4.14(b) of the Seller Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened, strike, picketing, lockout, slowdown, material labor arbitration, material labor grievance, work stoppage, or other material labor-related dispute involving any Group Company (or any Iconex Company with respect to the US Receiptco Employees), and in the past three (3) years, to Seller’s Knowledge no such disputes or unfair labor practice charges have occurred or have been asserted by any Business Employee.

(c) Except as set forth on Section 4.14(c) of the Seller Disclosure Schedules, the Group Companies (and the Iconex Companies prior to the Reorganization, and to Seller’s Knowledge, the Iconex Companies after the Reorganization, with respect to any current or former US Receiptco Employee, Former Iconex Receipts Employee or Receipts Service Provider) are and in the past three (3) years have been and are in compliance in all material respects with all applicable Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, harassment, retaliation, immigration (including the Immigration Reform and Control Act, the Immigration and Nationality Act and other applicable Laws related to employment work authorization), payment of wages, hours, overtime, leaves of absence, workers’ compensation, unemployment compensation, Christmas Bonus, profit sharing, mass layoffs, plant closings (including the Worker Adjustment and Retraining Notification Act and similar state and local laws), disability rights or benefits, social security and other employment-related taxes, occupational safety and health, employee leave, employee trainings and notices, labor relations, affirmative action obligations, unemployment insurance, and the classification of employees and independent contractors under wage and hour Laws.

(d) During the past three (3) years, the Group Companies (and the Iconex Companies with respect to any current or former US Receiptco Employees and Former Iconex Receipts Employees) have completed a Form I-9 (Employment Eligibility Verification) for each applicable employee in material compliance with the Immigration Reform and Control Act of 1986.

(e) Except as set forth on Section 4.14(e) of the Seller Disclosure Schedules, there are no, and in the past three (3) years, there have not been, any material Actions pending or, to Seller’s Knowledge, threatened in writing, with respect to any Business Employee, including, but not limited to, any charge or complaint filed with the Equal Employment Opportunity Commission, the National Labor Relations Board, the United States Department of Labor, labor courts, or any other comparable state, local or foreign Government Entity. Neither any Group Company (nor any Iconex Company with respect to any current or former US Receiptco Employee or Former Iconex Receipts Employee prior to the Reorganization, and, to Seller’s Knowledge, the Iconex Companies with respect to any current or former US Receiptco Employee after the Reorganization) is a party to, or otherwise bound by, any consent decree with, or citation by, any Government Entity relating to its employees or employment practices. Except as set forth on Section 4.14(e) of the Seller Disclosure Schedules, in the past three years, neither the Group Companies (nor the Iconex Companies with respect to any current or former US Receiptco Employee or Former Iconex Receipts Employee prior to the Reorganization, and, to Seller’s Knowledge, any current or former US Receiptco Employee after the Reorganization) have received any written notice of intent by any Government Entity responsible for the enforcement of labor or employment applicable Laws to conduct an investigation or audit relating to any of the Group Companies (or Iconex Companies with respect to any current or former US Receiptco Employee or Former Iconex Receipts Employee).

(f) Except as set forth on Section 4.14(f) of the Seller Disclosure Schedules, no Group Company (nor any Iconex Company with respect to any current or former US Receiptco Employee): (i) is a party to any employment agreements other than at-will employment agreements; or (ii) is a party to any employment agreement that contains severance terms.

(g) Except as set forth on Section 4.14(g) of the Seller Disclosure Schedules, to Seller’s Knowledge, no current or former employee or individual independent contractor (including any sole proprietorship or affiliated company of such individual independent contractor) of any Group Company (or any Iconex Company with respect to the Business) is in violation of any terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, or restrictive covenant obligation: (i) owed to the Group Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Group Company or any Iconex Company.

(h) To Seller’s Knowledge, the labor structure implemented by the Group Companies with respect to operations in Mexico complies in all material respect with all applicable employment laws, the Income Tax Law, the Value Added Tax Law and other applicable tax provisions for all legal purposes, including but not limited to, with respect to the provisions regarding the subcontracting regime or arrangements.

(i) The Group Companies (and the Iconex Companies prior to the Reorganization, and to Seller’s Knowledge, the Iconex Companies after the Reorganization, in each case, solely with respect to current or former US Receiptco Employees) have reasonably investigated all formal or informal claims of sexual harassment or other discrimination or retaliation that have been brought to the applicable Human Resources department and/or applicable member of management and have taken prompt corrective action with respect to any such substantiated claim that is reasonably calculated to prevent further improper action in accordance with the applicable Group Company’s or Iconex Company’s harassment or discrimination policy in the previous three (3) years. No Group Company reasonably expects any material Liabilities with respect to any such allegations.

Section 4.15 Tax Matters. Except as set forth on Section 4.15 to Seller Disclosure Schedules:

(a) the Group Companies and Seller (and the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization and to Seller’s Knowledge, the Iconex Companies with respect to the Business on behalf of the Group Companies, the Contributed Assets and Assumed Liabilities after the Reorganization) have filed all Tax Returns that are required to be filed (taking into account any validly obtained extension of time to file such Tax Returns), and all such Tax Returns are true, complete and correct in all material respects;

(b) the Group Companies and Seller (and the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization, and to Seller’s Knowledge, the Iconex Companies with respect to the Contributed Assets and Assumed Liabilities after the Reorganization) have paid all Taxes due and payable by the Group Companies or Seller (or the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization, and to Seller’s Knowledge, the Iconex Companies with respect to the Business on behalf of the Group Companies, the Contributed Assets and Assumed Liabilities after the Reorganization), other than such Taxes as are being contested in good faith by or on behalf of the Group Companies or Seller (or the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities or to Seller’s Knowledge, the Iconex Companies with respect to the Business on behalf of the Group Companies, the Contributed Assets or Assumed Liabilities after the Reorganization) and made provision for such Taxes in the Business Financial Statements of Company in accordance with GAAP (as GAAP existed as of the applicable date of such Business Financial Statements, and as historically and consistently applied by Seller or the Group Companies);

(c) the Group Companies and Seller (and the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization, and to Seller’s Knowledge, the Iconex Companies with respect to the Business on behalf of the Group Companies, the Contributed Assets and Assumed Liabilities after the Reorganization) have deducted or withheld all Taxes required to have been deducted or withheld by it from payments to employees and other third parties and have remitted the amounts so deducted or withheld to the applicable Tax Authorities as required by Law;

(d) the Group Companies and Seller (and the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization, and to Seller’s Knowledge the Iconex Companies with respect to the Business on behalf of the Group Companies, the Contributed Assets and Assumed Liabilities after the Reorganization) have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations;

(e) no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (iv) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, (vii) an election pursuant to Section 965(h) of the Code or (viii) the disallowance of any loan forgiveness related to a Paycheck Protection Program Loan received pursuant to Section 1102 of the Coronavirus Aid, Relief and Economic Security Act;

(f) no Group Company (nor any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization) has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

(g) no claim has been made by a Tax Authority in a jurisdiction in which any Group Company or Seller (or any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or to Seller’s Knowledge, any Iconex Company with respect to the Business on behalf of the Group Companies, the Contributed Assets and Assumed Liabilities after the Reorganization) does not file Tax Returns that such applicable entity is or may be subject to taxation by or required to file Tax Returns in that jurisdiction;

(h) there are no examinations, audits, claims, assessments, levies or administrative or judicial proceedings or other Actions pending, or to Seller’s Knowledge, threatened in writing, with respect to Taxes of any Group Company (or any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or to Seller’s Knowledge, any Iconex Company with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization);

(i) no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any Taxes of any Group Company or Seller (or any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or to Seller’s Knowledge, any Iconex Company with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization);

(j) there are no Encumbrances with respect to Taxes on any assets of the Group Companies, other than Permitted Encumbrances;

(k) no Group Company is a party to any Tax allocation, Tax sharing, Tax indemnity or similar Contract, other than any customary Tax indemnity obligations contained in credit or other commercial Contracts the primary purpose of which does not relate to Taxes;

(l) none of the Group Companies is a passive foreign investment company as defined under Sections 1291 and 1298 of the Code;

(m) none of the Group Companies nor Seller has, and has had, a permanent establishment or taxable presence outside of its country of formation;

(n) none of the Group Companies will be required to include any item of income in its taxable income under Section 951(a) of the Code or Section 951A of the Code (or any comparable provision of state, provincial, local or foreign Tax Law) attributable to (i) ”subpart F income,” within the meaning of Section 952 of the Code (or any comparable provision of state, provincial, local or foreign Tax Law) that is related or attributable to the Group Companies, or the income, assets or operations of the Group Companies, (ii) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code (or any comparable provision of state, provincial, local or foreign Tax Law) that is related or attributable to the Company or any Subsidiary, or the income, assets or operations of the Company or such Subsidiary, or (iii) ”global intangible low-taxed income” as defined in Section 951A of the Code, in each case, with respect to any Pre-Closing Tax Period;

(o) no Group Company has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8 and no Group Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code;

(p) neither any Group Company nor Seller (nor any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization) has filed a claim for the employee retention credit pursuant to Section 2301 of the CARES Act or Section 3134 of the Code;

(q) the Group Companies do not have any Liability for the Taxes of any Person (other than Seller) under Section 1.1502-6 of the Treasury Regulations, as a transferee or successor, or by Contract (excluding any customary Tax indemnity obligations contained in credit or other commercial Contracts the primary purpose of which does not relate to Taxes);

(r) any transactions entered into between any Group Company, Seller (or any Iconex Company and/or their Affiliates) has complied with applicable transfer pricing Laws;

(s) none of the assets sold pursuant to the Canada Asset Sale are treated as a United States real property interest pursuant to Section 897(c) of the Code;

(t) there are no circumstances existing prior to the date hereof which could result in the application to Iconex Canada of any of sections 80 to 80.04 of the Tax Act or any analogous provision of any applicable Law of any province or territory of Canada;

(u) Iconex Canada does not have any unpaid amounts that may be required to be included in Iconex Canada’s income for Canadian federal income Tax purposes, either before, on or after the Closing, under section 78 of the Tax Act or any analogous provision of any applicable Law of any province or territory of Canada;

(v) no circumstances exist and no transaction or event or series of transactions or events has occurred which has resulted or could result in a liability for Tax to Iconex Canada, either before, on or after the Closing, under section 17 of the Tax Act or any analogous provision of any applicable Law of any province or territory of Canada;

(w) Iconex Canada has not received any requirement, demand or request pursuant to section 224 of the Tax Act or any analogous provision of applicable Law which remains unsatisfied in any respect;

(x) the value of consideration paid or received by Iconex Canada in respect of the acquisition, sale or transfer of any property or the provision of any services to or from any Person with whom it does not deal at “arm’s length” (as defined for purposes of the Tax Act) has been equal to the fair market value of such property acquired, sold or transferred or services provided;

(y) the terms and conditions made or imposed in respect of every transaction (or series of transactions) between Iconex Canada and any Person that is (i) a non-resident of Canada for purposes of the Tax Act, and (ii) not dealing at arm’s length (within the meaning of the Tax Act) with Iconex Canada, do not differ from those that would have been made between persons dealing at arm’s length within the meaning of the Tax Act, and records or documents meeting the requirements of paragraphs 247(4)(a) to (iii) of the Tax Act have been prepared or otherwise obtained in respect of all such transactions;

(z) Iconex Canada has not claimed any reserve or deduction for Tax purposes if, as a result of such claim, any amount could be included in its income for any taxable period (or portion thereof) ending after the Closing Date;

(aa) none of the Acquired Interests constitute “taxable Canadian property” as defined in the Tax Act;

(bb) Iconex Canada is duly registered under Part IX of the Excise Tax Act (Canada) (the “Excise Tax Act (Canada)”) for purposes of the goods and services tax with goods and services Tax (“GST”) number 794414292RT0001 and for any other applicable provincial or other sales Tax purposes. All input tax credits and rebates claimed by it for GST purposes and for any other applicable provincial or other sales Tax purposes were calculated and claimed in accordance with applicable Law. Iconex Canada has at all times complied with all obligations and requirements imposed for GST purposes under the Excise Tax Act (Canada) and for provincial or other sales Tax purposes including all registration, reporting, filing, payment, collection and remittance requirements. For all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, Iconex Canada received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt;

(cc) there is no power of attorney in effect with respect to the Group Companies with respect to Taxes;

(dd) Iconex Mexico has documented all deductible expenses and investments with electronic invoices complying with all formalities provided under articles 29 and 29-A of the Mexican Federal Tax Code (Código Fiscal de la Federación);

(ee) Iconex Mexico has not received an invoice issued by a third party that is currently assessed by the Tax authorities to fall under the scope of article 69-B of the Mexican Federal Tax Code, and all invoices issued to Iconex Mexico support real bona fide and existing transactions carried out in the ordinary course of business;

(ff) Iconex Mexico has not been appointed as legal representative of any Person for Tax purposes in Mexico pursuant to article 174 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta);

(gg) Iconex Mexico has not (i) entered into any agreement that constitutes an “asociación en participación” in terms of article 17-B of the Mexican Federal Tax Code; (ii) acquired an ongoing business (negociación) in terms of article 26-IV of the Mexican Federal Tax Code; (iii) entered into any transaction qualifying as an undue acquisition or transfer of tax losses, as provided by article 69- B Bis of the Mexican Federal Tax Code; (iv) entered into any transaction that could be re-characterized pursuant to article 5-A of the Mexican Federal Tax Code; or (v) entered into any transaction required to be disclosed pursuant to Title VI of the Mexican Federal Tax Code (or to the extent that any such disclosure was required as of the Closing Date, Iconex Mexico duly and timely complied with the applicable mandatory disclosure obligations under Title VI of the Mexican Federal Tax Code);

(hh) At all times since formation, the Company has been properly classified as a disregarded entity pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) for U.S. federal income tax purposes (or any comparable or similar provision of state or local law) and no election has been made (or is pending) to change such treatment;

(ii) the Group Companies have not consummated or participated in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations. The Group Companies have not participated in, and are not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.

Section 4.16 Insurance.

(a) Section 4.16(a) of the Seller Disclosure Schedules sets forth an accurate and complete list of all current policies and binders of fire, liability, product liability, umbrella liability, real and personal property, environmental employers’ liability, professional liability, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by or for the benefit of any Group Company and relating to the assets, liabilities, business, operations, employees, officers, directors, members and managers of any Group Company and the Leased Real Property (including any self-insurance or captive insurance arrangements), specifying the insurer, policy number, named insured, the amount and nature of coverage, the deductible amount (if any), the policy limits (per occurrence or claim and aggregate) and the date through which coverage shall continue by virtue of premiums already paid, excluding with respect to benefits provided by a Company Benefit Plan. True, complete and correct copies of all such insurance policies and binders have been made available to Buyer. The insurance policies and binders set forth on Section 4.16(a) of the Seller Disclosure Schedules (or required to be set forth on Section 4.16(a) of the Seller Disclosure Schedules) (the “Company Policies”) are reasonably adequate for the business of the Group Companies and sufficient for compliance with all applicable Laws and Material Contracts.

(b) Section 4.16(b) of the Seller Disclosure Schedules sets forth an accurate and complete list of all policies and binders of fire, liability, product liability, umbrella liability, real and personal property, environmental employers’ liability, professional liability, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by or for the benefit of any Iconex Company and relating to the Contributed Assets or the Assumed Liabilities prior to the Reorganization, specifying the insurer, the policy number, the named insured, the amount and nature of coverage, the deductible amount (if any), the policy limits (per occurrence or claim and aggregate) and the date through which coverage shall continue by virtue of premiums already paid. The insurance policies and binders set forth on Section 4.16(b) of the Seller Disclosure Schedules (or required to be set forth on Section 4.16(b) of the Seller Disclosure Schedules) (the “Legacy Policies”, and collectively with the Company Policies, the “Policies”) were reasonably adequate for the Business and sufficient for compliance in all material respects with all applicable Laws and Contributed Contracts. Seller has provided to Buyer true, complete and correct copies of all such Legacy Policies as of the Reorganization.

(c) The Group Companies maintain the Company Policies, and during the past three (3) years, the Group Companies (or the Iconex Companies with respect to the Contributed Assets and Assumed Liabilities prior to the Reorganization) have maintained, with financially sound and reputable insurers, insurance with respect to their assets, employees, officers, managers and directors (or equivalent) and their business, in such amounts and against such Losses and risks as is customarily carried by Persons engaged in the same or similar business.

(d) To Seller’s Knowledge, after the Reorganization, the Iconex Companies maintain the Legacy Policies, and during the past three (3) years (but prior to the Reorganization) the Iconex Companies have maintained, with financially sound and reputable insurers, insurance with respect to the Contributed Assets or the Assumed Liabilities, in such amounts and against such Losses and risks as is customarily carried by Persons engaged in the same or similar business.

(e) Each of the Company Policies is in full force and effect and each of the Legacy Policies, to Seller’s Knowledge is in full force and effect. All premiums due and payable under the Policies have been paid.

(f) Except as disclosed on Section 4.16(f) of the Seller Disclosure Schedules, no insurer (i) has questioned, denied or disputed in writing the coverage of any claim pending under any of the Company Policies (or the Legacy Policies prior to the Reorganization, or to Seller’s Knowledge, the Legacy Policies after the Reorganization), or (ii) has provided any received written notice, or the Knowledge of Seller, any other notice of cancellation of, or indication of an intention not to renew, any such Company Policy or Legacy Policy. The Group Companies are not in default in any material respect under any provisions of the Company Policies and are in material compliance with the terms and conditions of all Company Policies. Prior to the Reorganization, the Iconex Companies were not in default in any material respect under any provisions of the Legacy Policies and were in material compliance with the terms and conditions of any Legacy Policies. To Seller’s Knowledge, after the Reorganization, the Iconex Companies have not been and are not in default in any material respect under any provisions of the Legacy Policies and are in material compliance with the terms and conditions of all Legacy Policies.

(g) Except as set forth on Section 4.16(g) of the Seller Disclosure Schedules, there are no claims pending under any of the Company Policies or the Legacy Policies in respect of the Contributed Assets or the Assumed Liabilities. There has been no reservation of rights by any insurance carrier, and to the Knowledge of Seller, no such reservation is threatened, concerning the coverage with respect to any matter set forth on Section 4.16(f) of the Seller Disclosure Schedules (or required to be set forth on Section 4.16(f) of the Seller Disclosure Schedules). No matter set forth on Section 4.16(f) of the Seller Disclosure Schedules, whether individually or in combination with other claims, is reasonably likely to result in damages in excess of the coverage available for such claim under the Company Policies or the Legacy Policies, as applicable.

Section 4.17 No Brokers or Finders. Except for BMO Capital Markets, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller, the Group Companies or any of their respective Affiliates who is entitled to any fee or commission from the Group Companies or their Affiliates in connection with the Transactions for which Buyer, any of its Affiliates or the Group Companies would be liable.

Section 4.18 Intellectual Property; IT Assets.

(a) Section 4.18(a) of the Seller Disclosure Schedules sets forth a complete list of all patents, patent applications, registrations and applications for registration of trademarks, service marks, trade dress and copyrights owned by the Group Companies and all domain name registrations owned by the Group Companies (the “Scheduled IP Rights”). All of the Scheduled IP Rights are subsisting, in full force and effect, and have not expired, been cancelled, abandoned or otherwise terminated and the registered or patented items included in the Scheduled IP Rights are, to Seller’s Knowledge, valid and enforceable. All maintenance, renewal and prosecution fees due within sixty (60) days following the Closing Date for all Scheduled IP Rights have been paid.

(b) Except as set forth on Section 4.18(b) of the Seller Disclosure Schedules, the Group Companies exclusively own, free and clear of all Encumbrances except for Permitted Encumbrances, all Company IP Rights. All Company IP Rights are subsisting, valid, and enforceable and have been obtained and maintained in material compliance with all Laws.

(c) Section 4.18(c) of the Seller Disclosure Schedules lists all instances where any Group Company has licensed or otherwise granted rights to a third party in or to any Company IP Rights, including identification of Contracts therefore, other than provisions regarding development and ownership of Intellectual Property Rights set forth in commercial Contracts that are entered into in the Ordinary Course of Business and that do not have the primary purpose of development of Intellectual Property Rights. A Group Company is the owner of or has a license, with the right to sublicense any Company IP Rights sold, distributed or licensed by them, and have the right to convey by sale or license any Company IP Rights so conveyed.

(d) All Intellectual Property Rights that are owned by a third party but licensed, sold or sublicensed by any Group Company is hereinafter referred to as “Licensed Intellectual Property.” Section 4.18(d) of the Seller Disclosure Schedules and describes all material Licensed Intellectual Property. Except as shown on Section 4.18(d) of the Seller Disclosure Schedules, no royalties or fees are payable by a Group Company to anyone for use of the Licensed Intellectual Property. Other than with respect to any Software that is provided under the Transition Services Agreement, the Company IP Rights, together with the Licensed Intellectual Property, consist of all of the Intellectual Property Rights necessary for the operation of the Business as currently conducted.

(e) No loss or expiration of any such Company IP Rights or Licensed Intellectual Property is pending, or to Seller’s Knowledge, threatened or reasonably foreseeable. Except as set forth on Section 4.18(e) of the Seller Disclosure Schedules, the consummation of the Transactions or the Carve-Out Transactions will not impair in any respect any right of the Group Companies to use or commercially exploit any of the Company IP Rights or the Licensed Intellectual Property as the Group Companies used or commercially exploited such Company IP Rights or Licensed Intellectual Property prior to the Closing Date.

(f) Except as set forth on Section 4.18(f) of the Seller Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened in writing, against any Group Company (or the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization) alleging that any Group Company is (or has in the past been) violating, infringing or misappropriating the Intellectual Property Rights of any other Person, and (ii) in the past three (3) years, no Actions have been brought (A) by any Group Company (or any Iconex Company with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization) against any Person alleging violation, infringement or misappropriation of the Company IP Rights, or (B) by any Person against any Group Company (or any Iconex Company with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization) alleging violation, infringement or misappropriation of such Person’s Intellectual Property Rights.

(g) Except as set forth on Section 4.18(g) of the Seller Disclosure Schedules, (i) the conduct of the Business by the Group Companies (or the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization) has not, in the past three (3) years, infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property Rights of any Person, and (ii) in the past three (3) years, to the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated the Company IP Rights, in each case, in a manner that would be material to the Group Companies or the Business.

(h) The Group Companies have taken (and the Iconex Companies took, prior to the Reorganization, to the extent any such Company IP Rights were Contributed Assets) commercially reasonable actions to maintain and protect the Company IP Rights, including all Trade Secrets owned by the Group Companies. No trade secrets or confidential information related to the business of any Group Company have been disclosed to any third party other than pursuant to a written Contract pursuant to which such third party agrees to protect such trade secrets or other confidential information using the same efforts and standard of care that such third party would take with respect to its trade secrets or other confidential information. Except as set forth on Section 4.18(h) of the Seller Disclosure Schedules, each Business Employee or Receipts Service Provider who has created any portion of, or otherwise who would have any rights in or to, any Company IP Rights has entered into a valid and enforceable written Contract assigning to such applicable Group Company (or applicable Iconex Company with respect to US Receiptco Employees) all Intellectual Property Rights created by such Person within the scope of such Person’s duties to such Group Company (or such applicable Iconex Company prior to the Reorganization), or has otherwise by operation of Law conveyed sufficient legal rights in such Intellectual Property Rights to the Group Companies (or the Iconex Companies with respect any such conveyances made prior to the Reorganization) for the operation of the business. All Business Employees or Receipts Service Providers have entered into a valid and enforceable written Contract prohibiting such Person from using or disclosing trade secrets or confidential information related to the business.

(i) Except as set forth on Section 4.18(i) of the Seller Disclosure Schedules, the Group Companies have the right to use all computers, computer Software, hardware, websites, databases, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and services (including any outsourced systems and services) that the Group Companies own, use or control in connection with the Business as currently conducted, including in connection with the Transition Services Agreement (the “IT Assets”). The IT Assets are sufficient for the needs of the Group Companies to conduct the Business in all material respects in the manner conducted by the Group Companies immediately prior to the Reorganization. To the Knowledge of Seller, in the past three (3) years, except as set forth on Section 4.18(i) of the Seller Disclosure Schedules, there have been no failures, breakdowns, unauthorized intrusions, crashes, or continued substandard performance of any IT Assets which have caused the substantial disruption or interruption in or to the use of the IT Assets or the operation of the Business that have not been remedied. The Group Companies have taken (and prior to the Reorganization, the Iconex Companies took) commercially reasonable precautions to seek to protect the confidentiality, integrity and security of the IT Assets and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person.

(j) Except for any “permitted use” violations under any Underlying TSA Contracts related to the provision of the material enterprise, software and information technology thereunder, to Seller’s Knowledge, each of the parties to the Underlying TSA Contracts is in full force and effect and each of the parties to the Underlying TSA Contracts has performed in all material respects all obligations required to be performed by it thereunder. Except for any “permitted use” violations under any Underlying TSA

Contracts related to the provision of material enterprise, software and information technology thereunder, no event or circumstance, to Seller’s Knowledge, has occurred that, with notice or lapse of time or both, would constitute default under any Underlying TSA Contracts or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. To Seller’s Knowledge, no counterparty to any Underlying TSA Contracts has provided notice that such counterparty intends to terminate or not renew any such Underlying TSA Contract. To Seller’s Knowledge, the services provided pursuant to each Underlying TSA Contract have been, since the effective date of the Transition Services Agreement, consistent as to quality and reliability of such services (whether provided by the counterparty to such Underlying TSA Contract or by any other Person that has provided such services to the Iconex Companies at any time during the past three (3) years) prior to the effective date of the Transition Services Agreement.

(k) The Group Companies maintain commercially reasonable policies, procedures and rules regarding data privacy, protection and security that are in material compliance with all Data Security Requirements. To Seller’s Knowledge, the Group Companies and the conduct of the Business by the Group Companies (or the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization) are in material compliance with, and at all times in the past three (3) years, have been in material compliance with, all Data Security Requirements. In the past three (3) years, except as set forth on Section 4.18(k) of Seller Disclosure Schedules, to Seller’s Knowledge, there have been no material violations or breaches of any Data Security Requirements by the Group Companies (or the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization) or incidents of security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, disposal or use of any of the IT Assets or personally identifiable information or other sensitive information (including Trade Secrets) of the Group Companies in the possession of the Group Companies (or in the possession of the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization). In the past three (3) years, except as set forth Section 4.18(k) of Seller Disclosure Schedules, to Seller’s Knowledge, there has been no (and neither the Group Companies nor the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization, have received any) written charge, challenge, complaint, claim or demand from any Person with respect to any actual or alleged violation or breach of any Data Security Requirements or incidents of security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, disposal or use of any of the IT Assets or personally identifiable information or other sensitive information (including Trade Secrets) of the Group Companies (or of the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization). There are no valid, unsatisfied requests from any Person to any Group Company seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete personal information), to restrict or object to processing of personal information, or relating to data portability.

Section 4.19 Transactions with Affiliates. There are no Contracts between (a) a Group Company, on the one hand, and (b) a Seller or its Affiliates (which, for the avoidance of doubt, does not include the Group Companies) or any of their respective Representatives, on the other hand, other than the Organizational Documents of the Group Companies. Iconex Canada will not be a “Group Company” for purposes of this representation.

Section 4.20 Title; Sufficiency of Assets.

(a) Other than the Shared Contracts and Restricted Contracts and except as set forth on Section 4.20(a) of the Seller Disclosure Schedules, the Group Companies have good and marketable title to or, in the case of property held under a lease, license or other Contract, the Group Companies hold pursuant to valid and enforceable leases, licenses or other Contracts, all of the assets or property used or held for use in or necessary to the Business as historically and currently conducted, except for assets sold in the Ordinary Course of Business. None of the assets or properties of any Group Company are subject to any Encumbrance other than Permitted Encumbrances.

(b) Other than the Shared Contracts and the Restricted Contracts, except as otherwise set forth on Section 4.20(b) of the Seller Disclosure Schedules, the Group Companies possess all of the assets, or a right to use all of the assets (including pursuant to the US Contribution Agreement, the Transition Services Agreement, the US Employee Transition Agreement and the License Agreement), necessary to conduct the Business in all material respects in the manner conducted by the Group Companies immediately prior to the Closing and in all material respects in the manner conducted by the Iconex Companies immediately prior to the Reorganization.

(c) Except with respect to those services being provided by employees of the Iconex Companies under the Transition Services Agreement, the Business Employees together with any individual independent contractors (including any sole proprietorship or affiliated company of such individual independent contractor) on a collective basis have the experience, qualifications, skill and knowledge to necessary to perform the Business as historically and currently conducted.

(d) All items of personal property are in good working order and repair, reasonable wear and tear and routine maintenance and upkeep excepted, and are adequate for the continued conduct of the Business by the Group Companies without interruption and the uses for which they are being put.

Section 4.21 Major Customers and Major Suppliers.

(a) Section 4.21(a) of Seller Disclosure Schedules sets forth a list of the customers that were the ten (10) largest in terms of dollar value of products and services related to the Business and purchased from the Group Companies (or the Iconex Companies with respect to the Business prior to the Reorganization) in fiscal years 2022 and 2023 and the nine-month period ending September 30, 2024 (the “Major Customers”), along with such total dollar value (by revenue received from such Major Customer) for each such full or partial fiscal year. None of the Major Customers have delivered written notice, or the Knowledge of Seller, any other notice to the Group Companies (or to the Iconex Companies with respect to the Business prior to the Reorganization, or to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies after the Reorganization) that it plans to terminate its relationship with the Group Companies (or that it planned to terminate its relationship with the Iconex Companies with respect to the Business prior to the Reorganization, or to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies after the Reorganization) for any reason, including the Transactions or the Carve-Out Transactions. Except as set forth on Section 4.21(a) of the Seller Disclosure Schedules, to the Knowledge of Seller, no Group Company has received (nor did any Iconex Company receive, prior to the Reorganization) any indication from any Major Customer to the effect, and to Seller’s Knowledge, there is no reason to believe, that such Major Customer will stop, or materially decrease the rate of, buying products or services from the Group Companies (or the Iconex Companies with respect to the Business on behalf of the Group Companies) or otherwise terminate or materially modify or reduce its relationship with any Group Company (or the Iconex Companies with respect to the Business on behalf of the Group Companies). Except as set forth on Section 4.21(a) of the Seller Disclosure Schedules, no Group Company (nor the Iconex Companies with respect to the Business prior to the Reorganization, nor to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies after the Reorganization) has had, in the past three (3) years, any dispute pending with any Major Customer.

(b) Section 4.21(b) of Seller Disclosure Schedules sets forth a list of the suppliers that were the ten (10) largest in terms of dollar value of products and services related to the Business and provided to the Group Companies (or the Iconex Companies with respect to the Business prior to the Reorganization) in fiscal years 2022 and 2023 and the nine-month period ending September 30, 2024 (the “Major Suppliers”), along with such total dollar value (by payment made to such Major Supplier) for each such full or partial fiscal year. None of the Major Suppliers have delivered written notice, or the Knowledge of Seller, any other notice to the Group Companies (or to the Iconex Companies with respect to the Business prior to the Reorganization, or to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies after the Reorganization) that it plans to terminate its relationship with the Group Companies (or that it planned to terminate its relationship with the Iconex Companies with respect to the Business prior to the Reorganization, or to the Knowledge of Seller, with respect to the Business after the Reorganization) for any reason, including the Transactions or the Carve-Out Transactions. To the Knowledge of Seller, no Group Company has received (nor did any Iconex Company receive, prior to the Reorganization) any indication from any such Major Supplier to the effect, and to the Knowledge of Seller, there is no reason to believe, that such Major Supplier will stop, or materially decrease the rate of, supplying materials, products or services to the Group Companies (or the Iconex Companies with respect to the Business on behalf of the Group Companies) or otherwise terminate or materially modify or reduce its relationship with any Group Company (or the Iconex Companies with respect to the Business on behalf of the Group Companies). No Group Company (nor the Iconex Companies with respect to the Business prior to the Reorganization, nor to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies after the Reorganization) has had, in the past three (3) years, any dispute pending with any Major Supplier.

(c) Since January 1, 2024, no Major Customer or Major Supplier has, to Seller’s Knowledge, been subject to an Insolvency Proceeding, ceased to do business or began to dissolve, wind down or liquidate.

Section 4.22 Product Liability and Warranty.

(a) Each product sold or delivered by the Group Companies (or to the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization) (the “Products”) is and in the past three (3) years has been in conformity in all material respects with all product specifications and all express and implied warranties. Except as set forth on Section 4.22 of Seller Disclosure Schedules, the Group Companies do not have any Liability for the sale of Products to any customer or other damages in connection therewith or any other customer or product obligations that would be reasonably expected to be material or that is not reserved against on the Interim Business Balance Sheet.

(b) Any reasonably implied or express representations or statements, disseminated in connection with the Products, whether on product labeling, packaging, or advertising and promotional materials are (i) accurate and complete and supported in all material respects by adequate, reliable, and reasonable prior substantiation at least at the level of substantiation advertised, and (ii) have been made in compliance with applicable Law.

(c) In the past three (3) years, there has been no recall, withdrawal, or suspension (whether voluntary or mandatory) of any Product, including any recall required by any Government Entity.

(d) To Seller’s Knowledge, there are no material defects in the design or manufacture of any products of the Group Companies (or of the Iconex Companies with respect to the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization) that likely will give rise to warranty claims under any warranties to customers or to claims of defect in the design or manufacture.

Section 4.23 Trade Controls & Compliance.

(a) Except as set forth on Section 4.23(a) of Seller Disclosure Schedules, the Group Companies (and the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization and, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets and the Assumed Liabilities after the Reorganization) have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance in all material respects by such Persons and their respective directors, managers, officers, employees and agents with applicable International Trade Laws and Anti-Corruption Laws. To the Knowledge of Seller, none of the services, goods or products used, consumed, incorporated or otherwise imported by any Group Company (nor the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization) has been made, manufactured, created, supplied or serviced using child or forced or indentured labor.

(b) (i) The Group Companies (and the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization and, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets and the Assumed Liabilities after the Reorganization) are and in the past three (3) years have been and are, in compliance in all material respects with applicable International Trade Laws and Anti-Corruption Laws, and (ii) neither the Group Companies (nor any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization), nor any of their respective Representatives (in each case, in their capacities as such), is or in the past three (3) years has been the subject of any investigation by any Government Entity with regard to any actual or alleged material violation of, any applicable International Trade Laws or Anti-Corruption Laws.

(c) The Group Companies (and the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization and, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets and the Assumed Liabilities after the Reorganization) have been during the past three (3) years, and are, in all material respects, in compliance in with applicable International Trade Laws and Anti-Corruption Laws with respect to their operations in the United Mexican States.

(d) During the past three (3) years, neither the Group Companies (nor the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization) have engaged directly or indirectly in transactions: (i) connected in any way with North Korea, Cuba, Iran, Syria, Russia, the Crimea Region, or Sudan; (ii) connected with any government, country or other Government Entity or Person that is the target of U.S. economic sanctions administered by the United States Office of Foreign Assets Control (“OFAC”) or by His Majesty’s Treasury in the United Kingdom, or the target of any applicable United Nations, European Union or other international sanctions regime, including with specially designated nationals or blocked person designated by OFAC or on any United Nations, European Union or United Kingdom asset freeze list; or (iii) that are prohibited by Law administered by OFAC or by any other economic or trade sanctions Law of the U.S. or any other jurisdiction. Seller will not use, directly or indirectly, the proceeds of the Transactions, or lend, contribute or otherwise make available such proceeds) in any manner that will result in a violation by any Person of economic or trade sanctions Laws.

(e) No property or interests in property of the Group Companies are (or the Iconex Companies with respect to the Contributed Assets or the Assumed Liabilities prior to the Reorganization were) blocked or frozen under the economic sanctions Laws of the U.S., the European Union or any other jurisdiction.

(f) During the past three (3) years, neither the Group Companies (nor the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets and the Assumed Liabilities, after the Reorganization) have, (i) exported or reexported (including deemed exportation or re-exportation) any merchandise, Software or technology in violation in any material respect of any Laws of the U.S. or any other jurisdiction, or (ii) taken any actions, refused to take any actions, or furnished any information in violation in any material respect of any Laws of the U.S. or any other jurisdiction restricting participation in international boycotts.

(g) The Group Companies (and the Iconex Companies with respect to the Business, the Contributed Assets and the Assumed Liabilities prior to the Reorganization and, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets and the Assumed Liabilities after the Reorganization) are and have been operated at all times in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering Laws of all jurisdictions in which the Group Companies (or the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets and the Assumed Liabilities, after the Reorganization) conduct business, the rules and regulations thereunder and any related or similar Laws (collectively, the “Anti-Money Laundering Laws”); and no Action involving any Group Company (or any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets and the Assumed Liabilities, after the Reorganization) with respect to the Anti-Money Laundering Laws there is no, and in the past three (3) years there has not been, any Action pending or, to Seller’s Knowledge, threatened in writing, that is material to the Group Companies or the Business.

Section 4.24 Inventory. Other than immaterial amounts (on an individual and aggregate basis) of inventory, all items of inventory of the Group Companies (including raw materials, supplies, work-in-process, finished goods and other materials), whether or not shown on the Interim Business Balance Sheet, (i) other than as reflected in the reserve for inventory obsolescence, are in good, merchantable and useable condition in all material respects, and (ii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories, are of a quality and quantity useable in the ordinary course of business. All such inventory is owned by the Group Companies free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis.

Section 4.25 Accounts Receivable. All existing accounts receivable of the Group Companies (including those that are Contributed Assets, but excluding any accounts receivable between any of the Group Companies or any of the Group Companies and the Seller or any Affiliate of Seller occurring in the Ordinary Course of Business), including those accounts receivable reflected on the Interim Business Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Interim Business Balance Sheet and that have not yet been collected (the “Receivables”), arose from bona fide transactions with Persons not Affiliated with the Group Companies and in the Ordinary Course of Business and applicable Law and constitute (a) legal, valid and binding obligations of the obligors thereon, and (b) valid, undisputed claims of the Group Companies not subject to valid claims of setoff or other defenses or counterclaims. Since the date of the Interim Business Balance Sheet, the Group Companies (and the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization and, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets and the Assumed Liabilities after the Reorganization) have collected Receivables consistent with past practices, included with respect to the schedule of receipt thereof and has not accelerated payment thereof. There is no Encumbrance, other than Permitted Encumbrances, on any of the Receivables that will not have been discharged on or prior to the Closing Date, and no request or agreement for deduction or discount has been made with respect to any of the Receivables, except as reflected in reserves for doubtful accounts set forth in the Interim Business Balance Sheet.

Section 4.26 Certain Payments.

(a) No Group Company (nor any Iconex Company with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities after the Reorganization) and, to Seller’s Knowledge, no managers, directors, officers, members, agents, employees or any other Person acting for or on behalf of the Group Companies (or the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization), have directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services, in violation of any material respect of any applicable Law: (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Group Companies (or the Iconex Companies with respect to the Business, the Contributed Assets or the Assumed Liabilities prior to the Reorganization or, to the Knowledge of Seller, with respect to the Business on behalf of the Group Companies, the Contributed Assets or the Assumed Liabilities, after the Reorganization).

Section 4.27 Intercompany Payables and Receivables. Except as set forth on Section 4.27 of the Seller Disclosure Schedules, as of the Closing, each Group Company has settled and extinguished any and all payables owed by such Group Company to any other Group Company or Affiliate of Seller and all receivables owed to the Company by such Group Company or any Affiliate of Seller with no further Liability to such Group Company, other than any payables or receivables, as applicable accrued since September 30, 2024, in the Ordinary Course of Business (the “Accrued Intercompany Payables and Receivables”). Iconex Canada will not be a “Group Company” for purposes of this representation.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and this Article IV of this Agreement and Article III of the Canada Asset Purchase Agreement, neither Seller, nor any of its Affiliates, any of its or their respective stockholders, direct or indirect equityholders, trustees, members, managers, fiduciaries or any other Representatives, nor any other Person, has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Seller, the Group Companies, their respective Affiliates, the Business, the Acquired Interests, this Agreement, the other Transaction Documents or the Transactions. Except for the representations and warranties contained in Article III and this Article IV of this Agreement and Article III of the Canada Asset Purchase Agreement, SELLER IS SELLING THE ACQUIRED INTERESTS (AND THE BUSINESS AND ASSETS OF THE GROUP COMPANIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS, ON BEHALF OF ITSELF AND ITS HEIRS, PERSONAL REPRESENTATIVES AND AFFILIATES, (a) ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED OR WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, STOCKHOLDERS, DIRECT OR INDIRECT EQUITYHOLDERS, TRUSTEES, MEMBERS, MANAGERS, FIDUCIARIES OR OTHER REPRESENTATIVES or any other Person, and (b) all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished. Except for the representations and warranties contained in Article III and Article IV of this Agreement and Article III of the Canada Asset Purchase Agreement, NEITHER SELLER NOR ICONEX CANADA MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NEITHER SELLER NOR ICONEX CANADA MAKES ANY IMPLIED WARRANTIES WHATSOEVER. Except for the representations and warranties contained in Article III and this Article IV of this Agreement and Article III of the Canada Asset Purchase Agreement, neither Seller, nor any of its Affiliates, any of its or their respective stockholders, equityholders, trustees, members, managers, fiduciaries or other Representatives, nor any other Person, has made or is making any representations or warranties to Buyer or any other Person regarding the future success or future profitability of the Group Companies, the Business or the Acquired Interests, including regarding the future possibility or likelihood of any Action before any Government Entity or arbitrator, including in respect of rates, or any particular result or outcome therefrom, or the possibility or likelihood of the occurrence of any environmental condition, Release or hazard, or any mechanical or technical issue, problem, or failure, or of any interruption in service, or of any increase, decrease or plateau in the volume of product or service, or revenue derived therefrom, or of the possibility, likelihood or potential outcome of any complaints, controversies or disputes with respect to existing or future customers or suppliers, in each case, related to the Group Companies. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NOTHING IN THIS AGREEMENT SHALL LIMIT ANY PERSON’S LIABILITY FOR FRAUD or “Fraud” (as defined in the Canada Asset Purchase Agreement).

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1 Organization and Qualification. Buyer has been duly organized, is validly existing and is in good standing under the Laws of the State of Delaware and has all requisite corporate, limited liability company, limited partnership or other entity power, as applicable, and authority to own and operate its properties and assets and to carry on its business as presently conducted.

Section 5.2 Corporate Authorization. Buyer has all requisite corporate, limited liability company, limited partnership or other entity power, as applicable, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized and approved by all necessary action of Buyer. This Agreement and the other Transaction Documents to which Buyer is or will be a party have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is or will be a party thereto, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Consents and Approvals. Except in connection, or in compliance, with the approvals, filings and notifications required by applicable Laws that are set forth on Section 5.3 of Buyer Disclosure Schedules and approvals required under the HSR Act (“Buyer Approvals”), no consent, approval, waiver, authorization, notice or filing is or will be (with or without notice or the passage of time or both) required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, or be made by Buyer or any of its Affiliates with, any Government Entity or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which each is or will be a party.

Section 5.4 Non-Contravention. Assuming the receipt of all Buyer Approvals, the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the Transactions do not and will not (with or without notice or the passage of time or bother) constitute or result in (a) a violation of the Organizational Documents of Buyer, (b) a breach or violation of, a termination of, a right of termination, cancellation or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of Buyer pursuant to, any Contract to which Buyer is a party, or (c) assuming the receipt of all of Seller’s Approvals and Company Approvals, a breach or violation of, or a default under, any Law to which Buyer or its Affiliates are subject.

Section 5.5 Litigation and Claims. There is no Action that is pending or, to Buyer’s Knowledge, threatened in writing, against Buyer or any of its properties or assets except as would not reasonably be expected to impede or materially delay the consummation of, or materially impair the ability of Buyer to consummate, the Transactions.

Section 5.6 Financing.

(a) The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s or its Affiliate’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) Buyer has access to funds (whether through cash on hand, equity commitments from its direct and indirect parent entities and / or existing lines of credit, or a combination thereof) and will have on the Closing Date funds sufficient to fund all of the amounts required to be provided by Buyer for the consummation of the transactions contemplated hereby, including the payments set forth in Section 2.2(b) and Section 2.2(c), and any other amounts required to be paid on the Closing Date in connection with the consummation of the transactions contemplated hereby, including all related fees and expenses required to be paid by Buyer on the Closing Date.

Section 5.7 Intentionally Omitted.

Section 5.8 Investment Intent; Investment Experience. Buyer is acquiring the Acquired Interests for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling the Acquired Interests, in each case, in violation of the Securities Act or any other applicable Law. Buyer acknowledges and agrees that the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable Law. Buyer acknowledges that it can bear the economic risk of its investment in the Acquired Interests, and has such knowledge and experience in financial and business matters and the industries in which the Group Companies operate that it is capable of evaluating the merits and risks of an investment in the Acquired Interests.

Section 5.9 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who is entitled to any fee or commission from Buyer or any of its Affiliates in connection with the Transactions for which Seller or any of its Affiliates would be liable.

Section 5.10 Independent Investigation; No Other Representations or Warranties. Buyer, Canada Buyer and/or their Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Group Companies as desired by Buyer, Canada Buyer and their Representatives and have evaluated such documents and information as they have deemed necessary to enable Buyer and Canada Buyer to make an informed decision with respect to the Transactions. The consummation of the Transactions by Buyer and Canada Buyer is not done in reliance upon any representation or warranty by, or information from, or any conduct or omission by Seller, the Group Companies, or any of their respective Affiliates or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the express written representations and warranties set forth in Article III and Article IV of this Agreement and Article III of the Canada Asset Purchase Agreement. Without limiting the foregoing, Buyer further expressly acknowledges (on behalf of itself and the Buyer Indemnified Parties) (a) neither Seller nor any of its Affiliates shall have or be subject to any Liability to any Buyer Indemnified Party with respect to (i) information, documents, materials, conduct or inducements (“Extra-Contractual Information”) furnished or omitted by or on behalf of Seller, its Affiliates, the Group Companies or any of their respective Representatives, agents or advisors (including, BMO Capital Markets and King & Spalding LLP) relating in any way to the Group Companies (including Extra-Contractual Information supplied, furnished, omitted or conveyed (A) in the Data Room, (B) in connection with fulfillment of the due diligence requests of Buyer, Canada Buyer or their Representatives, (C) as a part of any management presentations, or (D) otherwise in advance of or in expectation of the Transactions), or (ii) the accuracy or completeness of the Extra-Contractual Information so supplied, furnished, omitted or conveyed (including information, documents or materials omitted from (A) the Data Room, (B) responses to due diligence requests of Buyer, Canada Buyer or their Representatives, (C) any management presentations, or (D) otherwise) and (b) that Buyer (on its own behalf and all others claiming through it, including the Buyer Indemnified Parties)

expressly disclaims, and Buyer (on its own behalf and all other claiming through it, including the Buyer Indemnified Parties) disclaims reliance on, any representations and warranties, including any implied warranty of merchantability or of fitness for a particular purpose therein, other than, in each case of (a) and (b), the representations and warranties by Seller specifically and expressly set forth in Article III and Article IV of this Agreement and by Iconex Canada specifically and expressly set forth in Article III of the Canada Asset Purchase Agreement. Such consummation is instead based entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the Group Companies and the Iconex Companies, including their present and potential value and earning power, as well as those representations and warranties by Seller specifically and expressly set forth in Article III and Article IV of this Agreement and by Iconex Canada specifically and expressly set forth in Article III of the Canada Asset Purchase Agreement and the covenants of Seller contained herein and the covenants of Iconex Canada contained in the Canada Asset Purchase Agreement. Without limiting the foregoing, Buyer acknowledges (on its own behalf and all others claiming through it, including the Buyer Indemnified Parties) (x) that neither Seller, nor the Group Companies, including any of its or their respective Affiliates or Representatives, have made any representations or warranties to Buyer, Canada Buyer or their Representatives regarding the future probable success or future profitability of the Group Companies, (y) that neither Seller nor the Group Companies, including any of its or their respective Affiliates or Representatives, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any Extra-Contractual Information regarding the Group Companies or the Transactions, (z) and neither Seller nor the Group Companies, including any of its or their respective Affiliates or Representatives, nor any other Person will have or be subject to any Liability to Buyer, Canada Buyer, their Representatives or any other Person resulting from the distribution to Buyer, Canada Buyer or their Representatives or the use of any such Extra-Contractual Information by Buyer, Canada Buyer or their Representatives. Without limiting the foregoing, Buyer expressly acknowledges the provisions set forth in Section 4.28. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NOTHING IN THIS AGREEMENT SHALL LIMIT ANY PERSON’S LIABILITY FOR FRAUD or “Fraud” (as defined in the Canada Asset Purchase Agreement).

Article VI
COVENANTS

Section 6.1 Intentionally Omitted.

Section 6.2 Access and Information. From and after the Closing, to the extent necessary (a) in response to the request or at the direction of a Government Entity and (b) for the preparation of Tax Returns or other documents related to Tax matters, subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations (it being agreed that Buyer or the Group Companies, as applicable, shall use commercially reasonable efforts to remove or obtain a waiver of such privileges or contractual prohibitions, upon reasonable prior notice), Buyer shall (A) afford Seller (or Iconex Canada, as applicable) and its Representatives reasonable access, during normal business hours, to the books, data, files, information and records of Buyer and its Affiliates in respect of the Group Companies (or the Assumed Books and Records (as defined in the Canada Purchase Agreement) with respect to Iconex Canada) (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (B) make available to Seller the employees of Buyer and its Affiliates (or, if applicable, any replacement manager or operator) whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the requesting Party, its Affiliates or Representatives in connection with its inquiries for any of the purposes referred to in this Section 6.2; provided, however, that such access or request shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates. Nothing in this Section 6.2 shall limit any provision of Section 6.9, including, for the avoidance of doubt, Section 6.9(k). For purposes of this Section 6.2,“Group Companies” shall not include Iconex Canada.

Section 6.3 Books and Records. Subject to Section 6.14, after the Closing, Seller and its Affiliates shall have the right to retain (a) copies of all Books and Records and all Tax Returns and other information and documents relating to Tax matters of the Group Companies, in each case, relating to periods ending on or prior to the Closing Date (i) as required by any Government Entity, including any applicable Law or regulatory request, or (ii) as may be necessary for Seller and its Affiliates to perform its and their respective obligations pursuant to this Agreement and the other Transaction Documents, in each case subject to compliance in all material respects with applicable Laws, and (b) copies of all Data Room materials, bids and Books and Records (including any financial analysis relating to such bids) prepared in connection with the Transactions, including (i) copies of any Books and Records that may be relevant in connection with the defense of disputes arising under this Agreement, or (ii) copies of financial information and other accounting Books and Records prepared or used in connection with the preparation of financial statements of any Seller or the Group Companies. Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, all documents, materials, communications, analyses and other information relating to offers, indications of interest received from others in connection with the Transactions contemplated by the Transaction Documents that are in the possession of the Group Companies through the Closing will be transferred to Seller prior to, or as of, the Closing and Seller shall not be required to grant Buyer (or following the Closing, the Group Companies) access to such documents, materials, communications, analyses or other information at any time, except to the extent required by Law (as reasonably determined by counsel to Buyer).

Section 6.4 Intentionally Omitted.

Section 6.5 Intentionally Omitted.

Section 6.6 Directors and Officers.

(a) Buyer agrees that all rights to indemnification and exculpation from Liabilities for acts or omissions occurring prior to the Closing now existing in favor of each present or former manager, director or officer of the Group Companies (which, for purposes of this Section 6.6 does not include Iconex Canada), in each case, when acting in such capacity (the “D&O Indemnified Parties”), pursuant to the Organizational Documents or applicable Laws will remain obligations of the Group Companies and will survive the Closing and continue in full force and effect in accordance with their terms. Buyer shall not, and shall cause its Affiliates not to, without consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), amend, restate or repeal any Organizational Documents of the Group Companies within six (6) years after the Closing unless such Organizational Document (after giving effect to such amendment, restatement or repeal and applicable Law) would provide for the Group Companies to indemnify and hold harmless the D&O Indemnified Parties against, and advance expenses with respect to, any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or Liabilities incurred in connection with any Action arising out of matters in connection with acting in such capacity, to at least the same extent that such indemnification and advancement of expenses would be provided for under applicable Laws or its Organizational Documents in effect on the Closing Date.

(b) For the six (6)-year period commencing on the Closing Date, Buyer shall (or shall cause the Group Companies to) maintain in effect, through an extended reporting period endorsement purchased by Seller (or the Group Companies, as applicable) at Seller’s sole cost and expense, the Group Companies’ current directors’ and officers’ liability insurance (the “D&O Tail Policy”) covering acts or omissions occurring at or prior to the Closing with respect to those persons who are currently covered prior to the Closing by the Group Companies’ directors’ and officers’ liability insurance policy on the same terms and scope with respect to such coverage, and amount, for such individuals. The premium, underwriting fees and brokerage fees and taxes payable for the D&O Tail Policy, and the costs and expenses related to obtaining the D&O Tail Policy, shall be borne and paid by Seller.

(c) Seller and Buyer hereby acknowledge and agree that for the six (6)-year period commencing on the Closing Date each of the D&O Indemnified Parties shall be an express third-party beneficiary of this Section 6.6. The rights of each of the D&O Indemnified Parties under this Section 6.6 shall be in addition to any rights such D&O Indemnified Parties may have under the Organizational Documents of the Group Companies or applicable Laws; provided, however, that the rights of each of the D&O Indemnified Parties under this Section 6.6 shall be the initial and primary basis for and means of recourse for such D&O Indemnified Parties with respect to the execution of their duties up to the termination of their appointment.

(d) Notwithstanding the foregoing, any rights to indemnity, to be held harmless and to the advancement of expenses under this Section 6.6 will not include any Liabilities of D&O Indemnified Parties arising from or related to any Liabilities arising from or related to any of the Labels Purchase Agreement or the transactions contemplated thereby.

(e) For purposes of this Section 6.6, “Group Companies” shall not include Iconex Canada.

Section 6.7 Intentionally Omitted.

Section 6.8 Employee Matters.

(a) During the period commencing on the Closing Date (with respect to current Business Employees who are not US Receiptco Employees), the Employee Transition Period End Date (with respect to current US Receiptco Employees who are not Inactive Transferring Employees) or the Leave Employee Employment Date (with respect to current US Receiptco Employees who are Inactive Transferring Employees), (as applicable, the “Employment Commencement Date”) and ending no earlier than the first (1st) anniversary of the Employment Commencement Date but in no event later than December 31, 2025, Buyer shall provide the Business Employees who are employed by the Group Companies immediately after the applicable Employment Commencement Date (“Continuing Employees”) with (i) annual base salary or wage rate that is no less favorable to the base salary or wage rate provided immediately prior to the applicable Employment Commencement Date, (ii) commission and annual cash incentive compensation opportunities (exclusive of any equity-based or long-term incentive compensation) that are no less favorable than those commission and annual cash incentive opportunities available to such employees under the Group Companies’ (or with respect to the US Receiptco Employees, under Iconex’s and its Affiliates’) incentive compensation programs and arrangements in effect immediately prior to the applicable Employment Commencement Date, and (iii) employee benefits (other than equity-based and long-term incentive compensation and benefits) comparable in the aggregate to those provided by the Group Companies (or with respect to the US Receiptco Employees, provided by any Iconex Company with respect to such US Receiptco Employees) to such Continuing Employee under the Company Benefit Plans and Iconex Benefit Plans, as applicable, immediately prior to the applicable Employment Commencement Date. Buyer further agrees that, as of the applicable Employment Commencement Date, Buyer shall cause the Group Companies or their Affiliates to grant all Continuing Employees credit for any service with the Group Companies (or any predecessor, including any Iconex Company with respect to the US Receiptco Employees) earned immediately prior to the applicable Employment Commencement Date (A) for eligibility, vesting and entitlement to benefits (but not benefit accrual) purposes under the Benefit Plans (other than defined benefit, equity or long-term incentive plans) sponsored or maintained by Buyer or its Affiliates (including a Group Company) in which Continuing Employees are eligible to participate (“Buyer Benefit Plans”), and (B) for purposes of vacation and paid time off accruals (and severance benefit determinations); provided, however, such service shall not be recognized to the extent that (y) such recognition would result in a duplication of benefits, or (z) such service was not recognized under a comparable Company Benefit Plan as in effect immediately prior to the Closing or, with respect to a US

Receiptco Employee, Iconex Benefit Plan immediately prior to the applicable Employee Transition Period End Date. Further, to the extent applicable in the plan year that contains the Closing Date, Buyer shall use commercially reasonable efforts to cause the Continuing Employees to be given credit under the applicable Buyer Benefit Plans for amounts paid during the plan year in which the applicable Employment Commencement Date occurs under the comparable Company Benefit Plan or the comparable Iconex Benefit Plan for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Buyer Benefit Plans. In addition, to the extent applicable in the plan year that contains the Closing Date, Buyer shall use commercially reasonable efforts to cause to be waived all pre-existing conditions exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any new employee benefit plan of Buyer or its Affiliates to the extent waived or satisfied by a Continuing Employee (or dependent) as of the applicable Employment Commencement Date, under the comparable Company Benefit Plan or comparable Iconex Benefit Plan. Buyer agrees that Buyer shall be solely responsible for satisfying the COBRA continuation coverage for all individuals who are “M&A qualified beneficiaries” as such term is defined in Section 54.4980B-9 of the Treasury Regulations as a result of the Transactions contemplated under this Agreement.

(b) Notwithstanding any of the foregoing, the terms and conditions of employment of each Business Employee who is covered by the CBA shall be governed exclusively by the terms of such CBA. Buyer shall, and shall cause its Affiliates (including as of the Closing, the Company), to recognize the CBA and be solely responsible for all Liabilities and obligations thereunder or related thereto.

(c) Buyer shall cause the applicable Group Companies, to pay the Accrued Bonuses to the applicable recipients in accordance with the terms of the arrangements governing such Accrued Bonuses through payroll on or before April 15, 2025, except to the extent a recipient is not entitled to such Accrued Bonus at the time of payment.

(d) Nothing contained in this Section 6.8 is intended to (i) confer upon any Continuing Employee or any other Person any right to employment or engagement, continued employment or engagement for any period, receipt of any specific benefit or compensation, or any particular term or condition of employment or engagement, (ii) be treated as the establishment, modification, termination, or amendment of any particular Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or Contract, (iii) prevent Buyer or Seller or any of their respective Affiliates from amending, modifying, or terminating any Company Benefit Plan or any benefit or compensation plan, program, policy, agreement, arrangement, or Contract at any time assumed, established, sponsored or maintained by any of them, (iv) prevent Seller or Buyer or any of their respective Affiliates from terminating the employment of any Continuing Employee or any other Person at any time and for any or no reason, or (v) create any rights or remedies of any nature, including third-party beneficiary rights, in any Continuing Employee, any beneficiary or dependent thereof or any Person other than the Parties.

(e) For purposes of this Section 6.8, “Group Companies” shall not include Iconex Canada.

Section 6.9 Taxes.

(a) Tax Returns.

(i) Seller shall prepare and file or cause to be prepared and filed, at its sole cost and expense, all federal, state, provincial, local and foreign Tax Returns of the Group Companies for taxable periods ending on or before the Closing Date that (A) (I) are due after the Closing, (II) reflect items of income, gain, deduction or loss that are to be reported on the Tax

Returns of Seller and (III) are listed on Appendix B, or (B) any federal Income Tax Return, and corresponding state or local Tax Return of Iconex Holdco, Inc. for any taxable period ending on or before the Closing Date filed after the Closing Date (such Tax Returns, “Seller’s Tax Returns”), with such list including the applicable jurisdiction, tax period and Tax Return form. All Seller’s Tax Returns shall be prepared in a manner consistent with the Group Companies’ past practices, except as required by applicable Law. Thirty days prior to the due date of the applicable Seller’s Tax Return, Seller shall provide such Seller’s Tax Return to Buyer for Buyer’s review and comment, and Seller shall consider in good faith all of Buyer’s reasonable comments, provided, however, with respect to any Iconex Holdco, Inc. Tax Return prepared and filed pursuant to (B) above, Seller shall accept and incorporate all of Buyer’s reasonable comments to such Tax Returns. Any other Tax Returns that relate to Taxes for which Seller may be liable hereunder and are not Seller’s Tax Returns shall be prepared by Buyer, and Buyer shall provide such Tax Return to Seller for Seller’s review and comment, and Buyer shall accept and incorporate all of Seller’s reasonable comments that relate to Taxes for which Seller is liable hereunder.

(ii) For purposes of this Agreement, in the case of any Straddle Period, (A) Taxes other than Taxes based upon or related to income, gains, payments or receipts, or employment or payroll Taxes of the Group Companies allocable to the Pre-Closing Tax Period will be equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days during such period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire period, and (B) Taxes based upon or related to income, gains, payments or receipts (including sales and use Taxes), or employment or payroll Taxes of the Group Companies allocable to the Pre-Closing Tax Period will be computed as if such taxable period ended as of the close of business on the Closing Date. For the avoidance of doubt, any Taxes with respect to a Group Company pursuant to Sections 951 and 951A (or any analogous provision of state or local Law) shall be calculated as if the taxable year ended on the Closing Date.

(b) Any refunds of Tax received by the Group Companies (including for this purpose any credit in lieu of a refund that is applied against a Tax Liability) with respect to a Pre-Closing Tax Period where such Tax was taken into account as a liability for purposes of determining Accrued Taxes and such refund (or credit in lieu of Taxes) was not taken into account in determining Accrued Taxes shall be for the account of Seller to the extent such refund is received by the applicable Group Company within ninety (90) days after the Closing, or such credit is claimed on a Group Company Tax Return. Buyer shall, or shall cause the Group Companies to, disburse to Seller the amount of any such refunds (or credit in lieu of refund), net of any actual Tax costs related thereto or expenses incurred in claiming such refund or credit in lieu of refund, within ten (10) days from receipt thereof.

(c) If any Party receives notice of any Action by any Tax Authority relating to the Taxes of the Group Companies for a Pre-Closing Tax Period or Straddle Period (“Tax Contest”), the Party first receiving notice shall promptly provide notice thereof to the other Party; provided, however, that the delay or failure of such Party providing such notice shall not affect the rights of the Parties hereunder unless the other Party is materially prejudiced thereby. Seller, at its sole cost and expense, shall control any Tax Contests with respect to Taxes that Seller has the sole liability for hereunder (including by reason of such Taxes being taken into account for purposes of the determination of Indebtedness and for which Seller is still responsible for) or under applicable Law (a “Seller’s Tax Contest”); provided, however, that Buyer shall be entitled to participate, at the sole cost and expense of Buyer and with counsel of its own choosing, in any Seller’s Tax Contest. Seller will keep Buyer reasonably informed of all material developments in any Seller’s Tax Contest, provide Buyer with copies of all correspondence regarding any such Seller’s Tax Contest, and Seller will not settle any Seller’s Tax Contest it controls without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Any other Tax Contest shall be controlled by

Buyer, provided, however, that Seller shall be entitled to participate, at the sole cost and expense of Seller, in any such Tax Contest to the extent such Tax Contest is reasonably likely to result in a Tax Liability for Seller.

(d) Transfer Taxes. Buyer shall be responsible for any sales, use, value added, transfer or similar Taxes due with respect to the transfer of the Acquired Interests under this Agreement. The Parties will cooperate in good faith to minimize any such Taxes that may be due, including filing for any applicable exemptions or relief that may be available.

(e) Post-Closing Actions. Buyer shall not, in each case only to the extent such actions would reasonably be expected to increase the Tax Liability of Seller, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed, (i) amend any Tax Return of the Group Companies with respect to a Pre-Closing Tax Period (including any Straddle Period), (ii) cause the Group Companies to waive or extend any statute of limitations associated with any Pre-Closing Tax Period, (iii) make, change or revoke any Tax election (other than under Section 6226 of the Code or any corresponding, similar or analogous provisions of non-U.S., state or local Law, or under subsection 78(1)(b) of the Tax Act) that has retroactive effect to, any Pre-Closing Tax Period of the Group Companies, or (iv) initiate any voluntary disclosure with a Government Entity regarding Taxes of the Group Companies for any Pre-Closing Tax Period.

(f) Transaction Tax Deductions. The Parties agree that, to the extent allowed by applicable Law, all Transaction Tax Deductions shall be reported by the Group Companies on their Tax Returns with respect to the Pre-Closing Tax Period, and Buyer or its Affiliates will not claim any deduction with respect to such payments for U.S. federal, state or local Income Tax purposes, unless otherwise required by applicable Tax Law.

(g) Tax Treatment. For U.S. federal and applicable state Income Tax purposes, Buyer and Seller shall treat the Equity Purchase as a taxable sale by Seller of a corresponding portion of the assets of Company to Buyer. Buyer, Seller and their Affiliates shall file all Tax Returns and take all Tax positions consistent therewith, unless otherwise required by applicable Law.

(h) Purchase Price Allocation. The Final Purchase Price and any other items required by Tax Law shall be allocated among the assets of the Group Companies in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Law, as appropriate) in accordance with the allocation methodology attached as Appendix C (the “Allocation Methodology”). Within sixty (60) days following the determination of the Final Purchase Price pursuant to Section 2.3, Buyer shall deliver to Seller a proposed allocation of the Final Purchase Price among the assets of the Company in accordance with the Allocation Methodology (the “Proposed Tax Allocation”). Seller shall have sixty (60) days following receipt of the Proposed Tax Allocation to propose any changes or indicate concurrence therewith in accordance with the Allocation Methodology, and Buyer shall consider any changes proposed by Seller in good faith. If Seller does not concur with the Proposed Tax Allocation, Seller and Buyer will negotiate in good faith and attempt to reach agreement on the allocation within forty-five (45) days among the assets. If Buyer and Seller reach agreement on such allocation (the “Agreed Allocation”) within such period, such Agreed Allocation shall be reflected on a completed IRS Form 8594 (and all other Tax Returns as applicable), which form shall be timely filed separately by Buyer and Seller with the IRS pursuant to the requirements of Section 1060(b) of the Code. Each Party shall promptly notify the other upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Agreed Allocation. Buyer and Seller also shall allocate and report any adjustments to the Final Purchase Price in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustments shall become part of such Agreed Allocation. No Party shall take a position on any Tax Return or otherwise for Tax purposes that is contrary to the Agreed

Allocation determined hereunder. If Buyer and Seller do not reach an Agreed Allocation, Buyer and Seller will each prepare its own allocation of the Final Purchase Price, amongst the assets of the Group Companies, to be used by such Party and its Affiliates, provided such allocation is reasonable and in accordance with the Code.

(i) Tax Sharing Agreements. Seller shall cause all Tax allocation Contracts or Tax sharing Contracts with respect to each of the Group Companies (other than any customary Tax indemnity obligations contained in credit or other commercial Contracts the primary purpose of which does not relate to Taxes) to be terminated prior to the Closing Date, and shall ensure that such Contracts are of no further force or effect as to any of the Group Company on and after the Closing Date and that there shall be no further Liabilities or obligations imposed on any of the Group Company under any such Contracts. All such terminations shall be in a writing subject to Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(j) No Section 338(g) Election. The Parties agree that no election pursuant to Section 338 of the Code shall be made by Buyer or the Group Companies with respect to the transactions contemplated under this Agreement.

(k) Cooperation. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and the filing of Tax Returns pursuant to this Section 6.9 and any audit, litigation or other Action with respect to Taxes and the computation and verification of any amounts paid or payable under this Agreement (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon any other Party’s request) provision of any relevant records and information and making employees and representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(l) For the purposes of this Section 6.9 Group Companies will not include Iconex Canada.

Section 6.10 Announcements. Neither Seller nor Buyer (nor their Affiliates) shall issue or make any reports, statements or releases to the public regarding the Transactions without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. If a Party is unable to obtain the approval of its public report, statement or release from the other Party, as applicable, and such report, statement or release is, as determined by legal counsel to such Party, required by Law or applicable securities exchange in order to discharge such Party’s disclosure obligations, then such Party may make or issue such required report, statement or release and promptly furnish the other Parties with a copy thereof. Notwithstanding the foregoing, nothing herein shall restrict any Affiliates of Buyer or Seller or any private equity fund or other investment vehicle founded by principals of or managed by Affiliates of Buyer or Seller from disclosing the Transactions and key financial information relating thereto on a confidential basis to (a) existing and prospective general and limited partners, equity holders, members, managers, and investors and lenders, (b) auditors, managers, directors, officers, employees, professional consultants, advisors attorneys or other Representatives of such Persons in connection with (i) compliance with financial or Tax reporting obligations, or (ii) the exercise of any remedies hereunder or under any other Contract entered into in connection with this Agreement or any Action relating to the enforcement of its rights hereunder or thereunder, or (c) any regulatory authority having jurisdiction over such Persons. Notwithstanding the foregoing, no such consent shall be required under this Section 6.10 to the extent disclosure may be required by applicable Law or any requirements of any securities exchange or any listing or trading agreement, in which case the disclosing Party shall provide the non-disclosing party with at least one (1) Business Day prior written notice of such press release, public announcement or other disclosure and the non-disclosing Party shall have the right to review such press release, public announcement or other disclosure prior to its issuance and the disclosing party shall consider in good faith (but shall not be required to accept) any comments to such disclosure. The foregoing covenants shall survive for a period of time commencing on the Closing Date and ending two (2) years thereafter.

Section 6.11 Intentionally Omitted.

Section 6.12 Further Assurances. Each of the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required (a) to carry out the provisions of this Agreement, and (b) to give effect to the Transactions. The foregoing covenant shall survive for a period of time commencing on the Closing Date and ending six (6) years thereafter.

Section 6.13 Data Room. As promptly as practicable (but within five Business Days) following the Closing, Seller shall, at Seller’s sole cost and expense, cause true and complete electronic records of the Data Room as of the Closing Date to be delivered and made available to Buyer, in such number and medium as reasonably requested by Buyer.

Section 6.14 Confidentiality.

(a) Upon the Closing, without further action of the Parties hereto or thereto, the Confidentiality Agreement shall terminate and be of no further force or effect as to Buyer and its Affiliates.

(b) After the Closing (except as required by Law, a routine regulatory examination, or as authorized in a prior writing by the party whose Confidential Information is the subject of disclosure) and until the date that is two (2) years thereafter, Seller shall maintain, and shall cause its Affiliates to maintain, as confidential and shall not use or disclose any Confidential Information relating to Buyer or any Group Company. In the event Seller or Seller’s Affiliates is required by Law or routine regulatory examination to disclose any Confidential Information, Seller, except as otherwise prohibited by applicable Law, shall promptly notify in writing the other party(ies) whose Confidential Information is the subject of disclosure, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with such party(ies) to preserve the confidentiality of such information.

(c) As used in this Section, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, research or development of any of Buyer (that has been made available to Seller in connection with this Agreement) or any Group Company. In furtherance and not in limitation of the foregoing, Confidential Information includes the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors, dependent contractors, or other business relations and their confidential information; (iii) trade secrets, know-how, proprietary computer source code, and data and databases relating thereto; and (iv) inventions, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related confidential or proprietary information (whether or not patentable). Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that (A) is generally available to the public prior to the Closing Date, (B) becomes generally available to the public after the Closing Date, other than as a result of the actions of Seller or any of its Affiliates, (C) becomes available to Seller or any of its Affiliates on a non-confidential basis from a source that, to Seller’s knowledge, did not acquire such information from any other Person on a confidential basis or (D) is independently developed by Seller or any of its Affiliates without use of or reference to Confidential Information.

Article VII
INTENTIONALLY OMITTED

Article VIII
INTENTIONALLY OMITTED

Article IX
SURVIVAL; CERTAIN REMEDIES

Section 9.1 Survival.

(a) Except in the case of Fraud, none of the representations or warranties contained in this Agreement (other than the representations and limitations set forth in Section 5.10 which shall survive the Closing) will survive beyond the Closing. Except in the case of Fraud, no claim for breach of any representation or warranty, detrimental reliance or other right or remedy (whether based in contract, in tort or at law or in equity) based upon a breach of any representation or warranty set forth in this Agreement may be brought after the Closing with respect thereto, and there will be no Liability in respect thereof, whether such Liability has accrued prior to, on or after the Closing. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Buyer hereby irrevocably and unconditionally acknowledges and agrees that, except in the event of Fraud, the sole and exclusive source of recovery and remedy for any Loss, Liability, cost, expense or damage sustained, suffered or incurred by Buyer or any of its Affiliates (including the Group Companies) or any of their respective Representatives resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by Seller of any representation or warranty set forth in this Agreement, whether such Actions are known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, shall be recovery against the R&W Policy in accordance with the terms thereof. For the avoidance of doubt, no Loss, Liability, cost, expense or damage suffered or incurred by Buyer or any of its Affiliates (including the Group Companies) or any of their respective Representatives resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by Seller of any representation or warranty set forth in this Agreement shall be recoverable through the Final Purchase Price Adjustment, regardless of whether or not the Losses, Liabilities, cost, expenses or damages attributable to such breach, misstatement, misrepresentation, inaccuracy or omission may have otherwise properly been included in the calculation thereof. Notwithstanding anything contained in this Agreement to the contrary, nothing contained in this Agreement shall limit the obligations of any Person pursuant to any non-compete agreement or employment agreement to which such Person is a party, or any rights or remedies of any other Person that is a party thereto.

(b) The covenants and agreements that contemplate actions (or inaction) to be taken (or not taken) after the Closing pursuant to this Agreement or any other Transaction Document (each, a “Post-Closing Covenant”), shall survive the Closing in accordance with their respective terms. For convenience of reference, the date upon which any covenant contained herein shall terminate is referred to herein as the “Covenant Termination Date.” Notwithstanding anything to the contrary in this Agreement or any applicable statute of limitations in no event shall any Party bring any Action, demand or claim relating to the breach of any covenant or agreement following the termination of the applicable Covenant Termination Date. The total aggregate Liability of Seller for any Losses arising out of a breach of any covenant or agreement contained in this Agreement or the other Transaction Documents shall not exceed the Base Price.

(c) For purposes of this Section 9.1, Group Companies shall not include Iconex Canada.

Section 9.2 R&W Policy. The Parties acknowledge that Buyer shall obtain and bind the R&W Policy at the Closing. Buyer acknowledges and agrees that it shall cause any R&W Policy to at all times provide that the applicable R&W Insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller, Iconex Canada or any of their direct or indirect managers, directors, partners, members, stockholders, equityholders, officers, or employees (except in the case of Fraud or “Fraud” (as defined in the Canada Asset Purchase Agreement)). Any costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commission for Buyer’s broker, Taxes related to such R&W Policy and other fees and expenses of such R&W Policy shall be borne by Buyer.

Section 9.3 Release.

(a) Effective as of the Closing, except for the enforcement of any rights or remedies of any Party under this Agreement or any Transaction Document or any Carve-Out Agreement, including in connection with any breach of any Post-Closing Covenant, or in the case of Fraud or “Fraud” (as defined in the Canada Asset Purchase Agreement), Buyer, on its own behalf and on behalf of its (i) direct and indirect equity holders, (ii) Affiliates (including the Company following the Closing) and (iii) Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Releasing Person”), hereby irrevocably, absolutely and unconditionally releases and forever discharges Seller, its past and present direct and indirect equity holders, Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Released Person”) from, and agrees not to assert any Action with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity (“Released Claims”), which have been or could have been asserted against any Buyer Released Person, which any Buyer Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to Seller’s ownership of the Acquired Interests or operation of the Company or the Business.

(b) Effective as of the Closing, except for the enforcement of any rights or remedies of any Party under this Agreement, any Transaction Document or any Carve-Out Agreement, including in connection with any breach of any Post-Closing Covenant, or in the case of Fraud or “Fraud” (as defined in the Canada Asset Purchase Agreement), Seller, on its own behalf and on behalf of its (i) direct and indirect equity holders, (ii) Affiliates and (iii) Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Releasing Person”), hereby irrevocably, absolutely and unconditionally releases and forever discharges each of Buyer and the Company, and their past and present direct and indirect equity holders, Affiliates and Representatives, and each of its and their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Released Person”) from, and agrees not to assert any Action with respect to any Released Claims, which have been or could have been asserted against any Seller Released Person, which any Seller Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to Seller’s ownership of the Acquired Interests or the operation of the Company or the Business.

(c) For the avoidance of doubt, the releases and discharges contained in this Section 9.3 shall not apply to any Liabilities related to Accrued Intercompany Payables and Receivables.

Section 9.4 Waiver of Remedies.

(a) Except in the case of Fraud or “Fraud” (as defined in the Canada Asset Purchase Agreement), the Parties hereby agree that from and after the Closing, (i) no Party shall have any Liability for any Loss for any breach of any representation or warranty set forth in this Agreement or the Canada Asset Purchase Agreement and (ii) neither Iconex Canada nor Canada Buyer shall have any Liability for any Loss for any breach of any representation or warranty set forth in the Canada Asset Purchase Agreement, whether based in contract, tort, strict liability, other Laws or otherwise; provided, however, that nothing in this Agreement shall prevent Buyer from seeking recovery, or recovering, under any R&W Policy in accordance with its terms.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, IN NO EVENT SHALL THIS Section 9.4(b) BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO A THIRD-PARTY CLAIM RELATING TO SUCH OBLIGATION OR WITH RESPECT TO FRAUD or “Fraud” (as defined in the Canada Asset Purchase Agreement).

Section 9.5 Fraud. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement limits any claim for Fraud hereunder or “Fraud” (as defined in the Canada Asset Purchase Agreement) under the Canada Asset Purchase Agreement.

Article X
MISCELLANEOUS

Section 10.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), (c) on the date successfully sent by e-mail if sent during normal business hours of the recipient, or on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to Seller and Buyer, respectively, at the following addresses or e-mail addresses (or at such other address or e‑mail address for Seller and Buyer as shall be specified for such purpose in a notice given in accordance with this Section 10.1):

If to Buyer:

Domtar Paper Company, LLC

100 Kingsley Park Drive

Fort Mill, SC 29715

Email: nancy.klembus@domtar.com

Attn: Nancy Klembus

With a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, N.E., Suite 3000

Atlanta, GA 30308

Email: brinkley.dickerson@troutman.com

brett.hubler@troutman.com

Attn: Brinkley Dickerson Jr.

Brett A. Hubler

If to Seller:

Atlas Receiptco Holdings LLC

c/o New Receiptco Opco LLC

100 Northfield St.

Greenwich, CT 06830

Email: msher@atlasholdingsllc.com

Attn: Michael Sher

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1100 Louisiana, Suite 4100

Houston, TX 77002

Email: jpeters@kslaw.com

kblaszak@kslaw.com

Attn: Jason Peters

Katie Blaszak

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing, expressly states that it is intended to amend this Agreement or waive a right under this Agreement and signed, in the case of an amendment, by each Person signatory hereto, or in the case of a waiver, by the Person who is waiving a right under this Agreement. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in this Article X.

Section 10.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and their respective successors, legal Representatives and permitted assigns. Neither Buyer nor Seller may assign any of their respective rights or delegate any of their respective obligations under this Agreement, without the prior written consent of the others, except (a) assignment by Buyer to its Affiliates, (b) as collateral security, to any lender to Buyer, and Seller agrees to execute and deliver to such lender an acknowledgment of such collateral assignment in form and substance reasonably satisfactory to such lender and Seller, or (c) in connection with a sale of a line of business or a significant portion of the assets of Buyer, a sale of Buyer or a sale of all or substantially all of the assets of Buyer, and any attempted or purported assignment in violation of this Section 10.3 shall be null and void ab initio; provided, however, that Buyer will remain responsible for each of its obligations hereunder. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement other than any Person entitled to indemnity or release under Section 6.6.

Section 10.4 Entire Agreement. This Agreement (including all Appendices, Exhibits and Schedules) and the other Transaction Documents contain the entire agreement between Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 10.5 Fulfillment of Obligations. Any obligation of any Person signatory hereto to any other Person signatory hereto under this Agreement or any of the other Transaction Documents that is performed, satisfied or fulfilled completely by an Affiliate of such Person signatory hereto shall be deemed to have been performed, satisfied or fulfilled by such Person signatory hereto. Each party to each of the Transaction Documents shall cause its Subsidiaries and Affiliates to perform all actions, agreements and obligations set forth herein or therein requiring the performance of any such Subsidiary or Affiliate (including any entity that becomes a Subsidiary or Affiliate of such party on or after the Effective Date).

Section 10.6 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Person signatory hereto incurring such costs and expenses.

Section 10.7 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement is governed by and will be construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. DURING THE PERIOD A LEGAL DISPUTE THAT IS FILED IN ACCORDANCE WITH THIS SECTION IS PENDING BEFORE A COURT, ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO SUCH LEGAL DISPUTE OR ANY OTHER LEGAL DISPUTE, INCLUDING ANY COUNTERCLAIM, CROSS-CLAIM OR INTERPLEADER, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. EACH PARTY HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (i) SUCH PARTY IS NOT SUBJECT THERETO, (ii) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (iii) SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (iv) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (v) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY OF THE OTHER TRANSACTION DOCUMENTS. EACH PARTY HERETO EACH HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK

TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 10.7(c).

Section 10.8 Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, Buyer, in the case of a breach by Seller, and Seller, in the case of a breach by Buyer, shall be entitled to seek equitable relief, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement.

Section 10.9 Disclosure Schedules. No information or exceptions to any representations or warranties disclosed on any section or subsection of the Seller Disclosure Schedules or the Buyer Disclosure Schedules (collectively, the “Disclosure Schedules”) shall constitute an exception to any other representations or warranties made in this Agreement, unless such exception is disclosed as provided herein on each such other applicable section or subsection of the Disclosure Schedules or the applicability of such disclosure is readily apparent on its face as an exception to such other representation or warranty. The mere inclusion of any item in any section or subsection of any of the Disclosure Schedules, as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by any of the Parties, as applicable, or to otherwise imply, to any Person who is not a Party or an Affiliate thereof that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or that such item represents a determination that the Transactions require the consent of any third party. The sections or subsections of the Disclosure Schedules are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement. Matters disclosed in any section or subsection of any of Seller Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. To the extent cross references are set forth in any section or subsection of any of Seller Disclosure Schedules, such cross-references are intended solely for convenience and are by no means intended as a statement of limitation as to where disclosure is relevant or appropriate, and any information set forth in one section or subsection of such Seller Disclosure Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face. The reference to any Contract or other documents or materials in any section or subsection of any of the Disclosure Schedules shall be deemed to incorporate by reference all terms and conditions of, and schedules and annexes to, such Contract or other document to the extent made available, prior to the Effective Date, to Buyer or Seller, as applicable. Headings inserted in the sections or subsections of any of the Disclosure Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the Sections or subsections as set forth in this Agreement.

Section 10.10 Non-Recourse. Other than in the case of Fraud, this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Other than in the case of Fraud, except for the Parties, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any Liability for any obligations or Liabilities of any Party under this Agreement or for any claim or Action based on, in respect of or by reason of breach or violation of this Agreement. Other than in the case of Fraud, except for the parties thereto, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party thereto or of any Affiliate of any such party, or any of their successors or permitted assigns, shall have any Liability for any obligations or Liabilities of such party under any Transaction Document (other than this Agreement) or for any claim or Action based on, in respect of or by reason of breach or violation of any Transaction Document (other than this Agreement).

Section 10.11 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 10.12 Electronic Delivery. This Agreement, the other Transaction Documents, and any other signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail in portable document format or similar format, including DocuSign (any such delivery, an “Electronic Delivery”), shall be treated in all manners and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any other such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them (by means other than Electronic Delivery) to all other parties. No party hereto or to any other such agreement or instrument shall raise (a) the use of Electronic Delivery to deliver a signature, or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Section 10.13 Headings. The heading references herein and the table of contents hereof are for convenience purposes only and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.14 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15 Waiver of Conflicts and Privilege.

(a) After the Closing, it is possible that King & Spalding LLP (“K&S”) will represent Seller or its Affiliates (collectively, the “Seller Group”) in connection with the Transactions. Buyer and Seller hereby agree that K&S (or any successor) may represent all or a portion of the Seller Group or any director, member, manager, partner, officer, employee, other Representative or Affiliate of the Seller Group (any such Person, a “Designated Person”) in the future in connection with issues that may arise under this Agreement, including in connection with any Action or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions (the “Post-Closing Representation”). Each of the Parties consents to the Post-Closing Representation and waives any conflict of interest arising therefrom to the extent such conflict of interest is capable of being cured through consent and waiver, and each Party will cause any controlled Affiliate thereof to consent to waive any such conflict of interest arising from such Post-Closing Representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so.

(b) In connection with any Post-Closing Representation, including in connection with a dispute with Buyer and, following the Closing, with the Group Companies, Buyer waives, and agrees to cause the Group Companies to waive, as applicable, any attorney-client privilege with respect to any communication between K&S and any Designated Person regarding the Transactions and occurring during the period of time up to and through the Closing (collectively, “Deal Communications”), it being the intention of the Parties that following the Closing all such rights to such attorney-client privilege and to control such attorney-client privilege with respect to Deal Communications shall be exclusively vested in and belong to Seller; provided, however, that the foregoing waiver and acknowledgement of retention shall not extend to (i) any communication not involving this Agreement, the other Transaction Documents or the Transactions, or (ii) to communications with any Person other than the Designated Persons and their advisors. For the sake of clarity, nothing contained in this Section 10.15 shall prohibit Buyer from asserting (but not waiving without the prior written consent of Seller) attorney-client privilege with respect to Deal Communications to avoid disclosure to a third party. For the purposes of this Section 10.15(b), Group Companies will not include Iconex Canada.

Signature Pages Follow.

IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized Representative of each signatory set forth below as of the Effective Date.

SELLER:

ATLAS RECEIPTCO HOLDINGS LLC

By:

Name:

Title:

BUYER:

Domtar Paper Company, LLC

By:

Name:

Title:

MUTUAL NON-COMPETITION, NON-SOLICITATION

AND NON-DISCLOSURE AGREEMENT

August 23, 2024

This MUTUAL NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (this “Agreement”), dated as of the date first written above, is made and entered into by and among Atlas Receiptco Holdings LLC, a Delaware limited liability company (“Atlas US”), Atlas Receiptco Holdings (International) LP, a Delaware limited partnership (“Atlas International”), Iconex (Canada) Ltd., a corporation formed under the laws of British Columbia, Canada (“Iconex Canada” and together with Atlas US and Atlas International, collectively, the “Purchase Agreement Sellers”), New Receiptco Opco LLC, a Delaware limited liability company (“New Receiptco”, and together with the Purchase Agreement Sellers “Sellers”), Skyfall Buyer, LLC, a Delaware limited liability company (“Buyer”), Atlas FRM LLC (dba Atlas Holdings LLC), a Delaware limited liability company (“Atlas”) and Wynnchurch Capital, L.P. (“Wynnchurch”). As the context of this Agreement requires, each of Sellers, Buyer, Atlas and Wynnchurch may be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, this Agreement is ancillary to the transactions contemplated by that certain Equity Purchase Agreement (the “Purchase Agreement”), dated as of June 20, 2024, by and among Buyer and Purchase Agreement Sellers;

WHEREAS, capitalized terms used in this Agreement without definition have the meanings given to them in the Purchase Agreement;

WHEREAS, subject to the terms and conditions set forth in the Purchase Agreement, Purchase Agreement Sellers have agreed to sell, transfer and assign to Buyer, and Buyer has agreed to purchase, or cause to be purchased, from Purchase Agreement Sellers (i) the Iconex Interests, (ii) the International Target Interests, and (iii) the Canada Target Interests;

WHEREAS, immediately prior to the Closing, Iconex will consummate the Reorganization, such that, among other things, all of the assets of Iconex and its Subsidiaries Related to the Receipts Business (as defined in the US Contribution Agreement) will be separated from the Business;

WHEREAS, following the Reorganization, all of the assets of Iconex and its Subsidiaries Related to its Receipts Business will be held by New Receiptco (or a Subsidiary of New Receiptco) for the operation of the Receipts Business currently being operated in North America (the “Retained Business”);

WHEREAS, after giving effect to the Reorganization and the Closing, Buyer and its Subsidiaries will own and operate the Business (the “Acquired Business”);

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WHEREAS, the Parties will realize substantial benefit as a consequence of the consummation of the transactions contemplated by the Purchase Agreement;

WHEREAS, Sellers understand that Buyer’s willingness to consummate the transactions contemplated by the Purchase Agreement is contingent on Sellers’ and Atlas’s execution of and compliance with this Agreement, and Sellers and Atlas are entering into this Agreement with the intent to induce Buyer to enter into and consummate the Purchase Agreement;

WHEREAS, Buyer understands that Sellers’ willingness to consummate the transactions contemplated by the Purchase Agreement is contingent on Buyer’s and Wynnchurch’s execution of and compliance with this Agreement, and Buyer and Wynnchurch are entering into this Agreement with the intent to induce Sellers to enter into and consummate the Reorganization and the Purchase Agreement; and

WHEREAS, in order to adequately protect the interests of the Parties, including the goodwill of the Acquired Business and the Retained Business, it is essential that the Parties enter into this Agreement.

AGREEMENT

NOW THEREFORE, for the consideration set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers, Buyer, Atlas, and Wynnchurch intending to be legally bound, hereby agree as follows:

1. Confidential Information, Non-Competition, Non-Solicitation and Non-Disparagement.

(a) Definitions. For the purposes of this Agreement:

“Acquired Business Confidential Information” means the Confidential Information of the Acquired Business.

“Closing Date” means the date of this Agreement.

“Confidential Information” means any confidential or proprietary information (whether or not specifically labeled or identified as “confidential” or “proprietary”) in any form or medium (whether merely observed or remembered or embodied in tangible or intangible form) relating to the Acquired Business or the Retained Business, as applicable, including, but not limited to, internal business information, methods of operation, products, technology, inventions, trade secrets, commercial secrets, know-how, discoveries, software, marketing methods and sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, designs, specifications, components, schematics, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals and other training materials, marketing, distribution and installation information, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and

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pricing strategies, costs, fees, employee, customer and client non-public personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters; provided, however, that Confidential Information does not include information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, (iii) becomes available to Buyer or the Acquired Companies (with respect to Retained Business Confidential Information) or Sellers (with respect to Acquired Business Confidential Information), or, in each case, any of their Representatives, on a non-confidential basis from a source other than the Acquired Business or the Retained Business, as applicable, provided that such source is not known by the party receiving such information to be bound by or subject to a confidentiality obligation with respect to such information, or (iv) is independently developed by Buyer or the Acquired Companies (with respect to Retained Business Confidential Information) or Sellers (with respect to Acquired Business Confidential Information), or in each case, any of their Representatives, after the Closing Date without use of or reference to any other Confidential Information as demonstrated by the party who independently developed such information.

“International Receipts Business” means the (A) printing, manufacturing and distributing point of sale receipt roll products (the “Primary Receipts Business”), and (B) distribution and sale of thermal transfer ribbons, cleaning cartridges, and other products ancillary to the Primary Receipts Business (the “Value Adjacent Items”, and together with the Primary Receipts Business, the “Receipts Business”).

“International Receipts Territory” means all of Europe.

“Key Labels Employees” means employees set forth on Schedule 1(a) attached hereto.

“Labels Territory” means all of North America, all of Europe, Australia, New Zealand and any other location in which any Group Company conducted material Labels Business (as defined in the US Contribution Agreement) during the 12-month period prior to the Effective Date.

“Receipts Business” has the meaning given to such term in the US Contribution Agreement.

“Restricted Affiliate” means any Affiliate or future Affiliate of a Party, including (x) with respect to Atlas, any controlled portfolio company of Atlas (or the funds managed by Atlas or its Affiliates), and (y) with respect to Wynnchurch, any controlled portfolio company of Wynnchurch (or the funds managed by Wynnchurch or its Affiliates).

“Retained Business Confidential Information” means the Confidential Information of the Retained Business.

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“Retained Business Territory” means all of North America.

“Term” means the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, except as it relates to Atlas and Wynnchurch, in which case such period shall end on the second (2nd) anniversary of the Closing Date.

(b) Confidential Information.

(i) Non-Disclosure by Sellers and Atlas. Each Seller and Atlas hereby agree and covenant that such Party will not use, and will cause its Subsidiaries (and with respect to Atlas, its Restricted Affiliates) who have received Confidential Information, not to use, and will not permit access to, any Acquired Business Confidential Information, or disclose any Acquired Business Confidential Information to any Person. Sellers and Atlas shall take commercially reasonable steps to safeguard such Acquired Business Confidential Information and protect it against disclosure or misuse in violation of this Section 1(b), and shall use at least the same degree of care as such party would use to protect its own confidential information. Notwithstanding anything to the contrary herein, as it relates to Atlas, this Section 1(b)(i) shall only survive during the Term. The provisions of this Section 1(b)(i) will not apply to any Acquired Business Confidential Information that, subject to Section 1(b)(ii), is required to be disclosed by applicable Law. Nothing in this Agreement shall diminish the rights of Buyer or any of its Affiliates regarding the protection of trade secrets and other intellectual property pursuant to applicable Law.

(ii) Notice to Buyer. In the event that Sellers or Atlas are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Acquired Business Confidential Information, Sellers, or Atlas, as applicable, shall give Buyer prompt written notice of such request or requirement (unless such notice is prohibited by Law) so that Buyer may, at Buyer’s expense, seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and Sellers, or Atlas, as applicable, at Buyer’s sole cost and expense, shall cooperate with Buyer to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the relevant provisions of this Agreement, Sellers or Atlas, as applicable, will furnish only that portion of the Acquired Business Confidential Information which is legally requested or required (based on the advice of such party’s counsel) to be disclosed, and, at Buyer’s sole cost and expense, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Acquired Business Confidential Information will be afforded confidential treatment.

(iii) Non-Disclosure by Buyer and Wynnchurch. Buyer and Wynnchurch hereby agree and covenant that such Party will not use, and will cause its Subsidiaries (and with respect to Wynnchurch, its Restricted Affiliates) who have received Confidential Information not to use any Retained Business Confidential Information or disclose any Retained Business Confidential Information to any Person, without the prior written consent of Sellers. Buyer and Wynnchurch shall take commercially reasonable steps to

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safeguard such Retained Business Confidential Information and protect it against disclosure or misuse in violation of this Section 1(b), and shall use at least the same degree of care as such Party would use to protect its own confidential information. Notwithstanding anything to the contrary herein, as it relates to Wynnchurch, this Section 1(b)(iii) shall only survive during the Term. The provisions of this Section 1(b) will not apply to any Retained Business Confidential Information that, subject to Section 1(b)(iv), is required to be disclosed by applicable Law. Nothing in this Agreement shall diminish the rights of Sellers or any of their Affiliates regarding the protection of trade secrets and other intellectual property pursuant to applicable Law.

(iv) Notice to Sellers. In the event that Buyer or Wynnchurch is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Retained Business Confidential Information, Buyer or Wynnchurch, as applicable, will give Sellers prompt written notice of such request or requirement (unless such notice is prohibited by law) so that Sellers may, at Sellers’ expense, seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and Buyer or Wynnchurch, as applicable, at Sellers’ sole cost and expense, will cooperate with Sellers to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained or Sellers waive compliance with the relevant provisions of this Agreement, Buyer or Wynnchurch, as applicable, will furnish only that portion of the Retained Business Confidential Information which is legally requested or required (based on the advice of such party’s counsel) to be disclosed, and shall, at Sellers’ sole cost and expense, use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Retained Business Confidential Information will be afforded confidential treatment.

(v) Dual Representatives. Each Party acknowledges certain directors, officers, and employees who serve on the board of directors (or similar governing body) of Buyer or Sellers or one or more of their respective Subsidiaries may also serve as a representative of a Restricted Affiliate of Wynnchurch or Atlas, as applicable (a “Dual Representative”), and no such Restricted Affiliate will be deemed to have received Confidential Information solely as a result of such dual role of any such Dual Representative, provided that such Dual Representative shall not have directly or indirectly disclosed any Confidential Information to such Restricted Affiliate or otherwise used Confidential Information for the benefit of such Restricted Affiliate.

(c) Non-Competition, Non-Solicitation, Non-Disparagement and Non-Acquisition.

(i) Acknowledgment. Atlas and Sellers acknowledge that the Business is conducted throughout the Labels Territory and the International Business is conducted in portions of the International Receipts Territory, and that, to protect adequately the interests of Buyer in the Acquired Business and the goodwill of the Acquired Business, it is essential that any non-competition covenant, with respect to the Business, cover the Business and the entire Labels Territory and, with respect to the International Receipts Business, cover the International Receipts Business and the entire International Receipts Territory, in each case, for the duration of the Term. Atlas and Sellers agree that the covenants contained in

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Section 1(b) and Section 1(c) are necessary for the protection of the goodwill of Buyer’s business and Buyer’s other legitimate business interests, are reasonable in scope, content and duration and are in partial consideration for Buyer’s agreement to consummate the transactions contemplated by the Purchase Agreement. Buyer and Wynnchurch acknowledge that the Retained Business is conducted throughout the Retained Business Territory and that, to protect adequately the interests of Sellers in the Retained Business and goodwill of the Retained Business, it is essential that any non-competition covenant with respect thereto cover the Retained Business and the entire Retained Business Territory for the duration of the Term. Buyer and Wynnchurch agree that the covenants contained in Section 1(b) and Section 1(c) are necessary for the protection of the goodwill of Sellers’ business and Sellers’ other legitimate business interests, are reasonable in scope, content and duration and are in partial consideration for Sellers’ agreement to consummate the transactions contemplated by the Purchase Agreement. If it is ever held by a court of competent jurisdiction that the provisions of Section 1(b) or Section 1(c) are overly broad or unenforceable in any respect, each Party agrees and intends that such court modify such provisions or impose lesser restrictions which such court may consider to be fair, reasonable, necessary or appropriate to properly protect the Parties under the circumstances. If any court of competent jurisdiction determines that any of the provisions of Section 1(b) or Section 1(c), or any part thereof, is invalid or unenforceable, the remainder of the section and this Agreement will not thereby be affected and shall be given full effect, without regard to the invalid portions. Each Party has carefully considered the nature and the extent of the restrictions set forth herein and acknowledges that the same are reasonable with respect to scope and duration. Each Party recognizes and agrees that the restrictions set forth herein are being entered into in connection with the transactions contemplated by the Purchase Agreement among Buyer and Sellers, and the Parties would not be entering into this Agreement absent such restrictions and the full commitment of the Parties to abide by such restrictions.

(ii) Sellers Non-Competition Covenant. Each Seller hereby agrees and covenants that, during the Term, such Seller shall not and shall cause its Subsidiaries not to, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for or be or become engaged or involved in all or any portion of the Business in the Labels Territory, or all or any portion of the International Business in the International Receipts Territory, including by being or becoming a direct or indirect owner, co-owner, investor, lender, partner, joint venturer, stockholder, consultant, agent, supplier, licensor or advisor of, to or with any Person engaged or involved in all or any portion of the Business (in the Labels Territory) or all or any portion of the International Business (in the International Receipts Territory), as applicable; provided, however, nothing herein shall preclude any Seller or any of their Subsidiaries from: (A) owning two percent (2%) or less of the outstanding stock or other securities of any Person; (B) exercising its rights, performing or complying with its obligations under this Agreement or any of the other Transaction Documents; (C) engaging in the Retained Business (but not in the International Receipts Territory) or (D) acquiring or investing in, directly or indirectly, any business (regardless of the form of the underlying transaction) which is engaged or involved in the Acquired Business in the Labels Territory or the International Receipts Territory so long as (1) such business is not a Prohibited Target, (2) no more than twenty percent (20%) of the revenues of such business for the twelve most recently completed calendar months prior

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to such acquisition or investment were attributable to such business’s Acquired Business activities; and (3) Seller or its Subsidiary, as applicable, uses reasonable best efforts to sell, transfer or otherwise dispose of the Acquired Business portion(s) of such business prior to the date that is twelve (12) months following the consummation of such acquisition or investment, including the engagement of a reputable investment banker and diligently pursues such sale, transfer or disposition until completion.

(iii) Buyer Non-Competition Covenant. Buyer hereby agrees and covenants that, during the Term, Buyer shall not and shall cause its Subsidiaries not to, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for or be or become engaged or involved in the Retained Business in the Retained Business Territory, including by being or becoming an owner, co-owner, investor, lender, partner, joint venturer, stockholder, consultant, agent, supplier, licensor or advisor of, to or with any Person engaged or involved in all or any portion of the Retained Business in the Retained Business Territory; provided, however, nothing herein shall preclude Buyer or any of its Subsidiaries from: (A) owning two percent (2%) or less of the outstanding stock or other securities of any Person; (B) exercising its rights, performing or complying with its obligations under this Agreement or any of the other Transaction Agreements; (C) engaging in any of the Business or the International Business (but not in the Retained Business Territory) or (D) acquiring or investing in, directly or indirectly, any business (regardless of the form of the underlying transaction) which is engaged or involved in the Retained Business in the Retained Business Territory so long as (1) no more than twenty percent (20%) of the revenues of such business for the twelve most recently completed calendar months prior to such acquisition or investment were attributable to such business’s Retained Business activities; and (2) Buyer or its Subsidiary, as applicable, uses reasonable best efforts to sell, transfer or otherwise dispose of the Retained Business portion(s) of such business prior to the date that is twelve (12) months following the consummation of such acquisition or investment, including the engagement of a reputable investment banker and diligently pursues such sale, transfer or disposition until completion.

(iv) Non-Solicitation and Non-Hire of Employees. Each Seller hereby agrees and covenants that, during the period commencing on the date hereof and ending on the third (3rd) anniversary of the date hereof (the “Non-Solicitation Term”), such Seller shall not and shall cause its Subsidiaries not to (on behalf of such Seller or any other Person), directly or by coordinating with others, (x) solicit, interview or recruit (A) any employee of Iconex (other than the New Receiptco Employees), International Target or Canada Target or any of their Subsidiaries, (B) any other Person who is then employed by Buyer or any of its Subsidiaries (including Iconex (but excluding the New Receiptco Employees), International Target or Canada Target), or encourage any such Person to leave the employment of Buyer or any of its Subsidiaries (including Iconex, International Target or Canada Target) (the employees referred to in the foregoing clauses (A) and (B), the “Acquired Employees”) or (y) hire, engage, retain, employ, or attempt to hire, engage, retain, or employ, any Acquired Employee; provided, however, that, (1) for the purposes of this Section 1(c)(iv), solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed at the Acquired Employees, (2) this Section 1(c)(iv) shall not restrict such Seller or its Subsidiaries from soliciting or hiring any Person whose employment with Buyer (or its

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Subsidiaries) has been terminated for six (6) months, and (3) this Section 1(c)(iv) shall not restrict such Seller or its Subsidiaries from soliciting or hiring any New Receiptco Employee. During the Term, Atlas shall not, and shall cause its Restricted Affiliates not to, hire, engage, retain, employ, or attempt to hire, engage, retain, or employ any Key Labels Employee; provided, however, the foregoing shall not restrict Atlas or its Restricted Affiliates from soliciting or hiring any Person whose employment with Buyer (or its Subsidiaries) has been terminated for six (6) months.

(v) Buyer Non-Solicitation and Non-Hire of Employees. Buyer hereby agrees and covenants that, during the Non-Solicitation Term, Buyer shall not and shall cause its Subsidiaries not to (on behalf of Buyer or any other Person), directly or by coordinating with others, (x) solicit, interview or recruit (A) any employee of Sellers or any of their Subsidiaries, (B) any other Person who is then employed by Sellers or any of its Subsidiaries (including New Receiptco), or encourage any such Person to leave the employment of Sellers or any of their Subsidiaries (including New Receiptco) (the employees referred to in the foregoing clauses (A) and (B), the “Retained Employees”) or (y) hire, engage, retain, employ, or attempt to hire, engage, retain or employ, any Acquired Employee; provided, however, that, (1) for the purposes of this Section 1(c)(v), solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed at the Retained Employees and (2) this Section 1(c)(v) shall not restrict such Seller or its Subsidiaries from soliciting or hiring any Person whose employment with Sellers (or their respective Subsidiaries) has been terminated for six (6) months.

(vi) Seller Non-Disparagement. Each Seller hereby agree and covenant that they shall not, and shall cause their respective Subsidiaries not, at any time during the Term, to directly or indirectly, make, publish or communicate to any Person or entity or in any public forum any critical, derogatory, negative, knowingly false, defamatory or disparaging remarks, comments or statements concerning the Business, Iconex, International Target, Canada Target, Buyer or any of Buyer’s brands, products, services, officers, directors and employees, and Affiliates. This Section 1(c)(vi) does not in any way restrict or impede any Person from exercising protected rights as set forth in Section 2, to the extent that such rights cannot be waived by agreement, or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that permitted by Section 2 or required by the Law, regulation or order.

(vii) Buyer Non-Disparagement. Buyer hereby agrees and covenants that it shall not, and shall cause its Subsidiaries, at any time during the Term, to directly or indirectly, make, publish or communicate to any Person or entity or in any public forum any critical, derogatory, negative, knowingly false, defamatory or disparaging remarks, comments or statements concerning the Retained Business, Sellers, or any of Sellers’ brands, products, services, officers, directors and employees, and Affiliates. This Section 1(c)(vii) does not in any way restrict or impede any Person from exercising protected rights as set forth in Section 2, to the extent that such rights cannot be waived by agreement, or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction

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or an authorized government agency, provided that such compliance does not exceed that permitted by Section 2 or required by the Law, regulation or order.

(viii) Seller and Atlas Non-Acquisition. Atlas and each Seller hereby agree and covenant that, during the period commencing on the date hereof and continuing through and including the third (3rd) anniversary of the date hereof, each party shall not, and shall cause their respective Subsidiaries (and with respect to Atlas, its Restricted Affiliates) not to, directly or indirectly, individually or with others, acquire (whether by merger, equity acquisition, asset acquisition or otherwise), invest in, lend money to, enter into a profit sharing arrangement with or own or participate in the ownership of, any Prohibited Target. For purposes of this Section 1(c)(viii), “Prohibited Target” means (A) StickyPOS / Documotion, Research, Inc., (B) ID Images, (C) Omni Systems, (D) Beontag, (E) Heartland Label Printers, (F) Smith Corona, (G) RR Donnelly and (H) Buckeye Paper; provided, however, none of Sellers, nor Atlas nor their respective Restricted Affiliates shall be prohibited from acquiring all or any portion of RR Donnelly (any such transaction, a “Permitted Transaction”) so long as, Sellers, Atlas or their respective Subsidiaries (or with respect to Atlas, its Restricted Affiliates), as applicable, use reasonable best efforts to sell, transfer or otherwise dispose of the Acquired Business portion(s) of RR Donnelly (if acquired as part of such acquisition) prior to the date that is twelve (12) months following the consummation of such acquisition, including the engagement of a reputable investment banker and diligently pursues such sale, transfer or disposition until completion.

It is understood and agreed that Atlas is affiliated with certain other entities that engage in direct private equity investing (the “Related Funds”) and have or may have equity interests in other entities (“Portfolio Companies”). Buyer acknowledges that (1) Atlas and its Related Funds are engaged in the business of investing in securities and private equity investments and that, in the ordinary course of business, Atlas and its Related Funds pursue, acquire, invest in, manage, do business with and serve on the boards of companies, and (2) except as expressly provided in this Agreement, this Agreement shall not prevent Atlas, its Related Funds or any of their respective Portfolio Companies (other than Sellers) from investing in, doing business or entering into any agreement with, evaluating or engaging in, managing and/or acquiring any business that may be in direct or indirect competition with the Acquired Business.

2. Injunctive Relief. Each Party recognizes and acknowledges that any breach or violation by such Party (a “Breaching Party”) of the provisions contained in this Agreement may cause irreparable harm and material loss and damage to the other Parties (the “Non-Breaching Parties”) and that any remedy at law may be inadequate. Accordingly, each Party acknowledges and agrees that: (a) issuance of temporary, preliminary and permanent injunctive relief, specific performance or other equitable remedy shall be an appropriate remedy for any such breach in addition to any other remedies available at law or in equity; (b) any court of competent jurisdiction may enjoin any breach or violation of this Agreement upon the request of a Non-Breaching Party, and each Breaching Party specifically releases the Non-Breaching Parties from the requirement of posting bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by Law; and (c) any breach or violation by a Breaching Party of any of the provisions of Section 1(c) of this Agreement shall extend the applicable term by a period equal to the duration of such breach or violation. Nothing contained in this Agreement shall be construed as prohibiting a

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Non-Breaching Party from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by a Breaching Party against a Non-Breaching Party or a Restricted Affiliate of a Non-Breaching Party (as applicable), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of Section 1.

3. Other Remedies. If any Party institutes any legal suit, action, or proceeding against another Party arising out of or relating to this Agreement, the prevailing Party in a final, non-appealable judgment regarding the suit, action, or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting or defending the suit, action, or proceeding, including reasonable attorneys’ fees , even if not recoverable by law. If any Party violates any of the restrictions contained in Section 1, the period of restriction will be deemed to be extended for a period of time equivalent to the time such Party was in violation of any of the restrictions in Section 1 and will not run in favor of such Party until such time that such Party cures the violation.

4. Release. In consideration of the receipt by Sellers and Atlas of substantial cash payments, significant benefits and other valuable consideration, each Seller and Atlas, on behalf of themselves, their respective Subsidiaries (or with respect to Atlas, its Restricted Affiliates), successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Buyer, each member of the Group Companies and each of their respective former or present Restricted Affiliates, officers, directors, employees, equityholders, agents, successors, and assigns from, and hereby unconditionally and irrevocably waives, any and all losses, claims, rights, and causes of action of any kind or nature whatsoever (collectively, “Claims”) that Releasors may have had, may now have, or may hereafter have against any of them by reason of acts or omissions to act of any nature and kind whatsoever that occurred, in whole or in part, prior to or on the date hereof, whether known or unknown and whether arising under contract, tort, statute, or otherwise, including any such Claims that arise out of or relate to Releasor’s capacity as a direct or indirect holder of equity securities of the Group Companies or the operation, management or control of the Group Companies, in each case, on or prior to the date hereof. Sellers and Atlas hereby represent that each such party has not instituted or filed, and hereby agrees that it shall not institute or file, any lawsuit of any kind whatsoever, or any complaint or charge, against any member of the Group Companies or any of their former or present Restricted Affiliates, officers, directors, employees, equityholders, agents, successors, or assigns, under any federal, state or local statute, rule, regulation or principle of common law with respect to the matters released, discharged, or waived hereby. Sellers and Atlas further represent that each such party has not conveyed, transferred or assigned any Claims released, discharged, or waived hereby to a third party. Notwithstanding the foregoing, nothing contained in this Section 4 shall affect the rights of the Releasors arising under this Agreement, the Purchase Agreement or any other Transaction Document.

5. Miscellaneous.

(a) Governing Law. This Agreement, and all disputes, claims or controversies arising under, in connection with or relating to this Agreement, the relationship of the Parties, and/or the interpretation or enforcement of the rights and duties of the Parties, is governed by and will be

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construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Submission to Jurisdiction; Selection of Forum. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. DURING THE PERIOD A LEGAL DISPUTE THAT IS FILED IN ACCORDANCE WITH THIS SECTION IS PENDING BEFORE A COURT, ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO SUCH LEGAL DISPUTE OR ANY OTHER LEGAL DISPUTE, INCLUDING ANY COUNTERCLAIM, CROSS-CLAIM OR INTERPLEADER, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. EACH PARTY HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (i) SUCH PARTY IS NOT SUBJECT THERETO, (ii) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (iii) SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (iv) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, OR (v) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

(c) Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS (INCLUDING THE DEBT FINANCING AND THE DEBT COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED THEREBY). EACH PARTY HERETO EACH HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 5(c).

(d) Entire Agreement; Amendment; Waiver. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof, and constitutes the entire agreement among the Parties with respect thereto. This Agreement may not be amended, modified or supplemented except by mutual written agreement executed by each of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any

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waiver constitute a continuing waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in this Agreement.

(e) Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(f) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), (c) on the date sent by e-mail (with confirmation of transmission, including an automated confirmation of receipt) if sent during normal business hours of the recipient, or on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to Sellers and Buyer, respectively, at the following addresses or email addresses (or at such other address or email address for Sellers and Buyer as shall be specified for such purpose in a notice given in accordance with this Section 5(f)):

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To Buyer: Skyfall Buyer, LLC

c/o M2S Group Holdings, Inc.

825 E. Wisconsin Ave.

Appleton, WI 54912

Attention: Paul Charapata and Robert Beckwith

E-mail: pcharapata@nekoosa.com

rbeckwith@nekoosa.com

with copies (which shall not constitute notice) to:

Wynnchurch Capital L.P.

6250 N. River Road, Suite 10-100

Rosemont, IL 60018

Attention: Greg Gleason, Brian Riordan and Kevin Hanley

E-mail: ggleason@wynnchurch.com

briordan@wynnchurch.com

khanley@wynnchurch.com

and

Foley & Lardner LLP

500 Woodward Ave., Suite 2700

Detroit, MI 48226

Email: OLucia@foley.com

GLucaj@foley.com

Attn: Omar Lucia

Gjina Lucaj

To Sellers or Atlas Atlas Receiptco Holdings LLC

100 Northfield

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Greenwich, CT 06830

Email: msher@atlasholdingsllc.com

Attn: Michael Sher

with a copy (which shall King & Spalding LLP

not constitute notice) to: 1100 Louisiana, Suite 4100

Houston, Texas 77002

Email: jpeters@kslaw.com

kblaszak@kslaw.com

Attn: Jason M. Peters

Katie Blaszak

(g) Binding Effect; Assignment. No assignment, delegation or transfer by any Party of such Party’s rights or obligations hereunder shall be effective or made except with the prior written consent of each of the other Parties, and any attempted or purported assignment, delegation, or transfer will be null and void and of no force or effect. Notwithstanding the foregoing, Buyer may sell, assign or otherwise transfer this Agreement (i) to any Person that purchases all or any material portion of the Business or (ii) collaterally to its debt financing sources. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

(h) Interpretation; Rules of Construction. Section 1.4 (Other Definitional Provisions) of the Purchase Agreement shall be incorporated herein by this reference and shall govern this Agreement.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .PDF or email transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

* * * * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, effective as of the date first written above.

SELLERS

ATLAS RECEIPTCO HOLDINGS LLC

By:

Ira Genser, Chief Financial Officer & Treasurer

ATLAS RECEIPTCO HOLDINGS (INTERNATIONAL) LP

By: Atlas Capital GP II (International) LP, its general partner

By: Atlas Capital Resources GP II (International) LLC, its general partner

By: Atlas GP Global Holdings LLC, its manager

By:

Timothy J. Fazio, Managing Partner

ICONEX (CANADA) LTD.

By:

Ira Genser, Chief Financial Officer

NEW RECEIPTCO OPCO LLC

By:

Signature Page to Mutual Non-Competition, Non-Solicitation and Non-Disclosure Agreement

Ira Genser, Chief Financial Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, effective as of the date first written above.

BUYER

SKYFALL BUYER, LLC

By:

Paul Charapata, President and Secretary

WYNNCHURCH

WYNNCHURCH CAPITAL, L.P.

By:

Greg Gleason, Managing Partner

Signature Page to Mutual Non-Competition, Non-Solicitation and Non-Disclosure Agreement